UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NextEra Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2016

Annual Meeting and

Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

NextEra Energy, Inc.

P.O. Box 14000

700 Universe Boulevard

Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 19, 2016

The Annual Meeting of Shareholders of NextEra Energy, Inc. (“NextEra Energy” or the “Company”) will be held on Thursday, May 19, 2016, at 8:00 a.m., Central time, in the Young Ballroom at the Embassy Suites Hotel at 741 North Phillips Ave., Oklahoma City, Oklahoma to consider and act upon the following matters:

1.	Election as directors of the nominees specified in the accompanying proxy statement.

2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2016.

3.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the accompanying proxy statement.

4.	Approval of the material terms for payment of performance-based compensation under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan.

5.	Three shareholder proposals, as set forth on pages 25 to 32 of the accompanying proxy statement, if properly presented at the meeting.

6.	Such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

The proxy statement more fully describes these matters. NextEra Energy has not received notice of other matters that may properly be presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment(s) or postponement(s) of the annual meeting is March 23, 2016.

Admittance to the annual meeting will be limited to shareholders as of the record date, or their duly appointed proxies. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

NextEra Energy is pleased to be furnishing proxy materials by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders on the Internet. The Company believes this rule allows it to provide you with the information you need while reducing the environmental impact and cost of the annual meeting.

Please submit your proxy or voting instructions on the Internet or by telephone promptly by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials so that your shares can be voted, regardless of whether you expect to attend the annual meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may submit your proxy by marking, dating, signing and returning the enclosed proxy/confidential voting instruction card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

W. SCOTT SEELEY

Vice President Compliance & Corporate Secretary

Juno Beach, Florida

March 31, 2016

ELECTRONIC DELIVERY OF PROXY MATERIALS	1
ABOUT THE ANNUAL MEETING	2
BUSINESS OF THE ANNUAL MEETING	8
• Proposal 1: Election as directors of the nominees specified in this proxy statement	8
• Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2016	15
• Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement	16
• Proposal 4: Approval of the material terms for payment of performance-based compensation under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan	18
• Proposal 5: Shareholder proposal	25
• Proposal 6: Shareholder proposal	28
• Proposal 7: Shareholder proposal	31
INFORMATION ABOUT NEXTERA ENERGY AND MANAGEMENT	33
Common Stock Ownership of Certain Beneficial Owners and Management	33
Section 16(a) Beneficial Ownership Reporting Compliance	35
CORPORATE GOVERNANCE AND BOARD MATTERS	35
Corporate Governance Principles & Guidelines/Code of Ethics	35
Director Resignation Policy	35
Director Independence	35
Board Leadership Structure	37
Board Refreshment and Diversity	38
Board Role in Risk Oversight	38
Director Meetings and Attendance	39
Board Committees	39
Consideration of Director Nominees	44
Communications with the Board	46
Website Disclosures	47
Transactions with Related Persons	47
AUDIT-RELATED MATTERS	48
Audit Committee Report	48
Fees Paid to Deloitte & Touche	50
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	50
EXECUTIVE COMPENSATION	51
Compensation Discussion & Analysis	51
Compensation Committee Report	74
Table 1a: 2015 Summary Compensation Table	75
Table 1b: 2015 Supplemental All Other Compensation	76
Table 2: 2015 Grants of Plan-Based Awards	77
Table 3: 2015 Outstanding Equity Awards at Fiscal Year End	79
Table 4: 2015 Option Exercises and Stock Vested	83
Table 5: Pension Benefits	84
Table 6: Nonqualified Deferred Compensation	86
Potential Payments Upon Termination or Change in Control	87
DIRECTOR COMPENSATION	95
SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING	96

NextEra Energy, Inc.

Annual Meeting of Shareholders

May 19, 2016

PROXY STATEMENT

This proxy statement contains information related to the solicitation of proxies by the Board of Directors of NextEra Energy, Inc. (the “Board”), a Florida corporation (“NextEra Energy,” the “Company,” “we,” “us” or “our”), in connection with the 2016 annual meeting of NextEra Energy’s shareholders to be held on Thursday, May 19, 2016, at 8:00 a.m., Central time, in the Young Ballroom at the Embassy Suites Hotel at 741 North Phillips Ave., Oklahoma City, Oklahoma, and at any adjournment(s) or postponement(s) of the annual meeting.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Under the rules of the Securities and Exchange Commission (“SEC”), NextEra Energy is furnishing proxy materials to many of its shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder.

On or about March 31, 2016, NextEra Energy mailed to many of its shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access and review the proxy materials, including the proxy statement and annual report to shareholders, on the Internet. The Notice also instructs shareholders on how to access their proxy card to be able to submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access the proxy materials and submit their proxies on the Internet. On or about March 31, 2016, NextEra Energy also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested a paper copy of the proxy materials.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive NextEra Energy’s proxy materials electronically, you will continue to receive the materials via e-mail unless you elect otherwise.

How do I access the proxy materials if I received a Notice of Internet Availability of Proxy Materials?

The Notice you received from NextEra Energy or your brokerage firm, bank or other nominee provides instructions regarding how to view NextEra Energy’s proxy materials for the 2016 annual meeting on the Internet. As explained in greater detail in the Notice, to view the proxy materials and submit your proxy, you will need to follow the instructions in your Notice and have available your 16-digit Control number(s) contained in your Notice.

How do I request paper copies of the proxy materials?

Whether you hold NextEra Energy shares through a brokerage firm, bank or other nominee (in “street name”), or hold NextEra Energy shares directly in your name through NextEra Energy’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), as a shareholder of record, you may request paper copies of the 2016 annual meeting proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and the NextEra Energy 2015 annual report to shareholders are available at www.proxyvote.com.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters identified in the accompanying notice of annual meeting of shareholders. These matters include the election as directors of the nominees specified in this proxy statement, ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2016, approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement, approval of the material terms for payment of performance-based compensation under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan, and, if properly presented at the meeting, consideration of three shareholder proposals.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m., Central time. If you plan to attend, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Invited representatives of the media and financial community may also attend the annual meeting.

You will need proof of ownership of NextEra Energy common stock on the record date to attend the annual meeting:

•	If you hold shares directly in your name as a shareholder of record or if you are a participant in NextEra Energy’s Employee Retirement Savings Plan:

•	If you received the Notice and you plan to attend the annual meeting, you may request an admission ticket by calling NextEra Energy Shareholder Services at 800-222-4511.

•

If you received the proxy materials by mail, an admission ticket is attached to your proxy/confidential voting instruction card. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting.

•

If your shares are held in “street name,” you will need to bring proof that you were the beneficial owner of those “street name” shares of NextEra Energy common stock as of the record date, such as a legal proxy or a copy of a bank or brokerage statement, and check in at the registration desk at the annual meeting.

For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

Will the annual meeting be webcast?

Our annual meeting will be webcast (audio, listen only) on May 19, 2016. If you do not attend the annual meeting, you are invited to visit www.nexteraenergy.com at 8:00 a.m., Central time, on Thursday, May 19, 2016 to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on our website through the first week of June 2016.

Who is entitled to vote at the annual meeting?

Only NextEra Energy shareholders at the close of business on March 23, 2016, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of NextEra Energy common stock, par value $.01 per share (“common stock”), will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of NextEra Energy common stock issued and outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

As of the record date, 461,432,995 shares of NextEra Energy common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 230,716,498 shares will be required to establish a quorum.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on that permit abstentions, and proxies received with broker non-votes on some but not all matters to be voted on will be counted as present.

A broker “non-vote” occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on ratification of the appointment of NextEra Energy’s independent registered public accounting firm even if they have not received voting instructions from the beneficial owners whose shares they hold. However, brokers may not vote on any of the other matters submitted to shareholders at the 2016 annual meeting unless they have received voting instructions from the beneficial owner. See the response to “What vote is required to approve the matters proposed?” below for a discussion of the effect of broker non-votes.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with NextEra Energy’s transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” The Notice or, for some shareholders of record, a full set of the proxy materials has been sent directly to you by or on behalf of NextEra Energy.

If your shares are held in “street name,” you are considered the “beneficial owner” of the shares. The Notice or, for some beneficial owners, a full set of the proxy materials has been forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record.

How do I submit my proxy or voting instructions?

On the Internet or by telephone or, if you received the proxy materials by mail, also by mail

•

On the Internet—You may submit your proxy or voting instructions on the Internet 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 18, 2016 by going to www.proxyvote.com and following the instructions on your screen. Please have your Notice or proxy/confidential voting instruction card available when you access the web page. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions on the Internet.

•

By Telephone—You may submit your proxy or voting instructions by telephone by calling the toll-free telephone number found on your proxy/confidential voting instruction card or in your Internet instructions (800-690-6903), 24 hours a day and up until 11:59 p.m., Eastern time, on Wednesday, May 18, 2016, and following the prerecorded instructions. Please have your proxy/confidential voting instruction card or Notice and instructions provided on the Internet available when you call. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding how to submit your proxy or voting instructions by telephone.

•

By Mail—If you received the proxy materials by mail, you may submit your proxy by mail by marking the enclosed proxy/confidential voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided, to NextEra Energy, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy/confidential voting instruction card must be received by Wednesday, May 18, 2016. If you hold your shares in “street name,” your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by mail.

Please see the Notice, your proxy/confidential voting instruction card or the information your broker provided to you for more information on your options. NextEra Energy’s proxy tabulator, Broadridge Investor Communications Solutions, Inc. (“Broadridge”), must receive any proxy/confidential voting instruction card that will not be delivered in person at the annual meeting, or any vote on the Internet or by telephone, no later than 11:59 p.m., Eastern time, on Wednesday, May 18, 2016.

If you are a shareholder of record and you return your signed proxy/confidential voting instruction card or submit your proxy on the Internet or by telephone, but do not indicate your voting preferences, the persons named as proxies in the proxy/confidential voting instruction card will vote the shares represented by that proxy as recommended by the Board on all proposals.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspector of election with your ballot to be able to vote in person at the annual meeting.

Your vote is important. You can save us the expense of a second mailing and further solicitation of proxies by submitting your proxy or voting instructions promptly.

May I change my vote after I submit my proxy or voting instructions on the Internet or by telephone or after I return my proxy/confidential voting instruction card or voting instructions?

Yes.

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	providing written notice of the revocation to the Corporate Secretary of the Company at the Company’s offices at P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida 33408-0420;

•

making timely delivery of later-dated voting instructions on the Internet or by telephone or, if you received the proxy materials by mail, also by making timely delivery of a valid, later-dated proxy/confidential voting instruction card; or

•	voting by ballot at the annual meeting, although please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401(k)) shares?

If you participate in the NextEra Energy, Inc. Employee Retirement Savings Plan (the “plan”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plan (“Trustee”). If you are a non-bargaining NextEra Energy employee, or a bargaining unit employee outside the state of Florida, you may give your voting instructions to the Trustee by following the instructions you received in an e-mail from NEXTERA ENERGY, INC. [id@ProxyVote.com] sent to your work e-mail address (unless you opted to receive a paper copy of the proxy materials). If you are a Florida Power & Light Company (“FPL”) bargaining unit employee in Florida, or a participant in the plan who is not a current employee of NextEra Energy or its subsidiaries, or if you opted out of e-mail delivery, you may give your voting instructions to the Trustee on the Internet or by telephone by following the instructions on your proxy/confidential voting instruction card, or you may give your voting instructions to the Trustee by mail by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement.

Your instructions will tell the Trustee how to vote the number of shares of NextEra Energy common stock in the plan reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. You have this right because the plan deems you to be a “named fiduciary” of the shares of common stock allocated to your account for voting purposes. Your instructions will also determine the vote of a proportionate number of shares of common stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund will be voted by the Trustee in the same manner as it votes proportionate interests for which it receives voting instructions and your proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 1:00 a.m., Eastern time, on Tuesday, May 17, 2016.

You may also revoke previously given voting instructions by 1:00 a.m., Eastern time, on Tuesday, May 17, 2016, by filing written notice of revocation with the Trustee or by giving new voting instructions in any of the ways described above. The Trustee will follow the last timely voting instructions which it receives from you. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

NextEra Energy has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one package containing individual copies of the Notice or proxy materials in paper form for each shareholder of record at the address. This procedure will reduce the volume of duplicate materials shareholders receive, conserve natural resources and reduce NextEra Energy’s postage costs. Shareholders who participate in householding and to whom a full set of proxy materials has been mailed will continue to receive separate proxy cards.

If you are a shareholder of record and are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple packages containing copies of the Notice or proxy materials in paper form, or if you hold shares in more than one account, and in either case you wish to receive only a single package for your household in the future, please contact Computershare in writing at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or by calling 888-218-4392. You may contact Computershare at the same mailing address or telephone number if you wish to revoke your consent to future householding mailings.

If your household receives only a single package containing a copy of the Notice or the proxy materials, and you wish to receive a separate copy for each shareholder of record, please contact Broadridge toll-free at 800-542-1061, or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and separate copies will be provided promptly.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the Board’s recommendations?

Unless you give other instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR election as directors of the nominees specified in this proxy statement. (See Proposal 1)

•	FOR ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2016. (See Proposal 2)

•	FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement. (See Proposal 3)

•	FOR approval of the material terms for payment of performance-based compensation under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan. (See Proposal 4)

•	AGAINST the shareholder proposals. (See Proposals 5, 6 and 7)

•

In accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the annual meeting or any adjournment(s) or postponement(s) thereof.

What vote is required to approve the matters proposed?

•

Election as directors of the nominees specified in this proxy statement—A nominee for director will be elected to the Board if the votes cast for such nominee’s election by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such nominee’s election. If you are a beneficial owner, your broker is not permitted under New York Stock Exchange (“NYSE”) rules to vote your shares on the election of directors if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on the election of directors. Abstentions are also not considered votes cast and will have no legal effect on the election of directors. See Director Resignation Policy in the section entitled Corporate Governance and Board Matters for information about NextEra Energy’s policy if a nominee for director fails to receive the required vote.

•

Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2016—The ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2016 will be approved if the votes cast for the proposal by shareholders present in person or represented by proxy at the meeting and entitled to vote on the matter exceed the votes cast by such shareholders against such proposal (a “Majority Vote”). Since brokers are permitted under NYSE rules to vote your shares on this proposal even if the broker does not receive voting instructions from you, there are not expected to be broker non-votes on this proposal. Abstentions are not considered votes cast and will have no legal effect on whether this proposal is approved.

•

Advisory approval of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement—A Majority Vote is required to approve this non-binding advisory proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on whether this proposal is approved. Abstentions are also not considered votes cast and will have no legal effect on whether this proposal is approved. The vote on this proposal is advisory and the result of the vote on this proposal will not be binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will be able to consider the result of the vote when making future decisions regarding named executive officer compensation.

•

Approval of the material terms for payment of performance-based compensation under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan—A Majority Vote is required to approve this proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Without your voting instructions, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on whether this proposal is approved. Abstentions are also not considered votes cast and will have no legal effect on whether this proposal is approved.

•

Shareholder proposals—A separate Majority Vote is required to approve each of the shareholder proposals. Brokers are not permitted under NYSE rules to vote your shares on any shareholder proposal if the broker does not receive voting instructions from you. Without your voting instructions on a particular shareholder proposal, a broker non-vote will occur. Since broker non-votes are not considered votes cast, they will have no legal effect on whether any shareholder proposal is approved. Abstentions are also not considered votes cast and will have no legal effect on whether any shareholder proposal is approved.

Who pays for the solicitation of proxies?

NextEra Energy is soliciting proxies, and it will bear the expense of solicitation. Proxies will be solicited principally by mail and by electronic media, although directors, officers and employees of NextEra Energy or its subsidiaries may solicit proxies personally, by telephone or by electronic means, but without compensation other than their regular compensation. NextEra Energy has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies, for which D.F. King & Co., Inc. will be paid a fee of $12,500 plus reimbursement of out-of-pocket expenses. NextEra Energy will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending the Notice and/or proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date of printing of this proxy statement, the Board did not know of any matters to be submitted for action at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their discretion, including voting to adjourn or postpone the annual meeting one or more times to solicit additional proxies with respect to any proposal or for any other reason.

BUSINESS OF THE ANNUAL MEETING

Proposal 1: Election as directors of the nominees specified in this proxy statement

The Board is currently composed of 13 members. One member of the Board, Robert M. Beall, II, will retire from the Board immediately before the annual meeting, at which time the Board will be reduced to 12 members.

Upon the recommendation of the Governance & Nominating Committee, the Board has nominated the 12 incumbent members listed below for election as directors at the annual meeting. Unless you specify otherwise in your proxy/confidential voting instruction card or in the voting instructions you submit on the Internet or by telephone, your proxy will be voted FOR the election of the listed nominees. If any nominee becomes unavailable for election, which is not currently anticipated, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by the Board or, in lieu thereof, the Board may reduce the number of directors by the number of nominees unavailable for election.

The Board believes that the Board membership at its current size is appropriate because such a Board size facilitates substantive discussions among Board members, provides for sufficient staffing of Board committees and allows for contributions by directors having a broad range of skills, expertise, industry knowledge and diversity of opinion. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Director Qualifications. The NextEra Energy, Inc. Corporate Governance Principles & Guidelines (“Corporate Governance Principles & Guidelines”) and the Governance & Nominating Committee Charter, copies of which are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml, identify Board membership qualifications, including experience, skills and attributes that are considered by the Governance & Nominating Committee in recommending non-employee nominees for Board membership. The Board views itself as a cohesive whole consisting of members who together serve the interests of the Company and its shareholders. Qualifications, attributes and other factors considered by the Governance & Nominating Committee in recommending director nominees include, but are not limited to, the following:

•

experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or other similar and relevant experience in dealing with complex problems;

•	sufficient time to devote to the Company’s affairs (including by limiting service on boards of public companies (including the Company) to no more than four public companies);

•	character and integrity;

•	an inquiring mind and good judgment;

•	an ability to work effectively with others;

•	The individual’s contribution to the achievement of a mix of directors who represent a diversity of background and experience, including age, gender, race, ethnicity and specialized experience;

•	an ability to represent the balanced interests of the Company’s shareholders as a whole, rather than special constituencies;

•	the individual’s independence as described in applicable listing standards, legislation, regulations and the Corporate Governance Principles & Guidelines;

•

the extent of the individual’s business experience, technical expertise or specialized skills or experience, and whether the individual, by virtue of particular experience relevant to NextEra Energy’s current or future business, will add specific value as a Board member; and

•	whether the individual would be considered an “audit committee financial expert” or “financially literate” as described in applicable listing standards or regulations.

As discussed more specifically below, the Governance & Nominating Committee considered in particular the contributions to a strong, diverse board of the individual backgrounds and experience of its current directors and nominees including, without limitation, experience in: leading and growing businesses; legislative, political and regulatory affairs; customer and client service; environmental compliance; cyber security and information management; investor relations; international business operations and management; industrial operations; capital raising strategies; executive compensation; renewable energy; nuclear power operations and management; finance; financial instruments, including derivatives; risk management; and strategic planning. The regulated and competitive operations of the Company require an understanding of, among other matters, the regulatory, legislative and political environment affecting public utility and competitive energy operations, the service demands of wholesale and retail power customers, the effect of new technologies on the Company’s strategic direction, the challenges of maintaining growth without sacrificing profitability, the diverse options available for financing the Company’s businesses and the Company’s responsibilities to the customers and communities it serves. The particular experience, qualifications, attributes and skills that led the Governance & Nominating Committee and the Board to conclude, in light of the Company’s businesses and structure, that each current director and nominee should serve as a NextEra Energy director include, but are not limited to, the following:

•

Mrs. Barrat has 38 years of leadership experience in financial services, including her service through July 1, 2012 as vice chairman, and her previous service as president of Personal Financial Services (one of four principal business units), of Northern Trust Corporation, a Fortune 500 company. She is experienced in building and leading client service businesses that operate in a variety of regulatory jurisdictions and, as a Florida native with a significant part of her former employer’s business in Florida, has had extensive experience with Florida-based customers and business conditions. In addition, her 18 years of service on the Board have provided her with knowledge and experience regarding the Company’s history and businesses.

•

Mr. Camaren has 19 years of leadership experience with a large, regulated investor-owned utility. During the years he served as chairman and chief executive officer, the utility had customer growth at a rate that exceeded the industry average and acquired and integrated over 40 utilities. In addition, Mr. Camaren has experience in managing capital expenditures, environmental compliance, regulatory relations and investor relations.

•

Mr. Dunn has extensive experience in investment, asset and risk management gained through his 16-year career at Miller, Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management. In addition, he is an expert in financial economics, having taught that subject as a professor at, and Dean of, the David A. Tepper School of Business at Carnegie Mellon University. Mr. Dunn has a Ph.D. in industrial administration.

•

Mr. Gursahaney has extensive operations, strategic planning and leadership experience in global manufacturing and services businesses serving residential, commercial, industrial and governmental customers gained as the chief executive officer of a public company providing security systems and service. He also has extensive global operations, information technology and service experience gained as the president and chief executive officer of the Asia-Pacific division of a medical diagnostic and imaging manufacturer. He has a MBA from the University of Virginia and a Bachelor of Science in Mechanical Engineering from The Pennsylvania State University.

•

Mr. Hachigian has extensive leadership, operations and strategic planning experience gained through his prior service as the chairman, chief executive officer and president of a global, publicly held manufacturer of electrical equipment and tools. He also has international leadership and operations experience gained as the president and chief executive officer of the Asia-Pacific operations of a lighting products manufacturer and in key management positions in Singapore and Mexico. In addition, Mr. Hachigian has financial and risk oversight experience developed through his prior service on the audit committee of another public company and as a prior member of the board of the Houston branch of the Federal Reserve Bank of Dallas. He has a MBA in finance from the Wharton School of Business and a bachelor’s degree in engineering from the University of California (Berkeley).

•

Ms. Jennings has extensive legislative and political experience, gained through service for four years as Lieutenant Governor of the State of Florida and 24 years in the Florida legislature. She also served as a member of Florida Governor Rick Scott’s transition team. In addition, through her 20 years as president and nine years as chairman of Jack Jennings & Sons, Inc., she has extensive experience in operating a Florida-based business and familiarity with the Florida business environment.

•

Ms. Lane has 26 years of leadership experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in the financial services industry as well as extensive experience in management, leadership and strategy. Ms. Lane served as a managing director and group leader of the global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. In that role, she led and worked on mergers and acquisitions and equity and debt transactions for a wide range of major retailers. Prior to joining Merrill Lynch, she was a managing director at Salomon Brothers, Inc., which she joined in 1989 and where she founded and led the retail industry investment banking unit. Ms. Lane has a MBA from the Wharton School of Business.

•

Mr. Robo, NextEra Energy’s chairman, president and chief executive officer, previously served as the Company’s vice president of corporate development and strategy, as president of NextEra Energy’s competitive energy subsidiary, NextEra Energy Resources, LLC (“NextEra Energy Resources”), and as the Company’s chief operating officer. As a result of his service in his current and prior positions, Mr. Robo has extensive experience in operations, strategic planning, risk management and mergers and acquisitions. He also has experience in financial and risk oversight, both through his position with the Company and his service as chairman of the audit committee of another public company, and in corporate governance, through his service on the nominating and corporate governance committee of that public company. Prior to joining NextEra Energy, Mr. Robo was president and chief executive officer of a major division of General Electric Capital Corporation, a subsidiary of General Electric Company (“GE”). He also served as chairman and CEO of GE Mexico and was a member of the GE corporate development team. Prior to joining GE, he was vice president of Strategic Planning Associates, a management consulting firm. Mr. Robo has a B.A. degree from Harvard College and a MBA from Harvard Business School.

•

Mr. Schupp has 32 years of leadership experience as a chief executive officer of both public and private banking organizations, and has experience in reviewing the financial statements of complex businesses, in mergers and acquisitions, in developing and implementing capital raising strategies, in strategic planning and with Florida-based customers and business conditions. In addition, he has experience in such areas as macroeconomic policy, community and economic development and government regulation gained from his service as a director of the Federal Reserve Bank of Atlanta.

•

Mr. Skolds has extensive leadership experience in the operation and management of nuclear power generation facilities and utilities, and in financial and strategic planning. He retired as executive vice president of Exelon Corporation, a utility services holding company (“Exelon”), and president of Exelon Energy Delivery and Exelon Generation. Earlier in his career, Mr. Skolds worked at SCANA Corporation, an energy-based holding company, in a number of capacities, including president and chief operating officer of South Carolina Electric and Gas. Mr. Skolds also served on the boards of the Institute for Nuclear Power Operations and the Nuclear Energy Institute. Mr. Skolds is a graduate of the United States Naval Academy and spent over five years in the Navy where, among other duties, he operated nuclear submarines. Mr. Skolds also holds a MBA from the University of South Carolina.

•

Mr. Swanson has 42 years of leadership experience at Raytheon Company (“Raytheon”), a complex public company with international operations. Mr. Swanson served 10 years through September 2014 as Raytheon’s chairman of the board and 10 years through March 31, 2014 as its chief executive officer. He has extensive experience in strategic planning, operations and management, global business operations and complex technologies. He holds a bachelor’s degree in industrial engineering from California Polytechnic State University.

•

Mr. Tookes has many years of operational leadership in senior management positions at large international public companies, which provided him with leadership, financial and global experience, as well as substantial leadership experience in the management of complex technology businesses. His science, engineering and business education and training have provided him with knowledge relevant to the operation of the Company’s businesses. His public company board experience includes service on the audit, finance, compensation, governance and nominating and business ethics committees of various public companies.

Listed below are the 12 nominees for election as directors, their ages and principal occupations and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted.

Sherry S. Barrat

Mrs. Barrat, 66, retired in 2012 as vice chairman of Northern Trust Corporation, a financial holding company headquartered in Chicago, Illinois, where she was also a member of Northern Trust’s Management Committee. Prior to being appointed as vice chairman in March 2011, Mrs. Barrat had served as president of Personal Financial Services for Northern Trust since January 2006. She served as chairman and chief executive officer of Northern Trust Bank of California, N.A., from 1999 through 2005, and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami. Mrs. Barrat is a director of Arthur J. Gallagher & Company (since July 2013) and serves as an independent trustee or director of certain Prudential Insurance mutual funds (since January 2013). Mrs. Barrat has been a director of NextEra Energy since 1998.

James L. Camaren

Mr. Camaren, 61, is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined Utilities, Inc. in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of NextEra Energy since 2002.

Kenneth B. Dunn

Mr. Dunn, 64, is Emeritus Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University. He also served as Dean of the Tepper School from July 2002 to January 2011. Before his service in that position, Mr. Dunn had a 16-year career managing fixed income portfolios at Miller Anderson & Sherrerd and its successor by merger, Morgan Stanley Investment Management, where he served as a managing director and as co-director of the U.S. Core Fixed Income and Mortgage Teams. Since 2014, he has been a managing member of Tier Capital LLC and, since 2015, chief executive officer of its subsidiary, Traditional Mortgage Acceptance Corporation, which originates, acquires and services mortgage loans and issues Government National Mortgage Association (GNMA) mortgage backed securities. Mr. Dunn was a director of BlackRock, Inc. from 2005 until 2011. He has been a director of NextEra Energy since 2010.

Naren K. Gursahaney

Mr. Gursahaney, 54, is the president and chief executive officer, and a member of the Board of Directors, of The ADT Corporation (“ADT”), a provider of security systems and services. Prior to ADT’s separation from Tyco International Ltd. (“Tyco”) in September 2012, Mr. Gursahaney served as president of Tyco’s ADT North American Residential business segment and was the president of Tyco Security Solutions, then a provider of electronic security to residential, commercial, industrial and governmental customers and the largest operating segment of Tyco. Mr. Gursahaney joined Tyco in 2003 as senior vice president of Operational Excellence. He then served as president of Tyco Engineered Products and Services and president of Tyco Flow Control. Prior to joining Tyco, Mr. Gursahaney was president and chief executive officer of GE Medical Systems Asia, where he was responsible for the company’s sales and services business in the Asia-Pacific region. During his 10-year career with GE, Mr. Gursahaney held senior leadership roles in services, marketing and information management. He has been a director of NextEra Energy since 2014.

Kirk S. Hachigian

Mr. Hachigian, 56, has been chairman of the board of JELD-WEN, inc., a manufacturer of windows and doors, since April 2014 and until November 2015 also served as chief executive officer of JELD-WEN, inc. He served as chairman, president and chief executive officer of Cooper Industries plc (“Cooper”), a publicly held electrical equipment and tool manufacturer, until Cooper’s acquisition by Eaton Corporation in November 2012. He was named chairman of Cooper in 2006, chief executive officer in 2005 and president in 2004. Mr. Hachigian was retired during the period between his departure from Cooper and when he joined JELD-WEN, inc. in April 2014. He is a director of PACCAR, Inc. (since 2008) and of Allegion plc (since November 2013). Mr. Hachigian has been a director of NextEra Energy since 2013.

Toni Jennings

Ms. Jennings, 66, has served since 2007 as the chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business that provides general contractor, construction manager and design builder services. She served as the Lieutenant Governor of the State of Florida from March 2003 through December 2006. Prior to serving in that role, she was a member of the Florida Senate from 1980 until 2000, serving two consecutive terms as Senate President, and a member of the Florida House of Representatives from 1976 until 1980. From 1983 until she became Lieutenant Governor, she also served as president of Jack Jennings & Sons. Ms. Jennings is a director of Brown & Brown, Inc. (since 2007) and Post Properties, Inc. (since May 2013). Ms. Jennings has been a director of NextEra Energy since 2007.

Amy B. Lane

Ms. Lane, 63, retired in 2002 as managing director and group leader of the global Retailing Investment Banking Group of Merrill Lynch & Co., Inc., an investment banking firm. Prior to joining Merrill Lynch in 1997, she was a managing director at Salomon Brothers, Inc., an investment banking firm, where she founded and led the retail industry investment banking unit, having joined Salomon Brothers in 1989. Ms. Lane is a director of The TJX Companies, Inc. (since 2005), GNC Holdings, Inc. (since 2011). She also is a trustee of Urban Edge Properties, an equity real estate investment trust (since January 2015). Ms. Lane has been a director of NextEra Energy since February 2015.

James L. Robo

Mr. Robo, 53, has been chairman of the board since December 2013, and president and chief executive officer, and a director, of NextEra Energy since July 2012. He is also chairman of NextEra Energy’s subsidiary, FPL (which has no publicly-traded stock). Prior to his succession to the role of chief executive officer, he served as president and chief operating officer of NextEra Energy since 2006. Mr. Robo joined NextEra Energy as vice president of corporate development and strategy in March 2002 and became president of NextEra Energy Resources later in 2002. Mr. Robo is chairman of the board and chief executive officer of the general partner of NextEra Energy Partners, LP, a publicly-traded limited partnership formed and controlled by the Company (and in which the Company owns an underlying approximate 70.8% economic interest). He is a director of J.B. Hunt Transport Services, Inc. (since 2002), and has served as J.B. Hunt’s lead independent director since 2012.

Rudy E. Schupp

Mr. Schupp, 65, is president—Florida Division of Valley National Bank and previously served as president and chief executive officer, and a director, of 1st United Bank, a banking corporation headquartered in Boca Raton, Florida, and chief executive officer and a director of its publicly-held parent company, 1st United Bancorp, Inc., from mid-2003 until its sale to Valley National on November 1, 2014. He was the chairman, president and chief executive officer of Republic Security Bank headquartered in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”), from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. From March 2002 until March 2003, Mr. Schupp served as managing director of Ryan Beck & Co., an investment banking and brokerage company. He served as a director of the Federal Reserve Bank of Atlanta from January 2007 to December 2014. Mr. Schupp has been a director of NextEra Energy since 2005.

John L. Skolds

Mr. Skolds, 65, is retired. He served as executive vice president of Exelon Corporation, an energy service provider, and president of Exelon Energy Delivery from December 2003 until his retirement in September 2007. He also served as president of Exelon Generation from March 2005 to September 2007. From March 2002 to December 2003, Mr. Skolds served as senior vice president of Exelon and president and chief nuclear officer of Exelon Nuclear. Mr. Skolds was a director of Constellation Energy Group from 2007 until its merger with Exelon in March 2012. Mr. Skolds has been a director of NextEra Energy since 2012.

William H. Swanson

Mr. Swanson, 67, is the retired chairman of the board and chief executive officer of Raytheon, a technology and innovation leader specializing in defense, security and civil markets throughout the world. He was Raytheon’s chief executive officer from July 2003 to March 2014 and served as chairman of the board from January 2004 until his retirement in September 2014. Before assuming those positions, he served as president of Raytheon from July 2002 to May 2004, as executive vice president of Raytheon and president of its Electronic Systems division from January 2000 to July 2002, and as executive vice president of Raytheon and chairman and chief executive officer of Raytheon Systems Company from January 1998 to January 2000. Mr. Swanson joined Raytheon in 1972 and held a wide range of leadership positions with the company. He is a director of The TJX Companies, Inc. (since January 2015). Mr. Swanson has been a director of NextEra Energy since 2009.

Hansel E. Tookes, II

Mr. Tookes, 68, is retired. Mr. Tookes served in senior executive positions with Raytheon, a technology and innovation leader specializing in defense, security and civil markets throughout the world, from 1999 until December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including service as president of Pratt & Whitney’s Large Military Engines Group. He is a director of Corning Incorporated (since 2001), Harris Corporation (since 2005) and Ryder System, Inc. (since 2002). Mr. Tookes has been a director of NextEra Energy since 2005.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR election of each of the nominees.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES

Proposal 2: Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2016

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee of the Board appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accounting firm to audit the accounts of NextEra Energy and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting, for the fiscal year ending December 31, 2016. Although ratification is not required, the Board is submitting the selection of Deloitte & Touche to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee, although the Audit Committee may nonetheless decide to retain Deloitte & Touche as NextEra Energy’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may terminate the service of Deloitte & Touche at any time during the year if it determines that the appointment of a different independent registered public accounting firm would be in the best interests of NextEra Energy and its shareholders. Additional information on audit-related matters may be found beginning on page 48 of this proxy statement.

Representatives of Deloitte & Touche will be present at the annual meeting and have an opportunity to make a statement and respond to appropriate questions from shareholders raised at the meeting.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR ratification of appointment of Deloitte & Touche as NextEra Energy’s independent registered public accounting firm for 2016.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS NEXTERA ENERGY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement

The Company is asking shareholders to cast an advisory vote on the compensation of the Company’s named executive officers, which is commonly called a “say-on-pay” vote. The advisory vote, which is required pursuant to section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is to approve the compensation of the Company’s named executive officers as described below (beginning on page 51) in the Compensation Discussion & Analysis section of this proxy statement and in the tabular and narrative disclosure following that section. While this vote is not binding, it will provide information to the Compensation Committee regarding investor sentiment about the Company’s executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future determinations regarding named executive officer compensation. The Company currently plans to give shareholders the opportunity to cast an advisory vote on this topic annually, so that, following the vote on this proposal, the next opportunity will occur in connection with the Company’s 2017 annual meeting of shareholders.

The fundamental objective of NextEra Energy’s executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase shareholder value, particularly over the longer term. The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the short-term and long-term interests of shareholders and other important Company stakeholders, including customers and employees. A significant portion of each named executive officer’s total compensation opportunity is performance-based and carries both upside and downside potential. Named executive officers (and all of NextEra Energy’s other officers) must build and maintain a significant and continuing equity interest in NextEra Energy. This helps to ensure that their interests are aligned with those of shareholders and that changes in the price of NextEra Energy common stock have a meaningful economic effect on the officers.

The Executive Compensation section of this proxy statement, including Compensation Discussion & Analysis, provides a more detailed discussion of the Company’s compensation program for its named executive officers. The discussion reflects that NextEra Energy’s compensation program has been achieving its objective. For example, the chart below compares the Company’s total shareholder return (“TSR”) for the 1-, 3-, 5- and 10-year periods ended December 31, 2015 to the TSRs of the S&P 500 Electric Utilities Index, the S&P 500 Utilities Index, the Philadelphia Exchange Utility Sector Index (“UTY”), and the S&P 500. NextEra Energy outperformed all of these indices over all of the periods shown, with the exception of the 1-year period versus the S&P 500. NextEra Energy’s outperformance over all these periods in comparison to others in its industry, and over the 3-year, 5-year and 10-year periods in comparison to the S&P 500, was substantial.

NextEra Energy Total Shareholder Return Through 12-31-15 vs. Various Indices(1)

	1-year TSR	3-year TSR	5-year TSR	10-year TSR
NextEra Energy	1%	65%	137%	250%
S&P 500 Electric Utilities Index, total return	-5%	34%	61%	94%
S&P 500 Utilities Index, total return	-5%	39%	69%	104%
UTY, total return	-6%	34%	59%	92%
S&P 500, total return	1%	53%	81%	102%

(1)	Source: FactSet Research Systems Inc.; except UTY, source: Bloomberg

The Company asks shareholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the shareholders of NextEra Energy, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission in the NextEra Energy, Inc. proxy statement for the 2016 annual meeting of shareholders, including the Compensation Discussion & Analysis section, the compensation tables and the accompanying narrative discussion.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, BY NON-BINDING ADVISORY VOTE, OF NEXTERA ENERGY’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Proposal 4: Approval of the material terms for payment of performance-based compensation under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan

The Company is asking shareholders to consider and vote upon a proposal to approve the material terms for payment of performance-based compensation under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan (the “2011 LTIP”), as required by section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for the awards paid to the Company’s covered employees under the 2011 LTIP to constitute “qualified performance-based compensation” for purposes of Code section 162(m) and for such compensation expense to be deductible for federal income tax purposes if the requirements of Code section 162(m), in addition to shareholder approval, are satisfied.

Shareholders are not being asked to approve the 2011 LTIP, which was approved by the shareholders at the 2011 annual meeting of shareholders, or to approve any amendment to the 2011 LTIP. Approval of this proposal by shareholders will not increase the number of shares available for awards under the 2011 LTIP or otherwise amend any provision of the 2011 LTIP.

Code Section 162(m)

Code section 162(m) limits publicly-held companies to an annual deduction for federal income tax purposes of $1 million for compensation paid to each covered employee. For this purpose, “covered employees” are the chief executive officer of the Company and the other three highest compensated executive officers (other than the chief financial officer). Qualified performance-based compensation is excluded from the $1 million limitation. For compensation to constitute qualified performance-based compensation under Code section 162(m), in addition to certain other requirements, shareholders must approve the material terms, including the performance criteria, under which the performance-based compensation will be paid.

Code section 162(m) requires shareholder approval of the material terms for the payment of performance-based compensation every five years. Shareholders last approved the section 162(m) performance-based compensation terms at the 2011 annual meeting of shareholders as part of their approval of the 2011 LTIP. Shareholder approval of this proposal will constitute approval of the section 162(m) performance-based compensation terms described below, which consist of provisions relating to (1) the employees eligible to receive compensation under the 2011 LTIP, (2) the maximum amount of performance-based compensation that may be paid under the 2011 LTIP during a specified period to any eligible person, and (3) the performance measures that may be used under the 2011 LTIP to establish performance objectives as a condition to the payment of performance shares and other performance-based awards.

Even if this proposal is approved, the administrator of the 2011 LTIP may exercise its discretion to award compensation under the plan that would not qualify as “qualified performance-based compensation” under Code section 162(m). In such a case, compensation in excess of the $1 million limitation payable to a covered employee under an award that is not qualified performance-based compensation would not be deductible by the Company for federal income tax purposes.

Description of the 2011 LTIP

The following description of the 2011 LTIP is qualified in its entirety by reference to the complete text of the 2011 LTIP, which is attached as Appendix A to this proxy statement and incorporated by reference into this proposal. You are urged to read this proposal and the text of the 2011 LTIP in their entirety.

Awards. The following types of awards may be made under the 2011 LTIP, subject to limitations set forth in the plan: stock options, which may be either incentive stock options or non-qualified stock options; stock appreciation rights, or “SARs”; restricted stock; deferred stock units, also referred to as “restricted stock units”; performance shares or other performance-based awards; dividend equivalent rights; and other equity-based awards, including unrestricted stock.

Administration. The 2011 LTIP generally is administered by the Compensation Committee of the Board consisting of two or more outside directors of the Company (the “Committee”). In addition, the Board may appoint a committee composed of two or more directors of the Company or a qualified senior executive officer under Florida law acting as a committee under the plan to administer the 2011 LTIP with respect to employees who are not subject to the reporting or short-swing trading provisions of section 16(a) or 16(b) of the Exchange Act and are not “covered employees” within the meaning of Code section 162(m) and related regulations.

Eligibility. Awards may be granted under the 2011 LTIP only to individuals who are officers or other employees, including employees who are also directors, of NextEra Energy, Inc., its subsidiaries and its other affiliates. Non-employee directors are not eligible to participate in the 2011 LTIP. As of March 23, 2016, approximately 14,000 employees of the Company and its subsidiaries were eligible to participate in the 2011 LTIP.

Shares Available for Issuance. Subject to the adjustments described below, the maximum number of shares of the Company’s common stock that remain available for issuance under the 2011 LTIP as of December 31, 2015 is 10,202,622 shares, excluding 3,823,751 shares subject to outstanding awards that have not yet been exercised or settled and awards that have not terminated by expiration, forfeiture, cancellation or otherwise without the issuance of such shares.

Shares subject to an award granted under the 2011 LTIP will become available for issuance under the 2011 LTIP if the award terminates by expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares (except as set forth below). The number of shares available for issuance under the 2011 LTIP will not be increased by the number of shares (1) deducted or delivered from payment of an award in connection with the Company’s tax withholding obligations, (2) tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an option, or (3) purchased by the Company with proceeds from option exercises.

On March 23, 2016, the closing price of the Company’s common stock as reported on the NYSE was $117.69 per share.

Limitations. The 2011 LTIP contains limitations on the number of shares available for issuance with respect to specified types of awards. During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act, (1) the maximum number of shares of the Company’s common stock subject to options or SARs that may be granted under the 2011 LTIP in a calendar year to any person eligible for an award is 4.66 million shares, and (2) the maximum number of shares of the Company’s common stock that may be granted under the 2011 LTIP, other than pursuant to options or SARs, in a calendar year to any person eligible for an award is 2.33 million shares. The maximum number of shares available for issuance pursuant to stock options granted under the 2011 LTIP is the same as the number of shares available for issuance under the 2011 LTIP.

Stock Options. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the 2011 LTIP. No option may be exercisable more than ten years after the option grant date, or five years from the grant date in the case of an incentive stock option granted to a 10% shareholder, as defined in the 2011 LTIP. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service. Generally, awards of options that vest solely by the passage of time may not vest in full in less than three years after the grant date. The exercise price per share under each option granted under the 2011 LTIP may not be less than 100%, or 110% in the case of an incentive stock option granted to a 10% shareholder, of the fair market value of the common stock on the grant date.

Stock Appreciation Rights. The Committee will determine at the SAR grant date or thereafter the time or times at which and the circumstances under which a SAR may be exercised in whole or in part, the time or times at which and the circumstances under which a SAR will cease to be exercisable, the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by which shares payable as consideration will be delivered or deemed delivered to grantees, and any other terms or conditions of any SAR. Generally, awards of SARs that vest solely by the passage of time may not vest in full in less than three years after the grant date. The grant price of a SAR may not be less than the fair market value of a share of common stock on the grant date.

Restricted Stock and Deferred Stock Units. Subject to the provisions of the 2011 LTIP, the Committee will determine the terms and conditions of each award of restricted stock and deferred stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award and the purchase price, if any, for the common stock subject to the award. A grantee of restricted stock will have all the rights of a shareholder, including the right to vote the shares and receive dividends, except to the extent limited by the Committee. Grantees of deferred stock units will have no voting or dividend rights or other rights as a shareholder, although the Committee may award dividend equivalent rights on such units. Unless provided otherwise in an award agreement or other agreement with the grantee, upon a termination of the grantee’s service, any restricted stock or deferred stock units that have not vested will be deemed forfeited. Generally, awards of restricted stock and deferred stock units that vest solely by the passage of time may not vest in full in less than three years after the grant date, and awards of restricted stock and deferred stock units that vest upon achievement of performance goals may not vest in full in less than one year after the grant date.

Performance Shares and Other Performance-Based Awards. The Committee may award performance shares and other performance-based awards in such amounts and upon such terms as the Committee may determine. Each grant of a performance-based award will have an initial value or target number of shares of common stock that is established by the Committee at the time of grant. The Committee may set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and number of performance shares or other performance-based awards that will be paid out to a grantee. The performance goals generally will be based on one or more of the performance measures described below. Performance awards may be payable in shares of common stock, other awards under the 2011 LTIP, or other property.

Dividend Equivalent Rights. The terms and conditions of awards of dividend equivalent rights will be specified in the applicable award agreement. A dividend equivalent right granted as a component of another award may provide that the dividend equivalent right will be settled upon exercise, settlement or payment of, or lapse of restrictions on, the other award, and that the dividend equivalent right will expire or be forfeited or annulled under the same conditions as the other award. Unless provided otherwise in an award agreement or other agreement with the grantee, upon a termination of the grantee’s service, any dividend equivalent rights will automatically terminate.

Other Equity-Based Awards. The Committee may grant other types of equity-based or equity-related awards, including the grant or offer for sale of shares of unrestricted stock, in such amounts and subject to such terms and conditions as the Committee may determine.

Performance Objectives for Performance Shares and Other Performance-Based Awards. The performance objectives for performance shares and other performance-based awards under the 2011 LTIP must be established in writing by the Committee before the 90th day after the beginning of any performance period applicable to such award and the date on which 25% of any performance period applicable to such award has expired, and while the outcome is substantially uncertain, or at such other date as may be required or permitted for performance-based compensation under Code section 162(m). Performance objectives are based on one or more of the following performance measures of the Company, with or without adjustment:

•	adjusted earnings;

•	return on equity (which includes adjusted return on equity);

•	earnings per share growth (which includes adjusted earnings per share growth);

•	basic earnings per common share;

•	diluted earnings per common share;

•	adjusted earnings per common share;

•	net income;

•	adjusted earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	operating cash flow;

•	operations and maintenance expense;

•	total shareholder return;

•	operating income;

•

strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to acquisitions or divestitures, or goals relating to capital-raising and capital management;

•	customer satisfaction, as measured by, among other things, one or more of service cost, service levels, responsiveness, business value and residential value;

•	environmental, including, among other things, one or more of improvement in, or attainment of, emissions levels, project completion milestones and prevention of significant environmental violations;

•	common share price;

•

production measures, consisting of, among other things, one or more of capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operations (INPO) Index performance and World Association of Nuclear Power Operators (WANO) Index performance;

•	bad debt expense;

•	service reliability;

•	service quality;

•	improvement in, or attainment of, expense levels, including, among other things, one or more of operations and maintenance expense, capital expenditures and total expenditures;

•	budget achievement;

•	health and safety, as measured by, among other things, one or more of recordable case rate and severity rate;

•

reliability, as measured by, among other things, one or more of outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions and average number of momentary interruptions per customer;

•	ethics and compliance with applicable laws, regulations and professional standards;

•	risk management;

•	workforce quality, as measured by, among other things, one or more of diversity measures, talent and leadership development, workforce hiring and employee satisfaction;

•	cost recovery; and

•	any combination of the foregoing.

The 2011 LTIP expressly identifies some conditions giving rise to possible adjustments that the Committee may build into performance awards, as follows: (1) change in control of the Company, as defined in the 2011 LTIP; (2) declaration and distribution of stock dividends or stock splits; (3) mergers, consolidations or reorganizations; (4) acquisitions or dispositions of material business units; (5) extraordinary, non-core, non-operating or non-recurring items; and (6) infrequently occurring or extraordinary gains or losses. The Committee will establish the performance periods for performance-based awards.

Performance under any of the foregoing performance measures may be used to measure the performance of (1) the Company and its subsidiaries and other affiliates as a whole, (2) the Company, any subsidiary, and/or any other affiliate or any combination thereof, or (3) any one or more business units of the Company, any subsidiary, and/or any other affiliate, as the Committee, in its sole discretion, deems appropriate. In addition, performance under any of the performance measures may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee. The Committee may select performance under the performance measure of common share price for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee will have the authority to provide for accelerated vesting of any performance-based award based on the achievement of performance objectives pursuant to the performance measures.

Plan Benefits. The amounts of awards that may be granted under the 2011 LTIP in the future are not determinable as of the date of this proxy statement, as the Committee or its designee will make these determinations in its discretion in accordance with the terms of the 2011 LTIP. For information about awards granted to our named executive officers in 2015, see Table 2: 2015 Grants of Plan-Based Awards in the Executive Compensation section of this proxy statement.

Effect of Corporate Transactions. The 2011 LTIP contains provisions that provide for adjustments to the terms of some types of outstanding awards upon the occurrence of specified kinds of corporate transactions, including transactions that would be deemed to constitute a change in control of NextEra Energy within the meaning of the 2011 LTIP. The provisions of the 2011 LTIP governing such transactions will apply unless a different treatment of the applicable award is specified in the applicable award agreement at the time of grant, in another agreement with the grantee of the award or in another writing entered into after the time of grant with the consent of the grantee.

Amendment and Termination. The Board is authorized to amend, suspend or terminate the 2011 LTIP as to any shares of the Company’s common stock as to which awards have not been made. Any amendment to the 2011 LTIP, however, will be subject to receipt of the approval of the Company’s shareholders if shareholder approval of the amendment is required by any law, regulation or NYSE rule or to the extent determined by the Board. Shareholder approval will be required for any proposed amendment to the 2011 LTIP provisions that prohibit the repricing of outstanding stock options or stock appreciation rights or that generally require the option exercise price of any stock option to be at least equal to the fair market value of the Company’s common stock on the option grant date. Without the consent of the affected grantee of an outstanding award, no amendment, suspension or termination of the 2011 LTIP may impair the rights or obligations under that award.

Federal Income Tax Consequences

The following summarizes the federal income tax consequences of awards that may be granted under the 2011 LTIP.

Incentive Stock Options. An option holder will not realize taxable income upon the grant of an incentive stock option under the 2011 LTIP. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, the Company will, subject to Code section 162(m), be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Non-Qualified Stock Options. An option holder will not realize taxable income upon the grant of a non-qualified stock option. When an option holder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will constitute compensation income taxable to the option holder. The Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if the Company complies with applicable reporting requirements and Code section 162(m).

Stock Appreciation Rights. The grant of SARs will not result in taxable income to the participant or a deduction to the Company. Upon exercise of a SAR, the holder will recognize ordinary income in an amount equal to the cash or the fair market value of the common stock received by the holder. The Company will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, subject to Code section 162(m) and, as to SARs that are settled in shares of common stock, if the Company complies with applicable reporting requirements.

Restricted Stock. A grantee of restricted stock will not recognize any taxable income in the year of the award if the common stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under Code section 83(b) to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year in which the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year in which the grantee is taxed on the income, if the Company complies with applicable reporting requirements and with the restrictions of Code section 162(m).

Deferred Stock Units and Performance-Based Awards. A distribution of common stock or a payment of cash in satisfaction of deferred stock units or a performance-based award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received or, in the case of a cash award, the amount of the cash payment. The Company will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient if the Company complies with applicable reporting requirements and with the restrictions of Code section 162(m).

Dividend Equivalent Rights. Grantees under the 2011 LTIP who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If the Company complies with applicable reporting requirements and with the restrictions of Code section 162(m), it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Stock. A holder of shares of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. The Company will be entitled to deduct the amount of any compensation income taxable to the grantee if it complies with applicable reporting requirements and with the restrictions of Code section 162(m).

Upon the holder’s disposition of shares of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding. Payment of the taxes imposed on awards made under the 2011 LTIP may be made by withholding from payments otherwise due and owing to the holder.

Board Recommendation

Shareholders are not being asked to approve the 2011 LTIP or any amendment to the 2011 LTIP. This proposal and the foregoing description address the material terms for payment of performance-based compensation, which may apply to awards granted under the 2011 LTIP.

Unless you specify otherwise in your proxy/voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted FOR approval of the material terms for payment of performance-based compensation under the 2011 LTIP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF PERFORMANCE-BASED COMPENSATION UNDER THE NEXTERA ENERGY, INC. AMENDED AND RESTATED 2011 LONG TERM INCENTIVE PLAN

Securities Authorized For Issuance Under Equity Compensation Plans

NextEra Energy’s equity compensation plan information as of December 31, 2015 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted-average exercise price of outstanding options, warrants and rights ($)(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	5,036,579	(1)	$63.39	(2)	10,480,752
Equity compensation plans not approved by security holders	—		—		—
Total	5,036,579		$63.39		10,480,752

(1)

Includes an aggregate of 2,866,501 outstanding options, 1,949,762 unvested performance share awards (at maximum payout), 16,564 deferred fully vested performance shares and 181,792 deferred stock awards (including future reinvested dividends) under the 2011 LTIP and the NextEra Energy Amended and Restated Long Term Incentive Plan (“LTIP”), and 21,960 fully vested shares deferred by directors under the NextEra Energy, Inc. 2007 Non-Employee Directors Stock Plan and its predecessor, the FPL Group, Inc. Amended and Restated Non-Employee Directors Stock Plan.

(2)	Relates to outstanding options only.

Proposal 5: Shareholder proposal

The Comptroller of the State of New York, Thomas P. DiNapoli, 59 Maiden Lane, 30th Floor, New York, NY 10038, is the trustee of the New York State Common Retirement Fund (the “Fund”) and has given the Company notice that he intends to present this proposal at the annual meeting on behalf of the Fund. The Fund represented that it held a total of 1,233,950 shares of common stock as of the date the proposal was submitted. In accordance with SEC regulations, the text of the shareholder proposal and supporting statement appear exactly as received by the Company (including the use of boldface and italics). The shareholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The Company disclaims responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

Proposal 5—Political Contribution Disclosure

Resolved, that the shareholders of NextEra Energy Inc. (“NextEra” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors and posted on the Company’s website within 12 months from the date of the annual meeting.

Supporting Statement

As long-term shareholders of NextEra, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court said in its Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records show that NextEra contributed at least $4.8 million in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org) Meanwhile, the 2014 CPA-Zicklin Index of Corporate Political Disclosure and Accountability rated NextEra near the bottom among the largest 300 companies in the S&P 500, giving it just 29 points out of 100.

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. This may be especially true for NextEra, which the non-profit group Public Campaign criticized in a December 2011 report, For Hire: Lobbyists or the 99%? The report alleged that 29 companies, including NextEra, paid no federal income taxes between 2008 and 2010 while spending millions on campaign contributions and lobbying and increasing their executive compensation.

The proposal asks NextEra to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of its peers, including Exelon Corp., Edison International, and PG&E Corp., that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Political Contribution Disclosure—Proposal 5

The Board Unanimously Recommends a Vote AGAINST the Foregoing Proposal for the Following Reasons:

The Board believes that adopting the shareholder proposal would not be in the best interests of the Company or its shareholders.

The very same proposal from the same proponent was defeated by the Company’s shareholders at the 2015 annual meeting of shareholders. Word for word, the same proposal was presented on behalf of the Fund at the Company’s 2015 annual meeting of shareholders and the Company’s shareholders rejected this proposal with 60.4% of votes cast voting against the proposal.

NextEra Energy needs to be an effective participant in the legislative and regulatory process. The Company is closely regulated and subject to legislation that can impact the Company’s operations and profitability. The Board believes that it is in the best interests of the Company’s shareholders for NextEra Energy to be an effective participant in the political process. Laws and policies enacted and adopted by federal, state and local authorities can have a significant impact on the Company and its customers, employees and shareholders. NextEra Energy actively encourages public policy that furthers its ability to provide the cleanest, most reliable electricity to our customers and to operate efficiently, safely and profitably. NextEra Energy’s active participation in political processes and public policy discussions is appropriate to ensure that public officials are informed about key issues that affect the Company’s interests and those of our customers, employees and shareholders and of the communities we serve.

NextEra Energy already has a Political Contributions Policy and its political contributions are regulated by the government. NextEra Energy maintains a rigorous compliance process to ensure that the Company’s political activities are lawful, properly disclosed and aligned with our Code of Business Conduct & Ethics. Political contributions are also subject to comprehensive regulation by federal, state and local governments with detailed disclosure requirements, including requirements to file reports with appropriate state and federal agencies on lobbying-related activities and expenditures. We are committed to compliance with all such applicable laws.

The proposal is unnecessary and duplicative because NextEra Energy’s political contributions are already subject to extensive disclosure requirements. The Board believes that adoption of this resolution is unnecessary and duplicative. NextEra Energy already discloses its Political Contributions Policy and the process for and the titles of the individuals responsible for authorizing contributions pursuant to this policy. NextEra Energy already reports corporate lobbying-related activities and expenditures as required to appropriate federal, state and local agencies. Information about the Political Contributions Policy and NextEra Energy’s political action committee (“PAC”) contributions and current lobbying activities can be found in reports filed with various state and federal agencies, which are also available through links on the NextEra Energy Investor Relations website at http://www.investor.nexteraenergy.com.

Adopting the proposal would not be the best use of NextEra Energy’s resources because adequate disclosure already exists. Since disclosure of the Company’s policies and procedures regarding lobbying activities, business associations and PAC contributions are already readily available to the public and Company shareholders through the link on the Company’s website described above, the Board believes that the additional reports requested in the proposal would result in an unnecessary and unproductive use of the Company’s resources. As a result of the disclosures mandated by federal and state laws, the Board has concluded that ample disclosure exists regarding NextEra Energy’s political contributions. Because the Company is committed to complying with applicable current and future political contribution and campaign finance laws, and already publicly discloses its political contributions as required by law, the Board believes that the special report requested in this proposal is an unnecessary use of the Company’s resources.

Additional disclosure requirements could hinder the Company’s ability to pursue its business and strategic objectives. It is the Board’s view that subjecting the Company to additional disclosure requirements could hinder the Company’s ability to pursue its business and strategic objectives. Such disclosure would make it easier for competitors and others to discern the Company’s public policy and political strategies and implement strategies opposed to the Company’s public policy goals, which would prevent the achievement of such goals and could negatively affect the Company, its operations and results. NextEra Energy’s responsible participation in the political process and its prudent expenditures in connection with such participation are in the best interests of the Company, its shareholders and its customers.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted AGAINST proposal 5.

FOR THE ABOVE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Proposal 6: Shareholder proposal

Myra Young, 9295 Yorkship Court, Elk Grove, California, who represented that she held 100 shares of the Company’s common stock as of the date this proposal was submitted, has given the Company notice that her representative, John Chevedden, intends to present this proposal at the annual meeting. In accordance with SEC regulations, the text of the shareholder proposal and supporting statement appear exactly as received by the Company. The shareholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The Company disclaims responsibility for the content of the proposal and the supporting statement.

Proposal 6—Shareholder Proxy Access

RESOLVED: Shareholders of NextEra Energy, Inc. (NEE) (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

Supporting Statement: Long-term shareholders should have a meaningful voice in nominating directors. The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated, in part due to inadequate cost-benefit analysis. Proxy Access in the United States (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,”

raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Enhance shareholder value. Vote for Shareholder Proxy Access—Proposal 6

The Board Unanimously Recommends a Vote AGAINST the Foregoing Proposal for the Following Reasons:

The Board believes that adopting the shareholder proposal would not be in the best interests of the Company or its shareholders.

The proposal does not seek to address any specific Company governance concern. Adopting a proxy access bylaw means that shareholders owning a small percentage of the Company’s outstanding common stock may require the Company to undertake the effort and expense of including director nominees not approved by the Board’s Governance & Nominating Committee in the Company’s proxy materials. Bylaws of this sort are an untested governance feature for U.S. public companies. At the date of this proxy statement, the Company’s QuickScore ™ assigned by Institutional Shareholder Services was a “1,” indicating the lowest possible level of concern with the Company’s governance practices. The Board believes that proxy access bylaws should not be adopted in the absence of a demonstrated failure of corporate governance. The proposal does not seek to remedy any governance or performance deficiency at the Company and should not be approved by shareholders.

The proposal may increase the influence of special interests and fragment the Board. If proxy access were implemented, a small minority of shareholders could propose director nominees to further a special interest agenda that may not be in the best interests of the Company as a whole. Opposing such candidates in a contested election would be time-consuming and costly for the Company. Even if a director representing a special interest were not elected, such special interest shareholders could still attempt to use proxy access to pressure the Company for concessions related to their special interest. Moreover, the election of directors nominated by a small percentage of shareholders with special interests could also result in the creation of factions on the Board, making it more difficult for the Board to make decisions on behalf of all shareholders.

Implementing proxy access could negatively affect the Company’s corporate governance, bypassing the independent Governance & Nominating Committee process for nominations. Implementing proxy access would provide a small percentage of shareholders, who do not have a fiduciary obligation to other shareholders, the right to include director nominees in the Company’s proxy statement, and bypass the Company’s nomination process, which is overseen by the Governance & Nominating Committee. The Board and the Governance & Nominating Committee are in the best position to evaluate candidates, in light of the need for a Board that is composed of a group of directors with complementary skills, experience, and perspectives and that meets the unique needs of the Company.

Proxy access could lead to continually contested elections, which would impose costs on the Company, divert the Board’s attention and potentially discourage highly-qualified directors from serving. Providing proxy access for a group of shareholders owning just 3% of the Company’s outstanding common stock could make contested elections much more commonplace. Currently, shareholders seeking to nominate directors must, like the Company, bear their own costs of soliciting votes for their proposed nominees. Bearing these costs helps ensure that a shareholder is serious about its intention to nominate directors. Proxy access rights would shift this cost to the Company at no risk to the shareholders availing themselves of the proxy access bylaw. In addition, the prospect of routinely standing in a contested election could cause highly-qualified directors and potential nominees to be reluctant to serve on the Board.

The Company’s shareholders already have significant and meaningful corporate governance rights. The Company’s shareholders have the ability to recommend director nominees for independent consideration by the Governance & Nominating Committee and the ability to register disapproval of individual directors or even the full Board by voting at the Company’s annual meeting of shareholders. Shareholders may remove directors, with or without cause, by a majority of the votes cast, and shareholders owning 20% of the Company’s outstanding common stock also have the right to request a special meeting of shareholders.

The Company’s shareholders already have access to robust and effective procedures to communicate with and influence the Board and hold it accountable. The full Board is elected annually by a majority of the votes cast in uncontested director elections. The Company also has a director resignation policy for nominees who fail to receive a majority of votes cast, as described on page 35. The Board has established a mechanism for shareholders to communicate directly with the Board, as described on page 46. Also, in 2015 alone, Company executives met individually with investors hundreds of times.

The Board is already highly-qualified, diverse and independent. All members of the Board, other than the chairman, president and chief executive officer, are independent of management. The Board also has an independent Lead Director to provide a source of independent leadership, as described beginning on page 37. The Board’s qualifications and diversity are discussed on pages 9 to 11 and the average tenure of the Board’s members is less than nine years. The Board periodically refreshes its membership to ensure it adds relevant experience and fresh perspectives. Between July 2012 and February 2015, five new members have joined the Board, adding significantly to the Board’s skills, expertise and experience.

The Board believes that implementation of this proposal will not enhance the Company’s corporate governance practices and would not be in shareholders’ best interests.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted AGAINST proposal 6.

FOR THE ABOVE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Proposal 7: Shareholder proposal

Alan Farago and Lisa Versaci, 534 Menedez Avenue, Coral Gables, Florida, who represented that they held at least 100 shares of the Company’s common stock as of the date this proposal was submitted, have given the Company notice that they intend to present this proposal at the annual meeting. In accordance with SEC regulations, the text of the shareholder proposal and supporting statement appear exactly as received by the Company. The shareholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The Company disclaims responsibility for the content of the proposal and the supporting statement.

NextEra Shareholder Proposal

File: Alan Farago and Lisa Versaci

Year: 2016

Sector: Energy

Subject(s): Report On Range Of Projected Sea Level Rise/ Climate Change Impacts

Resolved Clause Summary: NextEra Energy Inc.’s (Company/NextEra) operations and markets will be substantially impacted by sea level rise (SLR), a geophysical manifestation of climate change. The Company shall provide investors and shareholders with an assessment of extraordinary risk based on a probable range of sea level rise according to best available science.

WHEREAS: The Securities and Exchange Commission recognized the financial impacts of climate change when it issued Interpretive Guidance on climate disclosure in February 2010, including: “Registrants whose businesses may be vulnerable to severe weather or climate related events should consider disclosing material risks of, or consequences from, such events in their publicly filed disclosure documents.”

The Company’s principal subsidiary, Florida Power & Light Company (FPL), is one of the largest rate-regulated electric utilities in the United States. Its markets are among the most vulnerable in the nation to sea level rise.

SUPPORTING STATEMENT: Sea level rise as a consequence of climate change is an extraordinary risk to the Company’s markets and facilities, leading to diminished energy utilization rates, downtime or closure of facilities due to damage to facilities, danger to employees, disruption in supply chains, disruption of markets and power supply, and unlimited financial liability.

According to NOAA: “In the context of risk-based analysis, some decision makers may wish to use a wider range of (SLR) scenarios, from 8 inches to 6.6 feet by 2100.” In contrast, FPL planning documents for two new nuclear reactors at its Turkey Point facility predict less than one foot SLR by 2100. FPL planning documents omit current federal SLR guidelines and science-based analyses such as provided by the Southeast Florida Regional Climate Compact / Sea Level Rise Work Group assessment. Using the lowest estimate of SLR for the Company’s planning purposes leads to inaccurate information for shareholders.

BE IT RESOLVED: Shareholders request that NextEra Energy Inc. report material risks and costs of sea level rise to company operations, facilities, and markets based on a range of SLR scenarios projecting forward to 2100, according to best available science. The requested report shall be available to shareholders and investors by December 1, 2016, be prepared annually at reasonable cost and omit proprietary information.

The Board Unanimously Recommends a Vote AGAINST the Foregoing Proposal for the Following Reasons:

The Board believes that adopting the shareholder proposal would not be in the best interests of the Company or its shareholders.

Preparing the requested report would not be the best use of the Company’s resources. The proposal calls for a report that would require the Company to speculate on events and the operations of the Company more than 80 years in the future. A report that purports to estimate the impact of events occurring that far in the future would not contribute to understanding the Company’s business, operations or assets or assist the Company in planning for the future. A proposal that asks the Company to speculate on a single aspect of global climate change nearly a century into the future would be a waste of time and money.

The Company already makes disclosures about material environmental matters. The Company already discloses in its SEC filings foreseeable environmental risks that may have a material impact on the Company’s business, operations and assets. The Company also makes available an extensive annual corporate responsibility report. Among the topics discussed in detail in the report are: Environmental Protection Agency-regulated emissions data, including climate change related greenhouse gas emissions; water and conservation management; wildlife and habitat preservation; waste management; and site remediation and restoration. The report also discusses the Company’s beneficial engagement with its customers, the communities in which it operates and its employees. Investors and the public already have ample sources of information to assess the sustainability of the Company’s business and operations. In light of the foregoing, the report called for in the proposal would not lead to any additional material disclosures; rather, the Company believes that the report would be, by its nature, highly speculative and confusing.

The proposal incorrectly states the assumptions made by the Company with respect to future sea level rise. The proposal asserts that “…FPL planning documents for two new nuclear reactors at its Turkey Point facility predict less than one foot [sea level rise] by 2100.” This is not true. The sea level rise projections for the Turkey Point project under Nuclear Regulatory Commission (“NRC”) licensing review were developed in compliance with rigorous NRC requirements and processes, including relying on peer-reviewed data. National Oceanic and Atmospheric Administration estimates of sea level were used to project sea level rise over 100 years, and, if approved and constructed, the new Turkey Point nuclear reactors would comply with NRC standards for nuclear plants and be built more than 25 feet above current sea level, well above any predicted rise in sea level. The analysis and assumptions used in estimating future sea level rise for Turkey Point 6 and 7 are available to the public on the NRC’s web site. There is no justification for the time and expense of the annual report requested by the proposal, particularly when the possible effect of sea level rise has already been appropriately addressed and the analysis is available to the public.

Unless you specify otherwise in your proxy/confidential voting instruction card or in the instructions you give on the Internet or by telephone, your proxy will be voted AGAINST proposal 7.

FOR THE ABOVE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL

INFORMATION ABOUT NEXTERA ENERGY AND MANAGEMENT

Common Stock Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of NextEra Energy common stock as of December 31, 2015 by the only persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(2)	33,201,900(2)	7.2%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355(3)	30,478,440(3)	6.6%

(1)	As of February 25, 2016.

(2)

This information has been derived from a statement on Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 10, 2016. As of December 31, 2015, BlackRock, Inc., a parent holding company, reported that it had sole dispositive power with respect to all of the shares reported as beneficially owned and sole voting power as to 29,127,168 of such shares.

(3)

This information has been derived from a statement on Schedule 13G/A of The Vanguard Group, filed with the SEC on February 11, 2016. As of December 31, 2015, The Vanguard Group, an investment adviser, reported that it had sole dispositive power with respect to 29,582,328 shares reported as beneficially owned; shared dispositive power with respect to 896,112 shares reported as beneficially owned; sole voting power as to 840,239 of shares reported as beneficially owned; and shared voting power as to 44,600 shares reported as beneficially owned.

The table below shows the number of shares of NextEra Energy common stock beneficially owned as of February 25, 2016 by each of NextEra Energy’s directors (all of whom are nominees for director, except Mr. Beall) and each named executive officer listed in Table 1a: 2015 Summary Compensation Table in the Executive Compensation section of this proxy statement, as well as the number of shares beneficially owned by all of NextEra Energy’s directors and executive officers as a group. As of February 25, 2016, each individual beneficially owned less than 1%, and all directors and executive officers as a group beneficially owned less than 1%, of NextEra Energy common stock. No shares are pledged as security. The table also includes information about phantom or deferred shares credited to the accounts of NextEra Energy’s directors and executive officers under various compensation and benefit plans.

	Common Stock Beneficially Owned					Phantom/Deferred Shares(4)
Name	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)
Sherry S. Barrat	27,710		2,000	29,710		13,468
Robert M. Beall, II	36,310		0	36,310		5,926
James L. Camaren	30,610		0	30,610		6,607
Moray P. Dewhurst	319,335		378,368	697,703		36,394
Kenneth B. Dunn	14,270		0	14,270		0
Naren K. Gursahaney	1,590		2,570	4,160		0
Kirk S. Hachigian	4,370		0	4,370		0
Toni Jennings	17,910		0	17,910		0
Amy B. Lane	2,250		1,260	3,510		0
Manoochehr K. Nazar	150,005		131,035	281,040		8,111
Armando Pimentel, Jr.	82,899		177,825	260,724		6,463
James L. Robo	458,085	(5)	628,917	1,087,002	(5)	131,881
Rudy E. Schupp	20,910	(6)	0	20,910	(6)	0
Eric E. Silagy	34,727		49,738	84,465		3,604
John L. Skolds	6,344		0	6,344		0
William H. Swanson	20,170		0	20,170		0
Hansel E. Tookes, II	1,777	(7)	19,910	21,687	(7)	0
All directors and executive officers as a group (24 persons)	1,473,276		1,594,467	3,067,743		227,297

(1)

Includes shares of restricted stock (performance-based for executive officers) for Messrs. Dewhurst (16,730), Nazar (11,234), Pimentel (11,437), Robo (41,975) and Silagy (7,738), as well as for Mrs. Barrat (27,710), Ms. Jennings (17,910), Ms. Lane (1,310) and Messrs. Beall (29,310), Camaren (25,110), Dunn (10,270), Gursahaney (590), Hachigian (4,370), Schupp (20,310), Skolds (6,170), Swanson (12,690) and Tookes (400), and a total of 271,643 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)

Includes, for executive officers, shares which may be acquired as of or within 60 days after February 25, 2016, upon the exercise of stock options and, for directors, shares payable under the Company’s Deferred Compensation Plan, amended and restated effective January 1, 2003 (the “Frozen Deferred Compensation Plan”) or the NextEra Energy, Inc. Deferred Compensation Plan effective January 1, 2005, as amended and restated through February 11, 2016, as amended (the “Successor Deferred Compensation Plan”), the receipt of which has been deferred until the first day of the month after termination of service as a Board member. The Frozen Deferred Compensation Plan and the Successor Deferred Compensation Plan are collectively referred to as the “Deferred Compensation Plan.”

(3)

Represents the total of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.” Under SEC rules, beneficial ownership as of any date includes any shares as to which a person, directly or indirectly, has or shares voting power or dispositive power and also any shares as to which a person has the right to acquire such voting or dispositive power as of or within 60 days after such date through the exercise of any stock option or other right.

(4)

Includes phantom shares under the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (the “Frozen SERP”), and the NextEra Energy, Inc. (f/k/a FPL Group, Inc.) Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (the “Restated SERP”). The Frozen SERP and the Restated SERP are collectively referred to as the “SERP.” Also includes, for Mr. Robo, 66,752 shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under the LTIP, as to which he has neither voting nor dispositive power, and 43,114 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the 2011 LTIP, and for Mr. Dewhurst, 31,678 shares, the receipt of which is deferred pursuant to the terms of a deferred stock grant under the LTIP.

(5)

Includes 73,550 shares held by spouse’s Gifting Trust, the trustee of which is Mr. Robo, 76,431 shares held by the James L. Robo Gifting Trust, the trustee of which is Mr. Robo’s spouse, and 3,356 shares owned by Mr. Robo’s spouse.

(6)	Includes 200 shares owned by Mr. Schupp’s spouse, as to which Mr. Schupp disclaims beneficial ownership.

(7)	Includes 377 shares owned by Mr. Tookes’ spouse, as to which Mr. Tookes disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file initial reports of ownership and reports of changes of their beneficial ownership of the common stock and other equity securities of NextEra Energy with the SEC pursuant to section 16(a) of the Exchange Act. Based solely upon a review of these filings and written representations from the directors and executive officers that no other reports were required of them, the Company believes that all required filings were timely made in 2015.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles & Guidelines/Code of Ethics

NextEra Energy has had formal corporate governance standards in effect since 1994. The Governance & Nominating Committee is responsible for reviewing the Corporate Governance Principles & Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. NextEra Energy has adopted a Code of Ethics for Senior Executive and Financial Officers which applies to NextEra Energy’s chairman, president and chief executive officer, chief financial officer, treasurer, chief tax officer, general counsel, chief accounting officer and comptroller, and the presidents of FPL and NextEra Energy Resources, as well as a Code of Business Conduct & Ethics applicable to all representatives of NextEra Energy and its subsidiaries, including directors, officers and employees. The Corporate Governance Principles & Guidelines, Code of Ethics for Senior Executive and Financial Officers and Code of Business Conduct & Ethics are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. Any amendments or waivers of the Code of Ethics for Senior Executive and Financial Officers which are required to be disclosed to shareholders under SEC rules will be disclosed on the NextEra Energy website at the address listed above.

Director Resignation Policy

As discussed above, under NextEra Energy’s Amended and Restated Bylaws (the “Bylaws”), in an uncontested election directors are elected by a majority of the votes cast. The Board has adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote in an Uncontested Election (“Director Resignation Policy”), the effect of which is to require that, in any uncontested director election, any incumbent director who is not elected by the required vote shall offer to resign, and the Board shall determine whether or not to accept the resignation within ninety days of the certification of the shareholder vote. The Company will report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document.

The Bylaws provide that, in a contested election, director nominees are elected by a plurality of the votes cast.

Director Independence

The Board conducts an annual review regarding the independence from the Company’s management of each of its members and, in addition, assesses the independence of any new member at the time that the new member is considered for appointment or nomination for election to the Board. The Board considers all relevant facts and circumstances and uses the criteria set forth in the NYSE corporate governance independence standards (the “NYSE standards”) to assess director independence. These standards are also set forth or referred to in the Corporate Governance Principles & Guidelines, a copy of which is available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. The NYSE standards and the Corporate Governance Principles & Guidelines require that NextEra Energy have a majority of independent directors and provide that the Board must affirmatively determine with respect to each such director that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) in order to determine that the director is independent. As set forth in the Corporate Governance Principles & Guidelines, the Board considers all relevant facts and circumstances in making independence determinations. In particular, when assessing the materiality of a director’s relationship (if any) with the Company, the Board considers materiality both from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation. Material relationships for this purpose may include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition to the subjective standard described above, the NYSE standards have objective tests for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the Company, or has an immediate family member who is an executive officer of the Company, until three years after the employment relationship ended;

•

receives, or has an immediate family member who has received (other than as a non-executive officer employee of the Company), during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service and not contingent on continued service), until three years after that amount is no longer received;

•

is a current partner or employee of Deloitte & Touche or has an immediate family member who is either (a) a current partner of Deloitte & Touche or (b) a current employee of Deloitte & Touche who personally works on the Company’s audit, until three years after these relationships with Deloitte & Touche have ended;

•

is an executive officer, or whose immediate family member is an executive officer, of another company where any of the Company’s present executive officers serve on that other company’s compensation committee, until three years after the end of that service or employment relationship; or

•

is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues, until three years after falling below that threshold.

The NYSE standards and the Corporate Governance Principles & Guidelines also require that each of the Compensation Committee, the Governance & Nominating Committee and the Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 under the Exchange Act include the additional requirement that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. The NYSE standards also require that, when determining the independence of members of the Compensation Committee, the Board is to consider all factors specifically relevant to determining whether a director has a relationship with NextEra Energy which is material to the director’s ability to be independent from management in connection with the director’s duties on the Compensation Committee, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by NextEra Energy, and whether any Compensation Committee member is affiliated with NextEra Energy or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

Based on its review conducted in accordance with the Company’s Corporate Governance Principles and Guidelines and the NYSE standards, the Board determined in February 2016 that Sherry S. Barrat, Robert M. Beall, II (who, having reached retirement age for directors, is not standing for re-election), James L. Camaren, Kenneth B. Dunn, Naren K. Gursahaney, Kirk S. Hachigian, Toni Jennings, Amy B. Lane, Rudy E. Schupp, John L. Skolds, William H. Swanson, and Hansel E. Tookes, II, constituting all 12 non-employee directors of NextEra Energy, are independent under the NYSE standards (including, where applicable, the separate Audit Committee and Compensation Committee standards) and the Corporate Governance

Principles & Guidelines. In determining that Mr. Schupp is independent, the Board considered that a NextEra Energy subsidiary has employed Mr. Schupp’s son since June 2011 in non-executive business roles, for total compensation in 2015 of approximately $115,800. In determining that Mr. Gursahaney is independent, the Board considered that in 2015 a NextEra Energy subsidiary purchased electrical transformers, through transactions determined by competitive bids, from a manufacturer in which Mr. Gursahaney’s sister-in-law is an owner and in which Mr. Gursahaney has no interest of any nature.

Board Leadership Structure

As set forth in the Corporate Governance Principles & Guidelines, the Board believes that the decision as to who should serve as chairman and as chief executive officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of the Company’s then-existing characteristics or circumstances. In view of the Company’s operating record, including its role as a national leader in renewable energy generation, and the operational and financial opportunities and challenges faced by the Company, the Board’s judgment is that the functioning of the Board is generally best served by maintaining a structure of having one individual serve as both chairman and chief executive officer. The Board believes that having a single person acting in the capacities of chairman and chief executive officer promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans and to address its challenges. However, in certain circumstances, such as the transition from one chief executive officer to another, the Board believes that it may be appropriate for the roles of the chief executive officer and the chairman to be separated.

The Board has an independent Lead Director selected by and from the independent directors (with strong consideration given to present and past committee chairs). The Lead Director serves a two-year term, if continuing as a director, commencing on the date of the Company’s annual meeting of shareholders. Unless the independent directors determine otherwise due to particular circumstances, no director will serve as the Lead Director for more than one two-year term on a consecutive basis. In 2014, the independent directors selected Robert M. Beall, II to be the Lead Director until the 2016 annual meeting. Mr. Beall has reached the Company’s retirement age for directors and, as noted above, is not standing for re-election. At a meeting of the Board following the conclusion of the annual meeting of shareholders, the independent directors will choose a Lead Director from among those independent directors elected at the annual meeting, so that at all times an independent Lead Director will be serving on the Board.

The Lead Director has the following duties and authorities:

•	to act, on a non-exclusive basis, as liaison between the independent directors and the chairman;

•	to approve the Board agenda and information sent to the Board;

•	to preside at Board meetings in the absence of the chairman and to chair executive sessions of the non-management directors;

•	to approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	to call executive sessions of the independent directors;

•	if requested by major shareholders, to be available, when appropriate, for consultation and direct communication consistent with the Company’s policies regarding communications with shareholders;

•	to communicate Board member feedback to the chief executive officer; and

•	to have such other duties as may from time to time be assigned by the Board.

Executive sessions of the independent directors are provided for in the agenda for each regularly-scheduled Board meeting and each regularly-scheduled committee meeting (other than quarterly earnings review meetings of the Audit Committee). As noted above, the Lead Director chairs the Board executive sessions and thereafter provides feedback to the chief executive officer. Committee executive sessions are chaired by the committee chairs, all of whom are independent directors (with the exception of the Executive Committee, which is chaired by the chairman of the board and meets only on an as-needed basis). The Board believes that having an independent Lead Director, regular Board and committee executive sessions, a substantial majority of independent directors and the corporate governance structures and processes described in this proxy statement allows the Board to maintain effective oversight of management.

Board Refreshment and Diversity

Board Refreshment. Each year the Board engages in a self-evaluation process which is conducted by the Governance & Nominating Committee. Members of the Board are surveyed to assess the effectiveness of the Board’s membership and oversight processes and to solicit input from members of the Board for improvements to the Board’s functions. With the input of the Governance & Nominating Committee, recommendations from Board members are incorporated into Board processes and Board agenda topics. This annual self-evaluation process ensures that the Board periodically considers improvements to Board processes and procedures.

In addition to annually examining the Board and the Board committee processes and procedures, the Board and the Governance & Nominating Committee engage in a continuous process of considering the mix of skills and experience needed by the Board as a whole to discharge its responsibilities. During the period from July 2012 to February 2015, five new members have joined the Board, adding significantly to the skills, expertise and experience of the Board.

Diversity. Diversity is among the factors the Governance & Nominating Committee considers when identifying and evaluating potential Board nominees. The Corporate Governance Principles & Guidelines provide that, in identifying nominees for director, the Company seeks to achieve a mix of directors representing a diversity of background and experience, including diversity with respect to age, gender, race, ethnicity and specialized experience. Diversity is weighted equally with the other factors considered when identifying and evaluating Board nominees. In the Board’s annual self-evaluation, it reviews the criteria for skills, experience and diversity reflected in the Board’s membership, and also reviews the Board’s process for identification, consideration, recruitment and nomination of prospective Board members.

Board Role in Risk Oversight

The Board discharges its risk oversight responsibilities primarily through its committees, each of which reports its activities to the Board at the next succeeding Board meeting. The risk oversight responsibilities of the committees include the following:

•

Audit Committee. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, compliance with legal and regulatory requirements, and the Company’s accounting and financial reporting processes. As part of its duties, the Audit Committee discusses with management the Company’s policies with respect to risk assessment and risk management, reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, and ensures that risks identified from time to time as major risks are reviewed by the Board or a Board committee.

•

Finance & Investment Committee. The Finance & Investment Committee is responsible for reviewing and monitoring the Company’s financing plans, reviewing and making recommendations regarding the Company’s dividend policy, reviewing risk management activities and exposures related to the Company’s energy trading and marketing operations, reviewing the Company’s major insurance lines, and overseeing the risks associated with financing strategy, financial policies and use of financial instruments, including derivatives.

•

Nuclear Committee. The Nuclear Committee is responsible for reviewing the safety, reliability and quality of nuclear operations, reviewing reports issued by external oversight groups, and reviewing the Company’s long-term strategies and plans relating to its nuclear operations.

•

Compensation Committee. The Compensation Committee is responsible for oversight of compensation-related risks, including reviewing management’s assessment of risks related to employee compensation programs.

NextEra Energy’s chief executive officer serves as the Company’s chief risk officer. In that capacity, the chief executive officer, together with other members of the Company’s senior management team, oversees the execution and monitoring of the Company’s risk management policies and procedures. NextEra Energy’s management maintains a number of risk oversight committees that assess operational and financial risks throughout the Company. NextEra Energy also has a Corporate Risk Management Committee, composed of senior executives, that assesses the Company’s strategic risks and the strategies employed to mitigate those risks. The Board committees discussed above meet periodically with the Company’s senior management team to review the Company’s risk management practices and key findings.

Director Meetings and Attendance

The Board and its committees meet on a regular schedule and also hold special meetings from time to time. The Board met six times in 2015. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served during the period of such director’s committee service.

Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders’ meeting, Board members are required to attend the annual shareholders’ meeting. All of the directors then in office attended the 2015 annual meeting of shareholders.

Board Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The committees regularly report their activities and actions to the full Board, generally at the Board meeting next following the committee meeting. Each of the committees operates under a charter approved by the Board and each committee (other than the Executive Committee) conducts an annual self-evaluation of its performance. The charter of each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee is required to comply with the NYSE corporate governance requirements. There are no NYSE requirements for the charters of the Finance & Investment Committee, the Nuclear Committee or the Executive Committee. Each of the committees is permitted to take actions within its authority through subcommittees, and references in this proxy statement to any of those committees include any such subcommittees. Current copies of the charters of the committees are available on the Company’s website at www.nexteraenergy.com/investors/governance.shtml. The current membership and functions of the committees are described below.

Audit Committee

NextEra Energy has an Audit Committee established in accordance with applicable provisions of the Exchange Act and the NYSE standards. The Audit Committee is currently composed of Mrs. Barrat, Mrs. Jennings and Messrs. Swanson (Chair), Gursahaney and Skolds. The Audit Committee met eight times in 2015, and at such meetings met regularly with Deloitte & Touche and the internal auditor, both privately and in the presence of management. The Audit Committee has the authority to appoint or replace the Company’s independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee also approves the engagement of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The Audit Committee assists the Board in overseeing the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee conducts an annual self-evaluation. A more detailed description of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

The Board has determined that each member of the Audit Committee satisfies the “financial literacy” standard of the NYSE and that Mr. Swanson and Mr. Gursahaney each is an “audit committee financial expert” as that term is defined by applicable SEC rules and, accordingly, has accounting or related financial management expertise under NYSE standards. In addition, the Board has determined that each member of the Audit Committee, including each audit committee financial expert, is independent under the NYSE standards, Rule 10A-3 under the Exchange Act and the Corporate Governance Principles & Guidelines.

The Audit Committee Report for 2015 begins at page 48.

Compensation Committee

The Compensation Committee is currently composed of Ms. Lane and Messrs. Schupp (Chair), Beall, Dunn, Hachigian and Tookes. The Compensation Committee met four times in 2015. The Board has determined that each member of the Compensation Committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines.

Compensation Committee Authority

The Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers, evaluate the performance of the chief executive officer in light of those goals and objectives, approve the compensation of the chief executive officer and the other executive officers, approve any compensation-related agreements for the chief executive officer and the other executive officers, and make recommendations to the Board with respect to the compensation of the directors. Additional responsibilities include overseeing the preparation of the Compensation Discussion & Analysis section of this proxy statement and approving the annual Compensation Committee Report, reviewing the results of the Company’s shareholder advisory vote on the compensation of its named executive officers, making recommendations to the Board with respect to incentive compensation plans and other equity-based plans, administering the Company’s annual and long-term incentive plans and non-employee directors stock plan, and retaining, approving the terms of retaining, and assessing the independence of any outside compensation consultants engaged to assist in the evaluation of director, chief executive officer and other executive officer compensation. The Compensation Committee conducts an annual self-evaluation. A more detailed description of the Compensation Committee’s authorities, duties and responsibilities is contained in the Compensation Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

As permitted under the terms of the 2011 LTIP, the Board has delegated to the chief executive officer the authority to make equity grants to employees who are not executive officers. The Compensation Committee has the authority to review these awards. In addition, the Compensation Committee delegated to the chief executive officer and the most senior human resources officer its authority to identify participants in the

2013 Executive Annual Incentive Plan (the “Annual Incentive Plan”) other than executive officers and to establish the terms and conditions pursuant to which incentive compensation for 2015 was payable to such other participants. The Compensation Committee has not delegated any other authority granted to it.

Compensation Committee Agenda and Processes; Role of External Consultants and Executive Officers

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions with respect to the executive officers listed in Table 1a: 2015 Summary Compensation Table in the Executive Compensation section of this proxy statement (each a “named executive,” “named executive officer” or “NEO” and collectively “named executives,” “named executive officers” or “NEOs”) is presented at one meeting to the Compensation Committee, which makes its decision at a subsequent meeting. This allows time for follow-up to questions from Compensation Committee members in advance of the final decision. Additional agenda items are included as necessary to address current issues.

During 2015, following an independence evaluation (taking into account all factors required by applicable law or NYSE listing standards, and such other factors as the Committee considered appropriate), the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent executive compensation consulting firm which performed no other services for NextEra Energy or its affiliates, to provide advice and counsel to the Compensation Committee from time to time. Cook is sometimes referred to as the “Compensation Consultant.” In 2015, no other outside advisors provided advice to the Compensation Committee. In 2015, the Compensation Consultant participated in all Compensation Committee meetings. In accordance with the engagement letter retaining Cook, the scope of Cook’s engagement includes the following potential services, as and when requested by the Compensation Committee:

•	Provide advice to the Compensation Committee on the Company’s principles for its executive compensation program.

•	Review and provide input on the executive compensation disclosure in the annual proxy statement, including the Compensation Discussion & Analysis and other relevant sections.

•	Review and provide advice on executive compensation programs and practices at the Company’s peer group companies for comparison and analysis.

•

Analyze and develop recommendations on executive compensation programs, including executive employment agreements, equity incentive plans and programs, short-term bonus and other incentive and capital accumulation/retirement programs.

•	Assist in review of, and make recommendations for, the chief executive officer’s compensation package.

•	Analyze and advise on the non-employee director compensation program.

•	Review and advise on annual executive officer “tally sheets.”

•	Provide updates on key executive compensation and related governance trends, as appropriate.

•	Analyze issues with respect to stock plan economics.

•	Attend Compensation Committee meetings, as requested.

•	Undertake any other projects requested by the Compensation Committee.

In accordance with its engagement letter, during the 2015 executive compensation cycle Cook provided the Compensation Committee and the Company with analysis and advice on items such as pay competitiveness and executive compensation program plan design. Cook also benchmarked and discussed with the Compensation Committee its recommendation with respect to non-employee director compensation. The Compensation Consultant also monitored current and emerging market trends and reported to the Compensation Committee on such trends and their impact on Company compensation practices. Cook has reviewed the Compensation Discussion & Analysis and Compensation Committee sections of this proxy statement and Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in this proxy statement.

In providing these services, the Compensation Consultant reports to and is directed by the Compensation Committee. Cook performed no services for Company management in 2015. The instructions given to the Compensation Consultant in 2015, beyond those that resulted in the provision of the services described in the preceding paragraphs, related primarily to logistical or procedural matters. The Compensation Consultant also cooperated with the Company’s human resources personnel and appropriate executive officers in the performance of its services, including assisting them in the development of executive compensation programs for consideration by the Compensation Committee. Unless otherwise directed by the Compensation Committee, the Compensation Consultant may share with appropriate human resources personnel and executive officers information regarding trends, comparative analysis and other matters relating to executive compensation in general or the Company’s programs in particular.

The Compensation Committee had an executive session at the end of each of its 2015 meetings, during which no executive officers were present. During the appropriate executive sessions, the committee evaluated the performance of the chairman and chief executive officer, discussed and approved the compensation of the chairman and chief executive officer, met with the Compensation Consultant and discussed and considered such other matters as it deemed appropriate.

Mr. Robo provided the Compensation Committee with recommendations on 2015 total compensation opportunities for all executive officers other than himself and input with respect to the individual performance of the other executive officers in connection with the Compensation Committee’s determination of amounts paid under the Annual Incentive Plan for 2015. Prior to the beginning of 2015, Mr. Robo, in collaboration with the subsidiary presidents, provided recommended Annual Incentive Plan operating performance goals to the Compensation Committee for its consideration. In addition, the Executive Compensation Review Board (“review board”), whose members were Messrs. Dewhurst (vice chairman and chief financial officer of the Company), Pimentel (president and chief executive officer of NextEra Energy Resources), Robo, Silagy (president and chief executive officer of Florida Power & Light Company) and the most senior human resources officer, performed the initial review of the 2015 performance of the Company and its subsidiaries compared to the Annual Incentive Plan operating performance goals, including whether goals had been achieved, exceeded or missed, and made recommendations based on this review to the Compensation Committee for consideration and appropriate action.

NextEra Energy’s executive compensation program and its compensation program for non-employee directors for 2015 were considered and acted upon by the Compensation Committee at meetings held over a 19-month period, as follows:

July 2014: The Committee reviewed and discussed the results of the 2014 say-on-pay vote and reviewed and approved the peer group for use in 2015 executive and non-employee director compensation determinations.

October 2014: The Committee reviewed and discussed proposed 2015 target total direct compensation opportunities for executive officers; reviewed and evaluated non-employee director compensation; and recommended to the Board changes to be made to non-employee director compensation for 2015.

December 2014: Reviewed and approved certain annually variable aspects (such as performance goals, participants and target and maximum annual incentive levels for each participant) under the Annual Incentive Plan for 2015; reviewed and approved the Company’s corporate performance objective, operational performance goals and methodology to determine the financial performance matrix for the Annual Incentive Plan for 2015; and discussed and approved the chief executive officer’s and the other executive officers’ 2015 target total direct compensation opportunities (including the appropriate mix of base salary, target annual incentive compensation and target long-term incentive compensation).

February 2015: Granted 2015 equity compensation to executive officers, including approving performance objectives for performance share awards for the 2015-2017 performance period; and approved the annual stock grant to non-employee directors as part of 2015 non-employee director compensation.

July 2015: Reviewed and discussed results of the 2015 say-on-pay vote and emerging executive compensation trends and reviewed and approved the peer group for use in 2016 executive and non-employee director compensation determinations.

October 2015: Reviewed and discussed proposed 2016 target total direct compensation opportunities for executive officers; reviewed and evaluated non-employee director compensation; and recommended to the Board changes to be made to non-employee director compensation for 2016.

February 2016: Evaluated corporate performance for 2015 in light of the corporate performance objective, operational performance goals and financial performance matrix; certified that the corporate performance objective had been achieved and determined annual incentive compensation amounts for executive officers, as well as the number of performance shares payable for the three-year performance period ended December 31, 2015; and reviewed compensation risk assessment and Compensation Consultant conflicts assessment as described below.

Compensation Risk Assessment

In February 2016, the Compensation Committee reviewed management’s analysis of the Company’s compensation program risks and mitigation of those risks, as well as the Company’s ongoing compensation risk management process. During this review, the Committee discussed, among other matters, the Board’s overall role in the oversight of the Company’s risk, the Compensation Committee’s role in the oversight of compensation-related risk, the Company’s most significant risks, the relationship of those risks to the Company’s compensation programs and policies, and the compensation risk-related risk mitigation practices and controls which the Company has in place.

Compensation Consultant Conflicts Assessment

In February 2016, the Compensation Committee assessed the independence of Cook in accordance with SEC rules and concluded that the Compensation Consultant’s work for the Compensation Committee did not raise any conflicts of interest.

Governance & Nominating Committee

The Governance & Nominating Committee is currently composed of Mrs. Barrat (Chair), Ms. Jennings and Messrs. Beall, Camaren, Gursahaney and Schupp. The Governance & Nominating Committee met four times in 2015. The Board has determined that each member of the committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines. The committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or, subject to the Director Resignation Policy discussed above, the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under Consideration of Director Nominees. In addition, the committee is responsible for reviewing the Corporate Governance Principles & Guidelines, the Related Person Transactions Policy and the content of the Code of Business Conduct & Ethics and the Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluation of the Board. The committee is also responsible for retaining, and approving the terms of retention of, any search firm engaged to identify director candidates.

A more detailed description of the Governance & Nominating Committee’s duties and responsibilities is contained in the Governance & Nominating Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Finance & Investment Committee

The Finance & Investment Committee is currently composed of Ms. Lane and Messrs. Tookes (Chair), Camaren, Dunn, Hachigian and Swanson. The Finance & Investment Committee met five times in 2015. The committee’s functions include reviewing and monitoring the Company’s financing plans, reviewing and making recommendations to the Board regarding the Company’s dividend policy, reviewing the Company’s risk management activities and exposures related to its energy trading and marketing operations, reviewing certain proposed capital expenditures and reviewing the performance of the Company’s pension, nuclear decommissioning and other investment funds. The Finance & Investment Committee conducts an annual self-evaluation.

A more detailed description of the Finance & Investment Committee’s duties and responsibilities is contained in the Finance & Investment Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Nuclear Committee

Mr. Skolds (Chair) is the sole member of the Nuclear Committee, which meets with senior members of the Company’s nuclear division. The Nuclear Committee met four times in 2015. The committee’s purpose is to review the operation of the Company’s nuclear division and make reports and recommendations to the Board with respect to such matters. The Committee is authorized to review, among other matters, the safety, reliability and quality of the Company’s nuclear operations and the Company’s long-term strategies and plans for its nuclear operations.

A more detailed description of the Nuclear Committee’s duties is contained in the Nuclear Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Executive Committee

The Executive Committee is currently composed of Mrs. Barrat and Messrs. Robo (Chair), Beall, Schupp, Swanson and Tookes. The Executive Committee did not meet in 2015. The committee’s function is to provide an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session.

A more detailed description of the Executive Committee’s duties and responsibilities is contained in the Executive Committee Charter, a copy of which is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. The methods used by the Governance & Nominating Committee to identify and evaluate director candidates are discussed below under Identifying and Evaluating Nominees for Directors. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below and in Proposal 1 under Director Qualifications. Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to: Corporate Secretary, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

There are requirements under the Bylaws relating to shareholder nominations of persons for election to the Board at a meeting of shareholders. A copy of the Bylaws is available on NextEra Energy’s website at www.nexteraenergy.com/investors/governance.shtml. A shareholder who nominates a director candidate must be a shareholder of record on the date he or she gives the nomination notice to NextEra Energy. The advance notice procedure in the Bylaws requires that a shareholder’s notice must be given in a timely manner and in proper written form to the Corporate Secretary. For nominations at annual meetings to be timely, notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at NextEra Energy’s principal executive offices not earlier than the opening of business 120 days and not later than the close of business 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply. Similar requirements apply in order for shareholder nominations at special meetings at which the Board has determined directors are to be elected to be timely. To be in proper written form, the notice must include, among other information:

•	information about the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made;

•	information about all direct and indirect holdings or other interests of the shareholder giving notice and the beneficial owner, if any, of the Company’s securities; and

•	information regarding the nominee, including, among other matters:

•	information required by the proxy rules of the SEC and the rules of the NYSE; and

•

information about all direct and indirect compensation and material relationships between the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and their respective affiliates and others acting in concert, on the one hand, and the proposed nominee, the nominee’s affiliates and those acting in concert with the nominee, on the other.

The notice must be accompanied by:

•	a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected; and

•	a completed questionnaire with respect to the background and qualifications of the nominee, and a written representation and agreement to the effect that:

•	the nominee is not and will not become a party to any undisclosed voting commitment;

•	the nominee is not and will not become a party to any undisclosed agreement other than with the Company with respect to compensation, reimbursement or indemnification; and

•

the nominee, if elected, will comply with all applicable laws and the publicly-disclosed corporate governance, business conduct, ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies of the Company.

Forms of the questionnaire and written representation and agreement are available upon written request to the Corporate Secretary. See Shareholder Proposals for 2017 Annual Meeting, below, for information about the requirements for submission of shareholder proposals for consideration at the 2017 annual meeting of shareholders.

Director Qualifications

In addition to the qualifications for directors set forth under Proposal 1 on page 8 of this proxy statement, no person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially-major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business’s board.

Generally, no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director. However, the Board may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event such a director will not be eligible for election as a director if he or she has attained the age of 73 or 74 by the date of election.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance & Nominating Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Governance & Nominating Committee considers various potential candidates for director if deemed appropriate. Candidates may come to the attention of the Governance & Nominating Committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Governance & Nominating Committee, and may be considered at any time during the year. As described above, the Governance & Nominating Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance & Nominating Committee at a regularly scheduled meeting, which is generally but not exclusively the December or February meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are provided to the Governance & Nominating Committee. The Governance & Nominating Committee also reviews materials provided by professional search firms or other parties. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability. For additional information about the process for nominating and electing directors, see Director Resignation Policy, Shareholder Nominees and Director Qualifications above and as set forth under Proposal 1, and Shareholder Proposals for 2017 Annual Meeting, below.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Board, any Board committee, the Lead Director or any one or more other directors. Such parties may write to one or more directors, care of the General Counsel, NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or send an e-mail to: boardofdirectors@nexteraenergy.com. They may also contact any member of the Audit Committee with a concern under the Company’s Code of Business Conduct & Ethics by calling 561-694-4644.

The Board has instructed the General Counsel to assist the Board in reviewing all written communications to the Board, any Board committee or any director as follows:

•

Complaints or similar communications regarding accounting, internal accounting controls or auditing matters will be handled in accordance with the NextEra Energy, Inc. and Subsidiaries Procedures for Receipt, Retention and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls or Auditing Matters.

•

All other legitimate communications related to the duties and responsibilities of the Board or any committee will be promptly forwarded by the General Counsel to the applicable directors, including, as appropriate under the circumstances, to the chairman of the board, the Lead Director and/or the appropriate committee Chair.

•

All other shareholder, customer, vendor, employee and other complaints, concerns and communications will be handled by management, with Board involvement as advisable with respect to those matters that management reasonably concludes to be significant.

Communications that are of a personal nature or not related to the duties and responsibilities of the Board, that are unduly hostile, threatening, illegal or similarly inappropriate or unsuitable, that are conclusory or vague in nature, or that are surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements, generally will not be forwarded to any director unless the director otherwise requests or the General Counsel determines otherwise.

Website Disclosures

NextEra Energy will disclose the following matters, if such matters should occur, on its website at www.nexteraenergy.com/investors/governance.shtml:

•

any contributions by NextEra Energy to tax exempt organizations of which a director of the Company serves as an executive officer if the contributions exceeded the greater of $1,000,000 or 2% of the organization’s revenues in any single fiscal year during the past three fiscal years; and

•

any Board determination that service by a member of the Company’s Audit Committee on the audit committees of more than three public companies does not impair the ability of that individual to serve effectively on the Company’s Audit Committee.

Transactions with Related Persons

Related Person Transactions Policy

NextEra Energy maintains a written Related Person Transactions Policy (the “Policy”) that was adopted by the Board in 2007 and amended in February 2012. All Related Person Transactions covered by the Policy are subject to review and approval by the Governance & Nominating Committee. For purposes of the Policy, Related Person Transactions generally are transactions, arrangements or relationships or a series of similar transactions, arrangements or relationships in which the aggregate amount involved exceeds $120,000 in any fiscal year, in which NextEra Energy, including any of its subsidiaries, was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect material interest. An indirect interest includes, among other types of interests, an interest held by or through any entity in which any Related Person is employed or is a partner or principal or serves in a similar position or in which such Related Person has a 10% or greater beneficial ownership interest. Related Persons under the Policy are executive officers, directors and nominees for director of NextEra Energy, any person who is known to NextEra Energy to be the beneficial owner of more than 5% of any class of NextEra Energy’s voting securities (a “Related Shareholder”), and any immediate family member of any of the foregoing persons. The Policy generally is applied in a manner consistent with the requirements of the SEC’s rule relating to the disclosure of transactions with related persons and encompasses review and approval of transactions required to be disclosed by NextEra Energy in accordance with that rule.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or the Chair) deems appropriate, which may include: (1) the Related Person’s relationship to NextEra Energy and interest in the transaction; (2) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (3) the benefits to NextEra Energy and its shareholders of the Related Person Transaction; and (4) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (1) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), partner or principal, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s gross annual revenues in its most recently completed fiscal year, and (2) charitable contributions, grants or endowments by NextEra Energy to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year.

Related Person Transactions in 2015

In filings with the SEC, BlackRock, Inc. (“BlackRock”) and The Vanguard Group (“Vanguard”) reported beneficial ownership of more than 5% of NextEra Energy’s outstanding common stock as of December 31, 2015, and therefore for 2015 each was a Related Shareholder under the Related Person Transactions Policy described above. The nature and value of services provided by these 5% shareholders and their affiliates are described below:

•

BlackRock provided investment management services to the NextEra Energy, Inc. Employee Pension Plan and money market fund management services to NextEra Energy subsidiaries and received fees of approximately $607,000 for such services in 2015; and

•

Vanguard provided investment management and administrative services to the Company’s Employee Retirement Savings Plan and investment services to the decommissioning trust funds for NextEra Energy’s Point Beach and Seabrook nuclear plants and received fees of approximately $865,000 for such services in 2015.

NextEra Energy believes that the terms of the services provided described above are comparable to the terms available to an unrelated third party under the same or similar circumstances.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee submits the following report for 2015:

In accordance with the written Audit Committee Charter, the Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2015, the Committee met eight times, including four meetings where, among other things, the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, the chief accounting officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has reviewed any relationships that may affect the objectivity and independence of the independent registered public accounting firm and has satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” and discussed and reviewed the results of the firm’s audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2015 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Audit Committee Charter, the Committee reviewed and discussed with management and the independent registered public accounting firm management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent registered public accounting firm and management. In discharging our duties as the Audit Committee, we have relied on (1) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the report of the independent registered public accounting firm with respect to such financial statements.

Respectfully submitted,

William H. Swanson, Chair

Sherry S. Barrat

Naren K. Gursahaney

Toni Jennings

John L. Skolds

Fees Paid to Deloitte & Touche

The following table presents fees billed for professional services rendered by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for the fiscal years ended December 31, 2015 and 2014.

	2015	2014
Audit Fees(1)	$6,595,000	$6,605,000
Audit-Related Fees(2)	7,399,000	6,964,000
Tax Fees(3)	321,000	130,000
All Other Fees(4)	38,000	31,000
Total Fees(5)	$14,353,000	$13,730,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of NextEra Energy’s and FPL’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in NextEra Energy’s and FPL’s Quarterly Reports on Form 10-Q filed during the fiscal year and the audit of the effectiveness of internal control over financial reporting, comfort letters, consents and other services related to SEC matters, services in connection with annual and semi-annual filings of NextEra Energy’s financial statements with the Japanese Ministry of Finance and reviews of supplemental schedules.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NextEra Energy’s and FPL’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary financial statements, consultations on transactions, attestation services and examinations related to applications for government grants.

(3)

Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. In 2015 and 2014, approximately $251,000 and $60,000, respectively, was paid related to tax advice and planning services. All other tax fees in 2015 and 2014 related to tax compliance services.

(4)	All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2015 and 2014, these fees related to training.

(5)	Total Fees also include amounts billed for professional services rendered to NextEra Energy Partners, LP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee. Audit and audit-related services specifically identified in an appendix to the pre-approval policy for which the fee is expected to be $250,000 or less are pre-approved by the Audit Committee each year. This pre-approval allows management to obtain the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such service. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work. The Audit Committee has delegated to the Chair of the Audit Committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. At each Audit Committee meeting (other than meetings held solely to review earnings materials), the Audit Committee reviews a schedule of services for which Deloitte & Touche has been engaged since the prior Audit Committee meeting under existing pre-approvals and the estimated fees for those services. In 2015 and 2014, no services provided to NextEra Energy or FPL by Deloitte & Touche were approved by the Audit Committee after services were rendered pursuant to Rule 2-01(c)(7)(i)(C) of the SEC’s Regulation S-X (which provides a waiver of the otherwise applicable pre-approval requirement under certain conditions).

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2015 and 2014 were compatible with maintaining that firm’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis explains our 2015 executive compensation program for the named executive officers. The executive compensation program for our NEOs also generally applies to our other executive officers. Please read this discussion and analysis together with the tables and related narrative about executive compensation which follow.

EXECUTIVE SUMMARY

2015 Company Performance and CEO Compensation

We have a strong pay for performance philosophy that contributed to very positive 2015 results. We achieved Company-record adjusted earnings* of $2.6 billion, adjusted earnings per share* of $5.71 and a 1-year total shareholder return (“TSR”) of 0.7%. Our 2015 TSR outperformed the S&P 500 Utilities Index of -4.8% and was roughly in line with the 1.4% TSR achieved by the S&P 500 Index for 2015.

These accomplishments came as we continued to be a leader among the 10 largest U.S. utilities in substantially all financial metrics. Among the largest 10 U.S. utilities, NextEra Energy ranked #1 for 3-year TSR, #1 for 5-year TSR, #1 for 10-year TSR, #1 for 3-year adjusted earnings per share (“EPS”) growth and #2 for 5-year adjusted EPS growth. In 2015, NextEra Energy was ranked as the second largest energy service company in the nation, based on market capitalization.**

This exceptionally strong year was highlighted by several significant accomplishments. In 2015 we:

•	achieved adjusted EPS of $5.71, and grew adjusted EPS by 7.7% vs. 2014; and

•	achieved the second highest industry comparable adjusted return on equity among the ten largest U.S. utilities.

In 2016, NextEra Energy was named by Fortune Magazine as the World’s Most Admired Electric & Gas Utility for the ninth time in the last ten years and in 2015 as one of the top ten companies worldwide for both innovativeness and community responsibility. Also in 2015, NextEra Energy was named by the Ethisphere Institute as one of the World’s Most Ethical Companies for the eighth time in nine years.

The returns that NextEra Energy generated for our shareholders were attributable to outstanding 2015 performance by the Company’s two principal operating businesses, FPL and NextEra Energy Resources. Our many operational and financial achievements in 2015 included the following:

FPL:

•	achieved best-ever and top-quartile performance in minutes of service unavailability per customer;

•	continued to have the lowest typical residential customer bill in Florida and customer bills that are about 25% below the national average;

•	delivered best-in-class performance in per-customer operations & maintenance expense and top decile overall fossil fleet generation availability of 92.3%; and

•	achieved the highest business customer satisfaction score in FPL history.

*

This measure is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See Appendix B to this proxy statement for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

**	Market capitalization is as of December 31, 2015; rankings are sourced from FactSet Research Systems Inc.

NextEra Energy Resources:

•

continued market leadership in North American wind generation, with 1,207 megawatts of wind generation capacity added, 12,600 megawatts of wind generation capacity surpassed and 1,414 megawatts of committed new wind origination;

•	delivered strong performance in solar development, adding 365 megawatts of solar capacity and 738 megawatts of committed new solar origination;

•	acquired the Texas pipeline business, NextEra Energy’s largest ever acquisition; and

•	achieved best-ever and best-in-class overall equivalent forced outage rate (“EFOR”) of 1.19%.

Ultimately, our financial and operational performance is reflected in the increased value of our common stock. As the following table illustrates, TSR over the three-year period from December 31, 2012 to December 31, 2015 was 65%, meaning that an investment of $100 in our common stock on December 31, 2012 was worth $164.93 on December 31, 2015. Our CEO’s total direct compensation over the same period was well-aligned with TSR.

While our executive compensation program is designed to tie compensation to performance, some performance metrics on which our CEO’s compensation is based are intentionally designed to result in value creation over an extended period of time as opposed to on an annual basis. As a result, CEO compensation may not precisely parallel TSR in any given period. CEO compensation may lag corporate performance in certain years and it may outpace corporate performance in other years. Although absolute alignment between pay and performance in each year may not be achieved and, in any event, may not be appropriate, the Compensation Committee believes that, over time, the Company’s executive compensation program rewards superior performance, provides a disincentive for performance that falls short of expectations and closely aligns executive compensation with shareholder returns.

FUNDAMENTAL OBJECTIVE OF OUR COMPENSATION PROGRAM

The fundamental objective of our executive compensation program is to motivate and reward actions that the Compensation Committee believes will increase long-term shareholder value. The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value that over time is superior to the shareholder value created by our peers.

The table below highlights the fundamental elements of our executive compensation program that the Compensation Committee believes fulfills the core objective of our compensation program.

FUNDAMENTAL ELEMENTS OF OUR COMPENSATION PROGRAM
As discussed in more detail below, NEO direct compensation has three principal elements: base salary, annual incentive awards and equity compensation.

•	BASE SALARY is a fixed amount of compensation that reflects the responsibilities and day-to-day contributions of NEOs.

•

ANNUAL INCENTIVE AWARDS are granted for achievement of a detailed set of key financial and operational performance measures, the majority of which are based on industry benchmarks and for which payouts depend on Company performance relative to those benchmarks. The financial measures are the Company’s one-year adjusted earnings per share growth and adjusted return on equity compared to the ten-year average of the companies constituting the S&P 500 Utilities Index. The operational measures are focused on operational performance relative to industry performance.

•	EQUITY COMPENSATION consists of performance share awards, performance-based restricted stock awards and non-qualified stock option awards:

–  Performance share awards are granted for three-year performance periods to drive intermediate results. Payouts of performance share awards are based on three distinct measurements: (1) three-year TSR relative to companies in the S&P 500 Utilities Index; (2) three-year adjusted earnings per share growth and adjusted return on equity relative to the ten-year average of the companies comprising the S&P 500 Utilities Index; and (3) three-year average performance on core operational performance measures relative to industry peers.

– Performance-based restricted stock awards vest ratably over three years only if the Company achieves a specified annual adjusted earnings goal each year.

– Non-qualified stock option awards are granted subject to a three-year ratable vesting period and have a ten-year term.

KEY PRACTICES OF OUR COMPENSATION PROGRAM

•

WE SET TARGET TOTAL DIRECT COMPENSATION OPPORTUNITY AND PAY MIX TO SUPPORT THE GOALS OF SHAREHOLDER VALUE CREATION AND EXECUTIVE RETENTION—Each NEO’s 2015 target total direct compensation opportunity was set with reference to two groups of benchmarked companies, drawn from energy services and general industry, representing the broad competitive labor market from which we recruit executive talent and with which we must compete for that talent. This target opportunity was then allocated over several forms of compensation, the mix of which was designed to support the goals of shareholder value creation and executive retention.

•

WE LINK NEO FINANCIAL SUCCESS TO SHAREHOLDER VALUE CREATION—All NEOs’ 2015 compensation included a significant element of equity compensation, supported by robust stock ownership guidelines, performance hurdles, vesting schedules and the potential for clawback.

•

WE VALUE, AND REVIEW, PERFORMANCE RELATIVE TO THE PERFORMANCE OF OUR COMPETITORS AND PEERS WHENEVER POSSIBLE, RATHER THAN RELATIVE TO ARBITRARY GOALS—Our basic principle underlying the linkage between performance (both financial and operational) and executive compensation is that performance superior to our competition and peers will result in above-target compensation, while performance that is not superior to our competition and peers will result in below-target compensation. Wherever comparable industry information was available, our 2015 financial and operational performance goals were set, and our 2015 performance against those goals was measured, relative to industry performance.

•

OUR PRINCIPAL FINANCIAL METRICS IN 2015 WERE ADJUSTED RETURN ON EQUITY AND ADJUSTED EARNINGS PER SHARE GROWTH—The principal financial metrics on which our 2015 results were benchmarked against industry performance were adjusted return on equity and adjusted earnings per share growth, both measured in comparison to the actual results of the other members of the S&P 500 Utilities Index over the 10-year period January 1, 2006 through December 31, 2015.* The Compensation Committee believes that these financial metrics are “enduring standards,” because they are objective, require the Company to demonstrate superior performance, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget setting process. The Committee believes that a 10-year period is appropriate for comparison due to the historically longer-term economic cycles inherent in the power industry and the sporadic volatility that the power industry experiences from time to time. The Committee accordingly believes that a 10-year period reduces the likelihood that, in any given year, inappropriate metrics will be established as a result of short-term industry anomalies.

*	Estimated for 2015 using actual results for the first three quarters and analysts’ estimates for the fourth quarter.

WHAT WE DO

•	TIE PAY TO PERFORMANCE—A substantial majority of NEO pay is not guaranteed; 91% of the CEO’s actual direct 2015 compensation was performance-based.
•

USE INDUSTRY BENCHMARKS WHEN SETTING OPERATIONAL GOALS AND WHEN REVIEWING ACTUAL PERFORMANCE TO DETERMINE PAYOUTS—We generally target top decile or top quartile performance as compared to our industry on operational measures where benchmark data is available. Actual award payouts are driven by performance relative to industry rather than performance against arbitrary goals. Delivered performance superior to our industry will generally result in above-target compensation, while performance that is not superior to our industry will generally result in below-target compensation.

•

MITIGATE UNDUE RISK—We take steps to mitigate undue risks related to compensation, including using a clawback policy, stock ownership and retention requirements and multiple performance metrics. The Compensation Committee believes that none of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, which the Committee validates through a review of a comprehensive risk assessment of incentive-based compensation plans each year.

•	ROBUST STOCK OWNERSHIP GUIDELINES—We have robust stock ownership guidelines, which all NEOs exceed.
•

HOLDING PERIOD ON PERFORMANCE-BASED RESTRICTED STOCK—We require executive officers to hold performance-based restricted stock for 2 years after vesting (net of shares withheld for, or used to pay, taxes).

•

MINIMUM FULL VESTING PERIOD FOR STOCK OPTIONS AND PERFORMANCE-BASED RESTRICTED STOCK—Stock options and performance-based restricted stock generally are granted with a minimum full vesting period of 3 years.

•	INDEPENDENT COMPENSATION CONSULTANT—The Compensation Committee benefits from its use of an independent compensation consultant that provides no other services to the Company.
•

SHAREHOLDER OUTREACH AND ASSESSMENT FOR IMPROVEMENT—We engage in shareholder outreach and regularly assess the executive compensation program against shareholder input, emerging trends and other factors.

•

NEOs REQUIRED TO ENTER INTO RULE 10b5-1 PLANS WITH MINIMUM WAITING PERIODS TO TRANSACT TRADES IN COMPANY SECURITIES—Company practice generally requires that NEOs must execute all trades pursuant to trading plans under SEC Rule 10b5-1 with specified minimum waiting periods approved by the General Counsel.

WHAT WE DO NOT DO

•	NO CEO EMPLOYMENT AGREEMENT
•	NO TAX GROSS-UPS OF NEO PERQUISITES
•	NO EXCISE TAX GROSS-UP PROVISIONS IN CHANGE IN CONTROL AGREEMENTS—Since 2009, new or materially amended change in control agreements have not included excise tax gross-up provisions.
•	NO REPRICING OF UNDERWATER STOCK OPTIONS
•	NO SHARE RECYCLING UNDER EQUITY COMPENSATION PLAN
•	NO HEDGING OF COMPANY SECURITIES BY NEOs OR DIRECTORS PERMITTED UNDER SECURITIES TRADING POLICY
•	NO PLEDGING OF COMPANY SECURITIES—Pledging of NextEra Energy securities as collateral is prohibited.
•	NO GUARANTEED ANNUAL OR MULTI-YEAR BONUSES

2015 SAY-ON-PAY VOTE AND SHAREHOLDER OUTREACH

In 2015, we held our fifth annual advisory vote to approve NEO compensation, commonly known as “say-on-pay.” In 2015 we sought to engage with shareholders who in the aggregate represented a significant percentage of our outstanding shares, and held discussions with those who agreed to our request for engagement. Those shareholders were generally supportive of our executive compensation program, and of our overall corporate governance practices. Prior to making determinations about 2016 named executive officer total compensation opportunities, the Compensation Committee reviewed the results of the 2015 say-on-pay vote, noting that 97.5% of those voting had voted “FOR” the Company’s compensation of its named executive officers. The Committee considered this vote to be supportive of the Company’s executive compensation program and determined not to make any additional structural changes to the program for 2016.

HOW WE MADE 2015 COMPENSATION DECISIONS

General

The Compensation Committee used its business judgment to set each NEO’s target total direct compensation opportunity for 2015 and each compensation element. The Committee based its determination on its integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, position tenure, leadership and growth potential and the relationship of the NEO’s pay to the pay of NextEra Energy’s other executive officers. See page 41 of this proxy statement for a discussion of the Compensation Committee’s processes. There are no material differences among NEOs with respect to the application of NextEra Energy’s compensation policies or the way in which total compensation opportunity is determined.

Resources

The Compensation Committee primarily used the following resources to aid in its determination of 2015 target total direct compensation opportunity for each NEO.

Market Comparisons/Peer Group

When establishing each NEO’s target total direct compensation opportunity for 2015, the Compensation Committee considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. The primary effect of competition for executive talent is on the aggregate level of the target total direct compensation opportunity available to the NEOs. The Compensation Committee believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives.

The Company obtained market comparison information for all NEOs from publicly-available peer group information. The Company’s peer group is composed of a set of companies from the energy services industry and a set of companies from general industry. These companies were selected by the Compensation Committee with input from executive officers (including the chief executive officer) and the Compensation Consultant. The Compensation Committee believes that the use of companies both from the energy services industry and from general industry was appropriate because the Company’s executive officers come both from within and from outside the Company’s industry. NEOs were recruited from within and outside the Company’s industry, and the Committee believes that their opportunities for alternative employment are not limited to other energy or utility companies.

For 2015, the Compensation Committee conducted a review of the then-existing 2014 peer group based on the following criteria:

Criteria for Energy Services Industry Companies

•	publicly-traded companies with a strong United States domestic presence
•	classified with a Standard Industrial Classification (“SIC”) code similar to the Company’s SIC code

•	annual revenue greater than $1 billion
•	a potential source of executive talent

•	included in an executive compensation survey database provided by a third party

Criteria for General Industry Companies

•	publicly-traded companies with a strong United States domestic presence
•	member of the Fortune 500

•	considered highly reputable and highly regarded for operational excellence, product/service leadership or customer experience
•	sustained revenues between 50% and 200% of the Company’s revenues

•	fewer than 150,000 employees
•	heavily industrialized, highly regulated or a producer of consumer staples

•	operate in industries which may be potential sources of executive talent
•	no unusual executive pay arrangements

•	included in an executive compensation survey database provided by a third party
•	contribute to diversity of industry representation in this segment of the peer group

All energy services industry companies and general industry companies included in the Company’s 2014 peer group met these criteria and were retained by the Compensation Committee for the 2015 peer group and no additional companies were added to either group. Thus, the executive compensation programs of the following companies were reviewed as market comparators for 2015:

Energy Services Industry	General Industry
American Electric Power Company, Inc.	Air Products and Chemicals, Inc.
Consolidated Edison, Inc.	Alcoa Inc.
Dominion Resources, Inc.	Anadarko Petroleum Corporation
Duke Energy Corporation	CIGNA Corporation
Edison International	Colgate-Palmolive Company
Entergy Corporation	Devon Energy Corporation
Exelon Corporation	E. I. du Pont de Nemours and Company
FirstEnergy Corp.	Eaton Corporation
PG&E Corporation	Emerson Electric Co.
PPL Corporation	Fluor Corporation
Public Service Enterprise Group Incorporated	General Dynamics Corporation
Sempra Energy	Hess Corporation
The Southern Company	Kellogg Company
Xcel Energy Inc.	Murphy Oil Corporation
Principal Financial Group, Inc.
Schlumberger Limited
SunTrust Banks, Inc.
Texas Instruments Incorporated
Union Pacific Corporation
Waste Management, Inc.
Xerox Corporation

Although the Compensation Committee did not target specific total compensation levels relative to industry peers (a so-called “percentile” approach), it generally reviewed peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Committee believes these levels were appropriate because:

•	the Company’s practice is to make a relatively high portion of each NEO’s compensation performance-based as compared to its peers;

•	the Company’s operations are more complex, more diverse and of a greater size than those of substantially all of its energy services industry peer companies; and

•

the Company’s 2014 market capitalization and assets were at or above the 50th percentile of its general industry peer companies and at or above the 75th percentile of its energy services industry peer companies.

Other Resources

What We Use	How We Use It
“Tally sheets” and “walk-away charts”

As a check to ensure that the Compensation Committee sees the full value of all elements of the NEOs’ annual compensation, both as opportunity and as actually realized, and sees the actual results of its compensation decisions in the various situations under which employment may terminate

Reviews by the CEO

Prior to the beginning of the year, the Compensation Committee solicits performance reviews of the other NEOs and executive officers from the CEO for use as an additional input to the Committee’s determination of target total direct compensation opportunity and, after the end of the year, whether or not to use Committee discretion to adjust annual incentive compensation amounts determined using the formula discussed below

2015 NEO PAY

Target Pay Mix

NextEra Energy has three fundamental elements of total direct compensation: base salary, annual incentive awards and equity compensation. The Compensation Committee believes that a significant portion of each NEO’s total direct compensation opportunity should be performance-based, reflecting both upside and downside potential. When determining the proportion of total compensation that each compensation element constituted in 2015, the Compensation Committee reviewed current market practices and industry trends, taking into consideration the Company’s preference for emphasizing performance-based compensation and de-emphasizing fixed compensation. In determining performance-based compensation, the Compensation Committee sought to focus the efforts of the NEOs on a balance of short-term, intermediate-term and long-term goals. In addition, the Compensation Committee considered the NEOs’ perception of the relative values of the various elements of compensation and sought input from the CEO and the Compensation Consultant.

As illustrated in the following charts, 89% of the CEO’s 2015 target total direct compensation opportunity, and 75% of the other NEOs’ 2015 target total direct compensation opportunities, were performance-based and not guaranteed.

2015 Base Salary

CEO: For 2015, Mr. Robo’s base salary was increased by 3%, to $1,250,000 primarily reflecting the Company’s superior operating results in 2014, the nature and responsibilities of Mr. Robo’s position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer group and the business judgment of the Compensation Committee.

Other NEOs: Mr. Dewhurst’s base salary in 2015 of $738,300 represented a 3% increase, Mr. Nazar’s base salary in 2015 of $840,600 represented a 4% increase, Mr. Pimentel’s base salary in 2015 of $790,700 represented a 6% increase and Mr. Silagy’s base salary in 2015 of $723,700 represented a 20% increase, all of which were based on the nature and responsibilities of their respective positions, their expertise and performance, the competitiveness of each NEO’s current pay in relation to his corresponding peer group and the recommendations of the CEO. The Compensation Committee also took into account the effect that base salary increases would have on other components of compensation, including annual incentive pay, long-term incentive plan grants and retirement benefits.

2015 Annual Performance-Based Incentive Compensation

Description of the Annual Incentive Plan for 2015

Annual Incentive Plan goals are established to incentivize superior performance relative to industry peers, and a majority of these goals are based on industry benchmarks. Payouts under the Annual Incentive Plan are generally based on Company performance in the relevant period as compared to the benchmarks.

Prior to the beginning of 2015, the Compensation Committee established financial and operational performance goals under the Annual Incentive Plan, in the following categories:

Type of 2015 Performance Goals	How We Established and Used the 2015 Performance Goals
Financial

•  The financial metrics are based on enduring standards indicative of sustained performance—adjusted earnings per share growth and adjusted return on equity—as compared to the financial performance over the ten-year period ended on December 31, 2015 of the companies included in the S&P 500 Utilities Index

•  Higher ratings indicate corporate financial performance superior to industry median and lower ratings indicate corporate financial performance which lags industry median

Operational

•  Operational goals and payout scales are established in advance of the year using available industry benchmarks insofar as possible

•  If an industry benchmark is not available, the applicable goal generally is set at a level constituting an improvement or a stretch as compared to prior performance

•  As a general principle, the Compensation Committee seeks to set operational performance goals at levels that represent excellent performance, superior to the results of typical companies in our industry, and that require significant effort on the part of the executive team to achieve

•  Performance on certain compliance-related goals is scored as either “met” or “not met,” while performance against other goals is judged on a sliding scale in comparison to top decile, top quartile, median and sub-median performance as compared to the industry

2015 Financial Performance Matrix

The financial performance matrix approved by the Compensation Committee for 2015, which is illustrated below, compares the Company’s 2015 adjusted earnings per share growth and adjusted return on equity to the average of the actual annual earnings per share growth and return on equity of the companies included in the S&P 500 Utilities Index during the 10-year period from January 1, 2006 to December 31, 2015 (estimated for 2015 using actual results for the first three quarters and analysts’ estimates for the fourth quarter).* The Compensation Committee believes that these financial metrics are “enduring standards” because they are objective, require the Company to demonstrate improvement, are aligned with how shareholder value is created and encourage management to include stretch goals as part of the annual budget setting process. The financial performance matrix is designed to provide relatively greater rewards if the Company outperforms others in its industry on the indexed measures and relatively lower rewards if it does not. The Compensation Committee based the matrix on adjusted earnings because it believes that adjusted earnings provide a more meaningful representation of the Company’s fundamental earning power than net income calculated in accordance with GAAP. Therefore, the Committee believes that using adjusted earnings better aligns the NEOs’ motivations with the Company’s strategy and with shareholders’ long-term interests. In addition, the Committee believes that the use of adjusted earnings for this purpose is consistent with the way in which the Company communicates its earnings to analysts and investors.

The numbers in the following matrix set forth the range of possible ratings for corporate financial performance. A rating of “1” indicates overall corporate financial performance at the industry median, while higher ratings indicate corporate financial performance superior to the industry median, and lower ratings indicate corporate financial performance which lags the industry median.

It is important to recognize that the adjusted return on equity and adjusted earnings per share growth amounts set forth in the illustration below are not generated arbitrarily by the Company, but reflect actual industry performance on these measures for the 10-year period ended December 31, 2015, and that the Company’s executive compensation is based, with respect to adjusted return on equity and adjusted earnings per share growth, on the performance delivered by the Company relative to industry performance.

*

Adjusted earnings per share and adjusted return on equity are not financial measurements calculated in accordance with GAAP. Adjusted earnings, as defined by NextEra Energy for purposes of the Annual Incentive Plan, are the Company’s consolidated net income, as reported in the audited annual financial statements as determined in accordance with GAAP, excluding the effects of: (1) changes in the mark-to-market value of non-qualifying hedges; (2) other than temporary impairments on investments; (3) extraordinary items; (4) non-recurring charges or gains (e.g., restructuring charges and material litigation losses); (5) discontinued operations; (6) regulatory and/or legislative changes and/or changes in accounting principles; (7) labor union disruptions; and (8) acts of God such as hurricanes, which is used, among other reasons, to provide industry comparability. Adjusted return on equity, as defined by NextEra Energy, is equal to the Company’s adjusted earnings divided by average common shareholders’ equity, adjusted to provide industry comparability, expressed as a percentage. Adjusted earnings per share, as defined by NextEra Energy, are equal to the Company’s adjusted earnings divided by weighted average diluted shares outstanding.

2015 Operational Goals

The Compensation Committee’s philosophy with respect to both setting and paying out incentives based on operational goals is that the goals set and the actual award payouts are driven by Company performance relative to industry benchmarks, rather than performance against arbitrary goals. Operational goals and payout scales are established based on industry benchmarks and Company performance when meaningful benchmarks are available. As noted previously, delivered performance superior to our industry will generally result in above-target compensation, while performance that is not superior to our industry will generally result in below-target compensation.

In that context, FPL’s typical performance goals are generally equal to or better than the top quartile performers in its industry and NextEra Energy Resources targets earnings growth and profitability goals that are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations). The following tables set forth, for 2015, the operational performance goals and the actual performance achieved against those goals.

Florida Power & Light Company:

Indicator	Goal	Actual	Weight
Operations & maintenance costs (plan-adjusted)(1)	$1,380 million(1)	$1,396 million(1)	40%
Capital expenditures (plan-adjusted)(1)	$3,230 million(1)	$3,927 million(1)
Fossil generation availability(2)	top decile performance	exceeded top decile performance	30%
Nuclear industry composite performance index(3)	aggressive goal	missed goal of top quartile performance
Service reliability—service unavailability (minutes)	within the top quartile (68 minutes)	top quartile performance (65.2 minutes)
Service reliability—average frequency of customer interruptions	0.85 interruptions per customer per year (average)	0.85—top quartile performance
Service reliability—average number of momentary interruptions per customer	11.7 momentary interruptions per customer per year	10.4—best-ever performance
Employee safety—OSHA recordables(4)/200,000 hours	0.61	0.82—missed goal, but top quartile performance	30%
Significant environmental violations	0	0
Customer satisfaction—residential value surveys	aggressive goal	Slightly missed goal
Customer satisfaction—business value surveys	aggressive goal	beat goal—FPL’s best-ever performance
Performance under FERC and NERC reliability standards(5)	no significant violations	no significant violations

NextEra Energy Resources:

Indicator	Goal	Actual	Weight
Earnings (plan-adjusted)(1)	$907 million(1)	$912 million(1)	45%
Return on equity	11.8%	12.1%
Meet budgeted cost goals	$1,742 million	$1,694 million
Employee safety—OSHA recordables(4)/200,000 hours	0.60	0.64—top quartile performance	26%
Significant environmental violations	0	0
Nuclear industry composite performance index(3)	aggressive goal	beat goal—top decile performance
Equivalent forced outage rate(6)	top decile performance	beat goal—Top decile and best-ever performance
Hedged budgeted gross margin for 2016	≥85%	97.2%
Performance under FERC and NERC reliability standards(5)	no significant violations	no significant violations
Execute on schedule and on budget approved North American wind projects	1,052 MW	beat goal	29%
Execute on schedule and on budget approved North American solar projects	365 MW	achieved goal
New development or acquisition opportunities in wind, solar, gas infrastructure, or transmission	aggressive goal	beat goal
Pre-tax income contribution from all asset optimization, marketing and trading activities, full requirements and retail	aggressive goal	beat goal

(1)

Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with NextEra Energy’s planning and budgeting process and how management reviews its performance relative to that plan, and are not, or do not relate directly to, financial measures calculated in accordance with GAAP. For information about the Company’s results of operations for 2015, as presented in accordance with GAAP, investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and should not rely on any adjusted amounts or non-GAAP financial measures set forth above. The following explains how the plan-adjusted amounts are calculated from NextEra Energy’s audited consolidated financial statements: (a) FPL operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance expenses under GAAP but reported for state regulatory purposes as operations & maintenance expenses; (b) FPL capital expenditures (plan-adjusted) are presented on an accrual basis, and exclude nuclear fuel payments and certain costs not classified as capital expenditures under GAAP in the consolidated statement of cash flows but reported for state regulatory purposes as capital expenditures; and (c) NextEra Energy Resources’ earnings (plan-adjusted) exclude (i) the mark-to-market effect of non-qualifying hedges, (ii) other than temporary impairments on investments, (iii) extraordinary items, (iv) non-recurring charges or gains (e.g., restructuring charges and material litigation losses), (v) discontinued operations, (vi) regulatory and/or legislative changes and/or changes in accounting principles, (vii) labor union disruptions and (viii) acts of God such as hurricanes.

(2)	“Fossil generation availability” measures the amount of time during a given period that a power generating unit is available to produce power.

(3)

The “nuclear industry composite performance index” referenced is the Institute of Nuclear Power Operations, or INPO, index. INPO promotes the highest levels of safety and reliability in the operation of commercial nuclear power plants by establishing performance objectives, criteria and guidelines for the nuclear power industry and conducting regular detailed evaluations of all nuclear power plants in North America. The INPO index is an 18-month rolling average of a nuclear plant’s, and a company’s nuclear fleet’s, performance against operating performance measures.

(4)

“OSHA” is the United States Occupational Safety and Health Administration. An OSHA recordable injury is an occupational injury or illness that requires medical treatment more than simple first aid and must be reported under OSHA regulations.

(5)	“FERC” is the Federal Energy Regulatory Commission and “NERC” is the North American Electric Reliability Corporation.

(6)

The “equivalent forced outage rate” is computed as the hours of unit failure (unplanned outage hours and equivalent unplanned derated hours) given as a percentage of the total hours of the availability of an electricity generating unit.

After the end of 2015, the review board (referred to on page 42) assessed: (1) whether the operational performance goals had been achieved, exceeded or missed and, to the extent exceeded or missed, by what margin such goals had been exceeded or missed (as set forth in the tables above); (2) the degree of difficulty of achieving each goal; and (3) the Company’s performance with respect to each goal as compared to the pre-established payout scale based on top decile, top quartile, median and sub-median performance on the same measure (industry-based where benchmark data was available), and arrived at an aggregate determination for the Company’s 2015 performance as compared to the goals, which was that the Company had achieved superior performance in 2015. The determination of the review board was then presented to the Compensation Committee, which had ultimate authority to accept or modify all or any part of the determination. For 2015, the Compensation Committee reviewed and discussed the review board’s recommendations and the conclusions on which they were based, and determined to accept those recommendations.

2015 Annual Incentive Awards for the NEOs

Each NEO’s 2015 annual incentive compensation was determined based on a rating (“NextEra Energy performance rating”) derived by combining the Company’s financial performance as measured by the financial performance matrix (weighted 50%) and the Company’s operational performance as compared to the operational performance goals (weighted 50%).

The NextEra Energy performance rating for 2015, determined in this manner, was 1.80.

The NextEra Energy performance rating may be adjusted for each NEO by the Compensation Committee based on individual performance under circumstances in which the Committee determines that the formulaic calculation of the performance rating without adjustment would otherwise result in the payment of an inappropriate incentive. The Compensation Committee generally uses this aspect of the executive compensation program on a conservative, exceptions-only basis, as it believes that the formula for calculating the NextEra Energy performance rating ordinarily should result in appropriate incentive payments. The individual performance adjustment, when used, historically has most often ranged between +/- 10%.

The Compensation Committee determined the individual performance factors in 2015 based on recommendations from the CEO (for all of the NEOs other than himself). For each NEO other than the CEO, the 2015 individual performance factor was based primarily upon the Company’s exceptional performance as described in the Executive Summary, above, as well as (for each NEO other than the CEO) the NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO, the Compensation Committee determined the individual performance factor. The Compensation Committee determined Mr. Robo’s 2015 individual performance factor based on the Committee’s assessment of his performance and the Company’s overall 2015 performance as described in the Executive Summary, above.

The following illustrates the determination of the 2015 annual incentive for each NEO:

annual incentive = (NextEra Energy performance rating x individual performance factor) x target annual incentive

In years where the Company’s performance is above or substantially above the performance of its peers as evidenced by industry benchmarks, as it was in 2015, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the target rate. For 2015, the NEOs’ annual incentive awards were as follows:

Named Executive Officer	2015 Target Annual Incentive	2015 Annual Incentive Award
James L. Robo	$1,687,500	$3,275,000
Moray P. Dewhurst	$516,810	$1,023,300
Manoochehr K. Nazar	$588,420	$1,059,200
Armando Pimentel, Jr.	$553,490	$1,046,100
Eric E. Silagy	$506,590	$911,900

The amounts set forth above for the NEOs’ 2015 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: 2015 Summary Compensation Table.

2015 Long-Term Performance-Based Equity Compensation

Equity Compensation Mix

What We Granted	Why We Granted It
Performance shares

Directly focus NEOs on the multi-year sustained achievement of challenging TSR, financial and operational goals, because the number of shares ultimately earned depends upon the Company’s and the NEO’s performance over a three-year performance period

Performance-based restricted stock	Includes a performance goal; affected by all stock price changes, so value to NEOs affected by both increases and decreases in the Company’s stock price
Stock options	Reward the NEOs only if the Company’s stock price increases and remains above the stock price on the date of grant

In determining the appropriate mix of equity compensation components, the Compensation Committee primarily considers the following factors:

•	the mix of these components at competitor and peer companies, and emerging market trends;

•	the retention value of each element and other values important to the Company, including, for example, the tax and accounting consequences of each type of award;

•	the advice of the Compensation Consultant; and

•	the perceived value to the NEO of each element.

As shown below, the Compensation Committee continued its practice of granting to the NEOs equity-based compensation which is composed of a substantially greater percentage of performance share awards, since our shareholders indicated, through shareholder outreach, that they most highly value the longer-term performance features of performance shares. After the Compensation Committee determined the appropriate mix of equity compensation components, the target award level for each equity-based element was expressed as a percentage of each NEO’s target total direct compensation opportunity. The target dollar value for each component was converted to a number of shares of equivalent value (estimated present value for stock options and performance shares).

2015 Mix of Equity Compensation Awards for the NEOs

In 2015, the Compensation Committee granted the following mix of equity-based compensation to the NEOs:

	Mix of Equity Compensation Awards(1)
Named Executive Officer	Performance Shares	Options	Performance- Based Restricted Stock
James L. Robo	27%	13%	60%
Moray P. Dewhurst	31%	19%	50%
Manoochehr K. Nazar	31%	19%	50%
Armando Pimentel, Jr.	31%	19%	50%
Eric E. Silagy	31%	19%	50%

(1)	Calculation of mix percentages based on the grant date present value of each grant as a percentage of each NEO’s total equity-based compensation.

Performance Share Awards Granted in 2015 for the Performance Period Ending December 31, 2017

For the performance share awards granted in 2015 for the performance period beginning January 1, 2015 and ending December 31, 2017, the Compensation Committee continued to use the performance measures adopted in 2013 to ensure that the link between executive pay and total shareholder return be embedded explicitly in the design of our executive compensation program. Additionally, the Compensation Committee implemented an individual performance factor ranging from +/- 20%, which is applicable only to 65% of the performance share award determined based on financial and operational performance measures, to enable the Compensation Committee to adjust payouts based on their assessment of the NEO’s individual performance. The goals used to measure long-term performance for purposes of the NEOs’ performance share awards are different both in terms of the objectives and time-frames than the goals used to measure short-term performance under the Company’s Annual Incentive Plan. The measures, and their relative weights, are set forth below:

Performance Measure	Weight
3-year TSR relative to the companies in the S&P 500 Utilities Index	35%
3-year adjusted return on equity and adjusted EPS growth (determined using a financial matrix similar to the one set forth on page 62)	52%

Operational measures:

•  3-year average employee safety—OSHA recordables/200,000 hours

•  Nuclear industry composite performance index (combined for FPL and NextEra Energy Resources nuclear facilities)

•  3-year average equivalent forced outage rate (fossil and renewable generation)

•  FPL 3-year average service reliability—service unavailability (minutes)

3.25% each

During the performance period, performance shares are not issued, the NEO may not sell or transfer the NEO’s contingent right to receive performance shares and dividends are not paid.

Performance Share Awards for the Performance Period Ended December 31, 2015

Each NEO was granted a target number of performance shares in 2013 for a three-year performance period beginning January 1, 2013 and ended on December 31, 2015. The Compensation Committee views the payout of this grant after the end of the performance period as part of each NEO’s 2013 compensation, while the performance shares granted in 2015 for the performance period ending on December 31, 2017 are considered to be part of each NEO’s 2015 compensation, even though the shares will not be issued, if at all, until February 2018.

At the end of the performance period for the performance share awards granted in 2013, each NEO’s performance share award payout was determined as follows:

•	52% based on 3-year average adjusted EPS growth and adjusted return on equity results;

•

13% based on 3-year average operational results as measured by (i) 3-year average employee safety—OSHA recordables/200,000 hours; (ii) nuclear industry composite performance index (combined for FPL and NextEra Energy Resources nuclear facilities); (iii) 3-year average equivalent forced outage rate (fossil and renewable generation); and (iv) FPL 3-year average service reliability—service unavailability (minutes); and

•	35% based on 3-year TSR relative to the companies in the S&P 500 Utilities Index.

The 2013 performance share award overall rating, determined in this manner, was 1.98, as shown below.

Performance Measure	Weight	Result	Payout as a % of Target
Adjusted EPS Growth and Adjusted ROE	52%	2.00	200%
Operational Measures	13%	1.85	185%
Relative Total Shareholder Return	35%	2.00	200%
Overall Rating		1.98	198%

Applying the overall rating results in the following performance share award payouts for each of the NEOs:

Named Executive Officer	Target Performance Shares for Performance Period 1/1/13-12/31/15	Performance Shares Earned
James L. Robo	52,080	103,118
Moray P. Dewhurst	17,716	35,077
Manoochehr K. Nazar	13,658	27,042
Armando Pimentel, Jr.	12,399	24,550
Eric E. Silagy	5,589	11,066

See Table 2: 2015 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2015, and Table 4: 2015 Option Exercises and Stock Vested for additional information about the performance shares issued for the three-year performance period which began on January 1, 2013 and ended on December 31, 2015.

Performance-Based Restricted Stock Granted in 2015

The performance objective for performance-based restricted stock was increased substantially in 2013, from adjusted earnings of $500 million to adjusted earnings of $1.2 billion. Therefore, the shares of performance-based restricted stock granted in 2015, which would otherwise vest ratably in 2016, 2017 and 2018, will not vest unless and until the Compensation Committee certifies that NextEra Energy’s adjusted earnings for 2015, 2016 and 2017, respectively, equal or exceed $1.2 billion.

Because the Compensation Committee intends for the grant date present value of performance-based restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the performance and vesting conditions, dividends are paid on performance-based restricted stock awards as and when dividends are paid on the common stock. However, any dividends paid on performance-based restricted stock awards that do not vest must be repaid within 30 days following forfeiture of the award.

See Table 2: 2015 Grants of Plan-Based Awards for information about the performance-based restricted stock awarded to the NEOs in 2015 and the description following that table for information about the material terms and conditions applicable to those performance-based restricted stock awards.

Non-Qualified Stock Option Awards in 2015

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. The 2011 LTIP prohibits repricing of awarded options without shareholder approval. See Table 2: 2015 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2015 and the description following that table for further information about the material terms and conditions applicable to stock options.

Equity Grant Practices

Equity awards are granted by the Compensation Committee to the NEOs each year effective on the date of the Board meeting in mid-February, which is a date that is normally set two years in advance of the meeting. The Compensation Committee believes that granting equity in this way is appropriate because the Company typically releases year-end earnings in late January or early February, so all relevant information generally should be available to the market on the grant date. Equity awards may also be made to new executive officers upon hire or promotion, generally coincident with the date of hire or promotion or the Compensation Committee meeting next following the date of hire or promotion. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disseminated. The exercise price of options granted is equal to the closing market price of NextEra Energy’s common stock on the effective date of grant.

Additional 2015 Compensation Elements

Benefits

General

NextEra Energy provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other exempt employees. Retirement and other post-employment benefits are discussed below under Post-Employment Compensation. These benefits are an integral part of the total compensation package for NEOs, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure reasonableness and appropriateness of total rewards. In addition, NextEra Energy believes that the intrinsic value placed on personal benefits by the NEOs is generally greater than the incremental cost of those benefits to the Company.

Personal Benefits

NextEra Energy provides its executive officers with personal benefits which, in many cases, improve efficiency by allowing the executive officers to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the executive officers and their families. The Compensation Committee and its Compensation Consultant periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The Compensation Committee believes that the benefits the Company derives from these personal benefits more than offset their incremental cost to the Company.

See footnote 2 to Table 1b: 2015 Supplemental All Other Compensation for a description of the personal benefits provided to the NEOs for 2015.

Use of Company-Owned Aircraft

Company aircraft are available to the NEOs, as well as other employees and directors, for business travel, which includes, in the judgment of the Governance & Nominating Committee, travel by NEOs to Company-approved outside board meetings and travel in connection with physical examinations. Among other advantages, business use of the aircraft by executives maximizes time efficiencies, provides a confidential environment for business discussions and enhances security.

NextEra Energy permits limited non-business use of Company aircraft by NEOs when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and must be approved in advance by the chief executive officer. NEOs must pay the Company for their non-business use based on the rate prescribed by the IRS for valuing non-commercial flights. A NEO traveling on Company aircraft for business purposes may, with the approval of the chief executive officer, be accompanied by the NEO’s guests, spouse and/or other family members. In this circumstance, there is essentially no incremental cost to the Company associated with transporting the additional passengers. Unless travel is important to carrying out the business responsibilities of the NEO, however, the Company requires payment by the NEO for these passengers based on the rates described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2015, the NEOs’ use of Company aircraft for non-business purposes represented approximately 77 passenger flight hours and for travel to Company-approved outside board meetings and annual physical examinations represented an additional approximately 12 passenger flight hours. Company aircraft were used for a total of approximately 3,743 passenger flight hours in the aggregate in 2015.

Policy on Tax Reimbursements on Executive Perquisites

In accordance with the NextEra Energy, Inc. Policy on Tax Reimbursements on Executive Perquisites, the Company does not provide tax reimbursements on perquisites to the NEOs. In circumstances where the Compensation Committee deems such an action appropriate, the Company may provide tax reimbursements to executives as part of a plan, policy or arrangement applicable to a broad base of management employees of the Company, such as a relocation or expatriate tax equalization policy.

OUR OTHER IMPORTANT COMPENSATION PRACTICES AND POLICIES

Stock Ownership and Retention Policies

The Company believes it is important for executive officers to accumulate a significant amount of NextEra Energy common stock to align those officers’ interests with those of the Company’s shareholders. NextEra Energy’s NEOs (and all other executives) are subject to a stock ownership policy and a stock retention policy. The Company believes these policies strongly reinforce NextEra Energy’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in NextEra Energy common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once the target level of holdings is reached. Under the stock ownership policy, officers are expected, within three years after appointment to office, to own NextEra Energy common stock with a value equal to a multiple of their base salaries. Shares of NextEra Energy common stock and share units held in NextEra Energy’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Unvested shares of performance-based restricted stock count, while shares subject to unpaid performance share awards and unexercised options do not count, toward the calculation of required holdings. The current multiples are as follows:

Chief executive officer	seven times base salary rate
Senior executive officers	three times base salary rate
Other officers	one times base salary rate

As of December 31, 2015, all NEOs owned common stock in excess of the requirement.

Under the stock retention policy, until such time as the requirements of the stock ownership policy are met, NextEra Energy expects executive officers to retain (and not sell) a number of shares equal to at least two-thirds of shares acquired through equity compensation awards (cumulatively, from the date of appointment as an executive officer). In addition, in accordance with an amendment to the stock retention policy effective in March 2012, all of the NEOs (among other executive officers) must retain all shares of performance-based restricted stock which vest after March 16, 2012 for a minimum of 24 months after vesting (net of shares withheld for, or used to pay, taxes).

Officers who fail to comply with the retention policy may not be eligible for future equity-based compensation awards for a two-year period. The CEO may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer, although to date there have been no such modifications or reductions.

Clawback Provisions

In 2012, the Board adopted an incentive compensation recoupment, or “clawback,” policy which provides for recoupment of incentive compensation granted after the date the policy was adopted from current and former executive officers in the event of the occurrence of either of the following triggering events:

(1)

a decision by the Audit Committee that recoupment is appropriate in connection with an accounting restatement of the Company’s previously published financial statements caused by what the Audit Committee deems to be material non-compliance by the Company with any financial reporting requirement under the federal securities laws (“Financial Statement Triggering Event”); or

(2)

a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers (“Performance Triggering Event”).

If a triggering event occurs, the Company will (to the extent permitted by applicable law) recoup from any executive officer any incentive compensation paid or granted during the 3-year period preceding the triggering event that was in excess of the amount that would have been paid or granted after giving effect, as applicable, to the accounting restatement that resulted from the Financial Statement Triggering Event or to what would have been the correct calculation of the performance metric(s) used in determining that a Performance Triggering Event had occurred. The incentive compensation to be recouped will be in an amount and form determined in the judgment of the Board. In addition, the 2011 LTIP provides that any award granted under the 2011 LTIP will be subject to mandatory repayment by the grantee to the extent the events occur that require such mandatory repayment under (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise (such as the policy described above) or (b) any law, rule or regulation which imposes mandatory recoupment upon the occurrence of such events.

As noted above under 2015 Long-Term Performance-Based Equity Compensation—Performance-Based Restricted Stock Granted in 2015, any dividends paid to the NEOs on performance-based restricted stock awards that do not vest must be repaid within 30 days following the forfeiture of the award.

POST-EMPLOYMENT COMPENSATION

General

NextEra Energy expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it is prepared to do so in the future should that become necessary. All of the NEOs, including the CEO, are “employees at will.”

Set forth below is a description of the agreements and programs that may provide for compensation should the NEO’s employment with the Company terminate under specified circumstances.

Severance Plan

The NextEra Energy, Inc. Executive Severance Benefit Plan (the “Severance Plan”) provides for the payment of severance benefits to the NEOs and to certain other senior executives if their employment with the Company is involuntarily terminated in specified circumstances. The purpose of the Severance Plan, which was adopted by the Compensation Committee in February 2013, is to retain the covered senior executives and encourage dedication to their duties by ensuring the equitable treatment of those who may experience an involuntary termination, as defined in the Severance Plan. The Severance Plan provides severance benefits following involuntary termination in exchange for entry by the executive into a release of claims against the Company and an agreement to adhere to certain non-competition and related covenants protective of the Company and its affiliates. Following a covered involuntary termination and the execution of the release and other agreement, the executive would receive a cash payment equal to two times the executive’s annual base salary plus two times the executive’s target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the executive’s outstanding equity and equity-based awards would vest pro rata, and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The executive also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap specified in the Severance Plan.

The Company may amend or terminate the Severance Plan, in full or in part, at any time, but if an amendment or termination would affect the rights of an executive, the executive must agree in writing to the amendment or termination. The Severance Plan does not provide for the payment of severance benefits upon terminations governed by the terms of the Retention Agreements described below.

Retirement Programs

Employee Pension Plan and 401(k) Plan

NextEra Energy maintains two retirement plans which qualify for favorable tax treatment under the Code: a non-contributory defined benefit pension plan; and a defined contribution 401(k) plan. These plans are available to substantially all NextEra Energy employees. Each of the NEOs participates in both plans. The pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as NextEra Energy’s defined benefit pension plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the NEOs by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this and maintain the market-competitiveness of NextEra Energy’s executive retirement benefits, NextEra Energy maintains an unfunded, non-qualified SERP for its executive officers, including the NEOs. For the NEOs, compensation included under the SERP is annual base salary plus the actual annual cash incentive award, as opposed to the compensation included under the qualified plans, which is annual base salary only. NextEra Energy believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit pension and 401(k)) for the NEOs in order to ensure that the NEOs can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit pension and 401(k) plans, bearing in mind that base salary alone constitutes a relatively smaller percentage of a NEO’s total compensation.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

Deferred Compensation Plan

NextEra Energy sponsors a non-qualified, unfunded Deferred Compensation Plan, which allows eligible highly compensated employees, including the NEOs, voluntarily and at their own risk to elect to defer certain forms of compensation prior to the compensation being earned and vested. NextEra Energy makes this opportunity available to its highly compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the Deferred Compensation Plan as providing executives with additional compensation. Participants in the Deferred Compensation Plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company. Mr. Nazar elected to defer 50% of his base salary in 2015.

Change in Control

Each of the NEOs is a party to an executive retention employment agreement (“Retention Agreement”) with the Company. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under some unusual conditions, as well as useful and, in some cases, necessary to attract and retain senior executive talent.

In connection with a change in control of the Company, it can be important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements also help the officer to maintain an objective and neutral perspective in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without the Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

Retention Agreements entered into since 2009 do not include excise tax gross-ups. The material terms of the Retention Agreements are described under Potential Payments Upon Termination or Change in Control.

TAX CONSIDERATIONS

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on NextEra Energy as well as on the NEOs. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. For example, the Compensation Committee has considered the impact of tax provisions such as section 162(m) of the Code in structuring NextEra Energy’s executive compensation program and, to the extent reasonably possible in light of its compensation goals and objectives, the compensation paid to the NEOs has been structured with the expectation that it will qualify as qualified performance-based compensation deductible by the Company for federal income tax purposes under section 162(m) of the Code to the extent such section is applicable. However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that the NEOs remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. Therefore, in some cases the compensation paid to NEOs is nondeductible, including in 2015, for example, a portion of Mr. Robo’s base salary, the value of certain of Mr. Robo’s personal benefits and the dividends accruing on his unvested performance-based restricted stock, which the Committee believes is appropriate, immaterial to the Company as a financial matter and consistent with the Company’s overall executive compensation design and philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report and, based on its review and that discussion, the Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2016 annual meeting of shareholders.

Respectfully submitted,

Rudy E. Schupp, Chair

Robert M. Beall, II

Kenneth B. Dunn

Kirk S. Hachigian

Amy B. Lane

Hansel E. Tookes, II

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of NextEra Energy’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each NEO’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable, based on performance and are not paid to the named executive for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in some of the tables in this proxy statement may reflect compensation decisions made prior to 2015 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: 2015 Summary Compensation Table

The following table provides certain information about the compensation paid to, or accrued on behalf of, the named executives in 2015. It is important to keep in mind the following when reviewing the table:

•

The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the aggregate grant date fair value of awards computed under applicable accounting rules for all equity compensation awards.

•

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the actuarially-determined change in the present value of the pension benefit payable to each NEO in the applicable year. These changes in present value are not related to any compensation decision on the part of the Compensation Committee.

Table 1a: 2015 Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(2)(3)(4) ($)(e)		Option Awards(2)(5) ($)(f)	Non-Equity Incentive Plan Compen- sation(6) ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)(8) ($)(h)	All Other Compen- sation(7)(9) ($)(i)	Total ($)(j)
James L. Robo	2015	$1,250,000	$0	$8,822,818		$1,072,493	$3,275,000	$588,331	$263,297	$15,271,939
Chairman, President and CEO of NextEra Energy and Chairman of FPL	2014	1,215,000	$0	6,656,308		825,497	2,780,528	212,606	225,357	12,183,296
	2013	1,175,000	0	5,825,478		721,500	2,079,800	406,742	197,083	10,405,603

Moray P. Dewhurst	2015	738,300	0	2,391,945		465,600	1,023,300	212,461	113,249	4,944,855
Former Vice Chairman and CFO, and Executive VP, Finance of NextEra Energy and Executive Vice President, Finance and CFO of FPL	2014	703,100	0	4,236,896		443,388	979,400	265,532	104,644	6,732,960
	2013	682,600	0	2,174,296		430,493	845,741	141,746	102,175	4,377,051

Manoochehr K. Nazar	2015	840,600	0	1,844,175		358,887	1,059,200	297,961	137,279	4,538,102
President, Nuclear Division and Chief Nuclear Officer of NextEra Energy and FPL	2014	808,300	0	1,741,188		345,094	1,126,000	263,977	155,395	4,439,954
	2013	777,200	0	1,676,117		331,896	962,951	246,578	128,163	4,122,905

Armando Pimentel, Jr.	2015	790,700	0	1,738,904		338,498	1,046,100	279,245	130,371	4,323,818
President and CEO of NextEra Energy Resources	2014	745,900	0	1,610,805		319,288	1,039,000	241,233	115,948	4,072,174
	2013	703,700	0	1,521,660		301,194	847,255	228,147	126,925	3,728,881

Eric E. Silagy	2015	723,700	0	1,103,342	(8)	210,293	911,900	203,585	128,547	3,281,367
President and CEO of FPL(1)

(1)	Mr. Silagy first became a NEO in 2015. Therefore, in accordance with SEC rules, only 2015 compensation is presented.

(2)

The amounts shown represent the aggregate grant date fair value of equity-based compensation awards granted during the relevant year, valued in accordance with applicable accounting rules, without reduction for estimated forfeitures. See Note 11 Common Shareholders Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and Note 10 Common Shareholders Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2014 and December 31, 2013, for the assumptions used in this valuation.

(3)

Includes performance based restricted stock and performance share awards valued based on the probable outcome of the performance conditions as of the grant date. With respect to 65% of the target number of performance shares granted in 2015, 2014 and 2013 to all NEOs, a performance rating assumption of 1.40, 1.30 and 1.40, respectively (i.e. target shares multiplied by

1.30 or 1.40) was used (in accordance with applicable accounting guidance) to value such performance share awards. With respect to 35% of the target number of performance shares granted in 2015, 2014 and 2013 (payout of which is based on a comparison of the Company’s 3-year TSR with the 3-year TSRs of the other companies in the S&P 500 Utilities Index), grant date value for all NEOs was determined on the date of grant using the Monte-Carlo simulation process with the following variables:

Description	Market	Volatility	Yield	Interest Rate	Expected Life	Fair Value
For the 2/13/2015 grant:	$103.62	14.81%	3.11%	0.99%	2.88 yr.	$113.34
For the 2/14/2014 grant:	$93.27	15.30%	3.11%	0.66%	2.88 yr.	$108.58
For the 2/15/2013 grant:	$72.50	15.94%	3.64%	0.40%	2.87 yr.	$71.14

(4)

The maximum payout of performance shares granted in 2015 is 2.00 times target. Therefore, the maximum aggregate grant date fair value of the awards granted in 2015 is: for Mr. Robo, 105,420 shares, or $8,525,911; for Mr. Dewhurst, 26,092 shares, or $2,110,224; for Mr. Nazar, 20,116 shares, or $1,626,924; for Mr. Pimentel, 18,968 shares, or $1,534,086; and for Mr. Silagy, 11,784 shares, or $953,058.

(5)	Represents non-qualified stock options.

(6)	Includes the amount earned by each NEO, as applicable, with respect to 2015, 2014 and 2013 under the Annual Incentive Plan.

(7)

NextEra Energy maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs). Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are allocated between columns (h) and (i), respectively.

(8)

All amounts in this column reflect the one-year change in the actuarial present value of each NEO’s accumulated benefit under the tax-qualified defined benefit employee pension plan and the SERP. The Deferred Compensation Plan does not permit above-market interest to be credited and, therefore, no above-market interest was credited in 2015, 2014 or 2013.

(9)	Additional information about the amounts for 2015 set forth in the “All Other Compensation” column may be found in Table 1b: 2015 Supplemental All Other Compensation, which immediately follows.

The following table (Table 1b) provides additional information for 2015 regarding column (i) of Table 1a: 2015 Summary Compensation Table.

Table 1b: 2015 Supplemental All Other Compensation

Name	Total From Summary Compensation Table ($)	Contributions to Defined Contribution Plans(1) ($)	Perquisites and Other Personal Benefits(2) ($)
James L. Robo	$263,297	$191,431	$71,866
Moray P. Dewhurst	113,249	81,571	31,678
Manoochehr K. Nazar	137,279	93,396	43,883
Armando Pimentel, Jr.	130,371	86,886	43,485
Eric E. Silagy	128,547	71,408	57,139

(1)

NextEra Energy maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: 2015 Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under column (i), “All Other Compensation,” and are further described below under Additional Disclosure Related to Pension Benefits Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $12,587 for each NEO, plus the Company’s contributions to the nonqualified defined contribution portion of the SERP.

(2)

This column includes the aggregate incremental cost to NextEra Energy of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2015 in this column include: annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy; reimbursement for professional financial planning and legal services; for all NEOs other than Mr. Robo, the cost of the officer’s participation in an executive vehicle program, which includes use of a Company-leased passenger vehicle, fuel and other ancillary costs (the incremental cost incurred for which was $26,245 for Mr. Dewhurst, $26,948 for Mr. Nazar, $27,284 for Mr. Pimentel and $29,344 for Mr. Silagy); for Mr. Robo, a vehicle allowance; for all NEOs other than Mr. Silagy, fees paid for travel programs such as airline memberships and hospitality room memberships; costs for maintenance of a residential home security system and central station monitoring (except for Messrs. Nazar, Pimentel and Silagy); and, for Mr. Silagy, costs for club memberships used primarily for business but also available for personal and family use. For Messrs. Pimentel and Silagy, the personal benefits reported in this column also include the costs of participation in a voluntary annual executive physical examination, including lodging costs and related expenses. For all NEOs except Mr. Dewhurst, the personal benefits reported in this column also include premiums for a life insurance benefit in an amount equal to 2.5 times salary.

For Messrs. Robo and Silagy, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs, as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, excise taxes and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile.

Table 2: 2015 Grants of Plan-Based Awards

The following table provides information about the cash and equity incentive compensation awarded to the NEOs in 2015. It is important to keep in mind the following when reviewing the table:

•

Columns (c), (d) and (e) below set forth the range of possible payouts established under the Annual Incentive Plan for 2015, and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2015 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan, as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: 2015 Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

•

The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)) represent 2015 grants of performance shares and performance-based restricted stock, the material terms of which are described below this table.

•

The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of 2015 grants of non-qualified stock options, the material terms of which are described below this table.

•

In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the next number is the grant date fair value of the performance-based restricted stock award and the third number is the grant date fair value of the stock options granted.

Table 2: 2015 Grants of Plan-Based Awards

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards($)(4) (l)
Name(a)		Thre- shold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thre- shold (#) (f)	Target (#) (g)	Maximum (#) (h)
James L. Robo	—	$0	$1,687,500	$3,375,000	—	—	—	—	—	—	—
	2/13/2015				0	52,710	105,420				$6,595,403	(5)
	2/13/2015				0	21,496	21,496				$2,227,416
	2/13/2015								78,744	$103.62	$1,072,493
Moray P. Dewhurst	—	0	516,810	1,033,620	—	—	—	—	—	—	—
	2/13/2015				0	13,046	26,092				1,632,410	(5)
	2/13/2015				0	7,330	7,330				759,535
	2/13/2015								34,185	103.62	465,600
Manoochehr K. Nazar	—	0	588,420	1,176,840	—	—	—	—	—	—	—
	2/13/2015				0	10,058	20,116				1,258,515	(5)
	2/13/2015				0	5,652	5,652				585,660
	2/13/2015								26,350	103.62	358,887
Armando Pimentel, Jr.	—	0	553,490	1,106,980	—	—	—	—	—	—	—
	2/13/2015				0	9,484	18,968				1,186,713	(5)
	2/13/2015				0	5,329	5,329				552,191
	2/13/2015								24,853	103.62	338,498
Eric E. Silagy	—	0	506,590	1,013,180	—	—	—	—	—	—	—
	2/13/2015				0	5,892	11,784				737,253	(5)
	2/13/2015				0	3,533	3,533				366,090
	2/13/2015								15,440	103.62	210,293

(1)

Non-Equity Incentive Plan awards are paid under the Annual Incentive Plan, the material terms of which are described in Compensation Discussion & Analysis. For 2015, amounts payable were paid in cash in February 2016. See column (g) of Table 1a: 2015 Summary Compensation Table for actual amounts paid with respect to 2015 under the Annual Incentive Plan.

(2)

Each NEO was granted awards of performance shares and performance-based restricted stock under the 2011 LTIP in 2015. Performance shares were granted in 2015 for a three-year performance period ending December 31, 2017. The number of shares which will ultimately be paid to each NEO at the end of the performance period will be determined by multiplying the NEO’s target number of performance shares by a percentage determined by the Compensation Committee based on the Company’s performance over the three-year performance period (as more fully described in Compensation Discussion & Analysis), which may not exceed 200% of the target award. See footnotes (5) through (9) to Table 3: 2015 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of performance-based restricted stock.

(3)

Non-qualified stock options were granted under the 2011 LTIP in 2015. The stock options generally vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. See footnote (1) to Table 3: 2015 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All stock options were granted at an exercise price of 100% of the closing price of NextEra Energy common stock on the date of grant.

(4)	The amounts shown are the value of the equity-based compensation grants as of the 2015 grant date under applicable accounting rules.

(5)	This valuation reflects a discount of $9.71 per share for the 2015 grants because dividends are not paid on performance shares during the three-year performance period.

Additional Disclosure Related to 2015 Summary Compensation Table and 2015 Grants of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs in 2015

•	three year performance period;

•

paid in shares of NextEra Energy common stock, based primarily on Company performance for the three- year performance period as compared to specified financial and operational objectives and TSR relative to companies in the S&P 500 Utilities Index, capped at 200% of target;

•	dividends are not paid or accrued during the performance period;

•	may vest in full or in part upon the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to the end of the performance period in all other instances (subject to the terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Performance-Based Restricted Stock Granted to NEOs in 2015

•

if corporate performance objective of adjusted earnings of $1.2 billion is met as of the end of the preceding year, performance-based restricted stock vests one-third per year for three years, beginning approximately one year from date of grant;

•	if corporate performance objective of adjusted earnings of $1.2 billion is not met in any year, performance-based restricted stock scheduled to vest in that year is forfeited;

•	dividends are paid on performance-based restricted stock as and when declared by the Company, but are subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their shares of performance-based restricted stock;

•

may vest in full or in part prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance objective, upon the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to vesting in all other instances (subject to terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Stock Options Granted to NEOs in 2015

•	vest and become exercisable one-third per year for three years, beginning approximately one year from date of grant;

•	exercise price equal to closing price of NextEra Energy common stock on date of grant (February 13, 2015);

•	generally expire ten years from date of grant;

•	may vest in full or in part prior to normal vesting date upon the occurrence of some events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances (subject to terms of Retention Agreements and the Severance Plan); and

•	award agreement includes non-solicitation and non-competition provisions.

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2015 Total Compensation

No discretionary bonuses were paid to NEOs in 2015. The salaries, as set forth in column (c) of Table 1a: 2015 Summary Compensation Table, of each of the NEOs as a proportion of 2015 total compensation were as follows:

Mr. Robo—9%

Mr. Dewhurst—16%

Mr. Nazar—20%

Mr. Pimentel—20%

Mr. Silagy—26%

These proportions are consistent with the Company’s philosophy of paying NEOs a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Table 3: 2015 Outstanding Equity Awards at Fiscal Year End

The following table provides information about equity incentive awards awarded to the NEOs in 2015 and in prior years. It is important to keep in mind the following when reviewing the table:

•

With respect to Option Awards, the options listed in column (b), “Number of Securities Underlying Unexercised Options (#) Exercisable,” are fully vested and exercisable as of December 31, 2015 by the NEO. If the NEO had exercised all or a part of these options in 2015, the value realized upon exercise would be listed in Table 4: 2015 Option Exercises and Stock Vested. The Compensation Committee deems the value of unexercised fully-vested options to be a current asset of the NEO and attributable to compensation earned in prior years, and does not consider this amount, or the current value of unvested options (which are listed in column (c)), when making compensation determinations.

•

The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and performance-based restricted stock prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” includes deferred retirement awards for Messrs. Dewhurst and Robo.

•

As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of performance-based restricted stock and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2015, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other factors, the performance of the Company and the price of the Company’s common stock.

Table 3: 2015 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3) (j)
James L. Robo	43,773	0	0	59.05	2/15/2017
	52,320	0	0	64.69	2/15/2018
	81,489	0	0	50.91	2/13/2019
	111,864	0	0	45.57	2/12/2020
	89,074	0	0	54.59	2/18/2021
	101,937	0	0	60.22	2/17/2022
	55,287	27,644	0	72.50	2/15/2023
	19,640	39,282	0	93.27	2/14/2024
	0	76,744	0	103.62	2/13/2025
						76,492	$7,946,754	236,707	(5)	$24,591,490	(5)
Moray P. Dewhurst	24,762	0	0	59.05	2/15/2017
	6,898	0	0	64.69	2/15/2018
	60,046	0	0	56.42	8/17/2019
	76,271	0	0	45.57	2/12/2020
	59,575	0	0	54.59	2/18/2021
	68,840	0	0	60.22	2/17/2022
	32,988	16,494	0	72.50	2/15/2023
	10,550	21,098	0	93.27	2/14/2024
	0	34,185	0	103.62	2/13/2025
						15,840	$1,645,618	83,879	(6)	$8,714,189	(6)
Manoochehr K. Nazar	13,890	0	0	50.91	2/13/2019
	19,925	0	0	45.57	2/12/2020
	15,790	0	0	54.59	2/18/2021
	18,076	0	0	60.22	2/17/2022
	25,433	12,716	0	72.50	2/15/2023
	8,210	16,422	0	93.27	2/14/2024
	0	26,350	0	103.62	2/13/2025
								53,891	(7)	$5,598,736	(7)
Armando Pimentel, Jr.	42,372	0	0	45.57	2/12/2020
	35,347	0	0	54.59	2/18/2021
	42,008	0	0	60.22	2/17/2022
	23,080	11,540	0	72.50	2/15/2023
	7,596	15,194	0	93.27	2/14/2024
	0	24,853	0	103.62	2/13/2025			50,273	(8)	$5,222,862	(8)
Eric E. Silagy	21,216	0	0	60.22	2/17/2022
	10,413	5,207	0	72.50	2/15/2023
	3,878	7,756	0	93.27	2/14/2024
	0	15,440	0	103.62	2/13/2025
								28,442	(9)	$2,954,839	(9)

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2015 were fully vested at that date. Options listed as unexercisable at December 31, 2015 vest as follows:

Name	Grant Date	Vest Date	No. Options
James L. Robo	2/13/2015	2/15/2016	26,248
		2/15/2017	26,248
		2/15/2018	26,248
	2/14/2014	2/15/2016	19,641
		2/15/2017	19,641
	2/15/2013	2/15/2016	27,644
Moray P. Dewhurst	2/13/2015	2/15/2016	11,395
		2/15/2017	11,395
		2/15/2018	11,395
	2/14/2014	2/15/2016	10,549
		2/15/2017	10,549
	2/15/2013	2/15/2016	16,494
Manoochehr K. Nazar	2/13/2015	2/15/2016	8,784
		2/15/2017	8,783
		2/15/2018	8,783
	2/14/2014	2/15/2016	8,211
		2/15/2017	8,211
	2/15/2013	2/15/2016	12,716
Armando Pimentel, Jr.	2/13/2015	2/15/2016	8,285
		2/15/2017	8,284
		2/15/2018	8,284
	2/14/2014	2/15/2016	7,597
		2/15/2017	7,597
	2/15/2013	2/15/2016	11,540
Eric E. Silagy	2/13/2015	2/15/2016	5,146
		2/15/2017	5,147
		2/15/2018	5,147
	2/14/2014	2/15/2016	3,878
		2/15/2017	3,878
	2/15/2013	2/15/2016	5,207

(2)

Mr. Robo was granted 47,893 shares in 2006 and Mr. Dewhurst was granted 25,219 shares in 2009 as deferred retirement awards. Of such grants, 50% of Mr. Robo’s shares (28,181 shares, including reinvested dividends) vested on 3/15/2011, and the remainder vested on 3/15/2016. Of Mr. Dewhurst’s shares, 50% (14,170 shares, including reinvested dividends) vested on 6/15/2012, and the remainder vested on 3/4/2016. Mr. Robo was also granted 38,231 shares in 2012 as a deferred retirement award. Of those shares, 50% will vest on 7/01/2017 and the remainder will vest on 7/1/2022. Receipt of the shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation to Mr. Robo related to the award granted in 2006 are held in a grantor (rabbi) trust. Dividends are reinvested. In 2015, the trustee of the grantor trust acquired 2,042 shares (50% of which are vested) in respect of Mr. Robo’s 2006 award. In addition, in 2015, 1,314 deferred shares were added with respect to Mr. Robo’s 2012 award and 965 deferred shares (50% of which were vested as of 12/31/2015) were added with respect to Mr. Dewhurst’s award upon the reinvestment of dividend equivalents.

(3)	Market value of the unvested deferred retirement awards is based on the closing price of NextEra Energy common stock on December 31, 2015 of $103.89.

(4)

Performance shares generally vest on the last day of the applicable performance period, with payouts determined by the Compensation Committee at its first regular meeting after the end of the year. Because the end of the performance period for the performance shares granted to each of the NEOs in 2013 was December 31, 2015, these performance shares are not included in Table 3: 2015 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2015 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnotes (2) and (3) to that table.

(5)

Mr. Robo’s outstanding performance shares at maximum payout level totaled 196,068 shares with a market value on December 31, 2015 of $20,369,505. Of such shares, 45,324 performance shares at target were granted on February 14, 2014 (performance period beginning 1/1/2014 and ending 12/31/2016) and 52,710 performance shares at target were granted on February 13, 2015 (performance period beginning 1/1/2015 and ending 12/31/2017). The amount shown also includes 40,639 shares of performance-based restricted stock with a market value of $4,221,986 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2015	2/15/2016	7,166
		2/15/2017	7,165
		2/15/2018	7,165
performance-based restricted stock	2/14/2014	2/15/2016	6,127
		2/15/2017	6,127
performance-based restricted stock	2/15/2013	2/15/2016	6,889

(6)

Mr. Dewhurst’s outstanding performance shares at maximum payout level totaled 53,854 shares with a market value on December 31, 2015 of $5,594,892. Of such shares, 13,881 performance shares at target were granted on February 14, 2014 (performance period beginning 1/1/2014 and ending 12/31/2016) and 13,046 performance shares at target were granted on February 13, 2015 (performance period beginning 1/1/2015 and ending 12/31/2017). The amount shown also includes 30,025 shares of performance-based restricted stock with a market value of $3,119,297 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2015	2/15/2016	2,444
		2/15/2017	2,443
		2/15/2018	2,443
performance-based restricted stock	2/14/2014	2/15/2016	9,733
		2/15/2017	9,733
performance-based restricted stock	2/15/2013	2/15/2016	3,229

(7)

Mr. Nazar’s outstanding performance shares at maximum payout level totaled 41,726 shares with a market value on December 31, 2015 of $4,334,914. Of such shares, 10,805 performance shares at target were granted on February 14, 2014 (performance period beginning 1/1/2014 and ending 12/31/2016) and 10,058 performance shares at target were granted on February 13, 2015 (performance period beginning 1/1/2015 and ending 12/31/2017). The amount shown also includes 12,165 shares of performance-based restricted stock with a market value of $1,263,822 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2015	2/15/2016	1,884
		2/15/2017	1,884
		2/15/2018	1,884
performance-based restricted stock	2/14/2014	2/15/2016	2,012
		2/15/2017	2,012
performance-based restricted stock	2/15/2013	2/15/2016	2,489

(8)

Mr. Pimentel’s outstanding performance shares at maximum payout level totaled 38,960 shares with a market value on December 31, 2015 of $4,047,554. Of such shares, 9,996 performance shares at target were granted on February 14, 2014 (performance period beginning 1/1/2014 and ending 12/31/2016) and 9,484 performance shares at target were granted on February 13, 2015 (performance period beginning 1/1/2015 and ending 12/31/2017). The amount shown also includes 11,313 shares of performance-based restricted stock with a market value of $1,175,308 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2015	2/15/2016	1,777
		2/15/2017	1,776
		2/15/2018	1,776
performance-based restricted stock	2/14/2014	2/15/2016	1,862
		2/15/2017	1,862
performance-based restricted stock	2/15/2013	2/15/2016	2,260

(9)

Mr. Silagy’s outstanding performance shares at maximum payout level totaled 21,990 shares with a market value on December 31, 2015 of $2,284,541. Of such shares, 5,103 performance shares at target were granted on February 14, 2014 (performance period beginning 1/1/2014 and ending 12/31/2016) and 5,892 performance shares at target were granted on February 13, 2015 (performance period beginning 1/1/2015 and ending 12/31/2017). The amount shown also includes 6,452 shares of performance-based restricted stock with a market value of $670,298 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
performance-based restricted stock	2/13/2015	2/15/2016	1,177
		2/15/2017	1,178
		2/15/2018	1,178
performance-based restricted stock	2/14/2014	2/15/2016	950
		2/15/2017	950
performance-based restricted stock	2/15/2013	2/15/2016	1,019

Table 4: 2015 Option Exercises and Stock Vested

The following table provides information about the NEOs’ stock awards which vested in 2015. It is important to keep in mind the following when reviewing the table:

•

The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares granted in 2013 for the performance period which ended in 2015, as well as performance-based restricted stock vesting in 2015 from grants made in prior years. For Mr. Robo, these shares also represent performance shares granted on March 16, 2012 (performance period beginning 1/1/2012 and ended 12/31/2014, with vesting on 7/1/2015). The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations.

•	The “Value Realized on Vesting” (column (e)) represents the aggregate payout value of the vested performance shares and vested performance-based restricted stock.

	Option Awards			Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting(2)(#) (d)	Value Realized on Vesting($) (e)
James L. Robo	50,000	$3,005,480	(1)	208,129	$21,955,619
Moray P. Dewhurst	46,028	2,872,013	(1)	53,175	5,792,363
Manoochehr K. Nazar	0	0		36,678	4,018,262
Armando Pimentel, Jr.	44,662	2,322,832	(1)	32,497	3,564,967
Eric E. Silagy	0	0		14,420	1,583,282

(1)

The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the stock options.

(2)

Includes: for Mr. Robo, 20,077 shares of performance-based restricted stock ($2,080,379) and 188,052 performance shares ($19,875,240); for Mr. Dewhurst, 18,098 shares of performance-based restricted stock ($1,875,315) and 35,077 performance shares ($3,917,048); for Mr. Nazar, 9,636 shares of performance-based restricted stock ($998,482) and 27,042 performance shares ($3,019,780); for Mr. Pimentel, 7,947 shares of performance-based restricted stock ($823,468) and 24,550 performance shares ($2,741,499); and for Mr. Silagy, 3,354 shares of performance-based restricted stock ($347,541) and 11,066 performance shares ($1,235,741).

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefit” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James L. Robo(2)	NextEra Energy, Inc. Employee Pension Plan	14	$226,642	$0
	SERP(1)	14	2,979,594	0
Moray P. Dewhurst(3)	NextEra Energy, Inc. Employee Pension Plan	13	239,347	0
	SERP(1)	13	1,469,970	31,263
Manoochehr K. Nazar(2)	NextEra Energy, Inc. Employee Pension Plan	8	120,290	0
	SERP(1)	8	1,728,019	0
Armando Pimentel, Jr.(2)	NextEra Energy, Inc. Employee Pension Plan	8	114,380	0
	SERP(1)	8	1,658,441	0
Eric E. Silagy(2)	NextEra Energy, Inc. Employee Pension Plan	13	203,630	0
	SERP(1)	13	579,626	0

(1)

NextEra Energy’s nonqualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while amounts attributable to the defined contribution portion of the SERP are included in Table 1a: 2015 Summary Compensation Table under column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2015 Supplemental All Other Compensation), and are also reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)

For Messrs. Robo, Nazar, Pimentel and Silagy, the amounts shown are their respective accrued pension benefits as of December 31, 2015, which are equal to their respective cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2015. Messrs. Robo, Nazar, Pimentel and Silagy are fully vested in both plans. Each NEO is entitled to his fully vested accrued account balances upon termination of employment.

(3)

For Mr. Dewhurst, the amounts shown are his accrued pension benefits as of December 31, 2015, which are equal to his cash balance account balance in the tax qualified employee pension plan, which is the cash balance account balance earned in the SERP subsequent to his resumption of employment with the Company in 2009, and the present value at December 31, 2015 of the $2,605 monthly single life annuity benefit that Mr. Dewhurst commenced on December 1, 2008 from the SERP. (This monthly life annuity benefit continued upon Mr. Dewhurst’s resumption of employment in 2009.) The following assumptions were used for determining the present value as of December 31, 2015 of these SERP annuity payments: discount rate of 3.80% and the 2015 RP annuitant mortality table with MP-2015 generational improvements assumed. Mr. Dewhurst is fully vested in these benefits. As of August 17, 2009, the date on which he resumed employment, Mr. Dewhurst had not commenced distributions from the tax qualified employee pension plan and, as an active employee as of December 31, 2015, he could not commence those distributions.

Additional Disclosure Related to Pension Benefits Table

NextEra Energy maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

NextEra Energy’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings, with “basic crediting” of 4.5% until the fifth anniversary of employment, and 6% thereafter. Covered earnings for each NEO are limited to base salary and do not include annual incentive compensation, long- term incentive compensation or any other compensation included in Table 1a: 2015 Summary Compensation Table. Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average yield on one-year Treasury Constant Maturities for the 12 months ending September 30 of the preceding calendar year. The interest crediting rate is subject to a 3% minimum for pay credits earned after 2014 and a 4% minimum for pay credits earned prior to 2015 and to a 14% maximum. For 2015, the interest crediting rate was 4% for pay credits earned prior to 2015 and 3% for pay credits earned after 2014. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

Under the qualified employee pension plan, benefits are cliff-vested after three full years of service and employees may become fully vested if they are participants in the qualified plan at a time when the Company decides to transfer a portion of pension plan assets to fund retiree medical benefits. All NEOs are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment are also available to most employees, including the NEOs.

SERP

For the reasons described in Compensation Discussion & Analysis, NextEra Energy maintains an unfunded SERP for its executive officers, including the NEOs. The SERP’s defined benefit formula for NEOs provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% prior to five years of service, and 6% thereafter. Double the basic crediting rate is therefore 9% and 12%, respectively. Benefits for all NEOs are calculated in this manner. In order to offset the benefits that Mr. Nazar forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Nazar received an opening SERP cash balance account balance of $300,000. Similarly, in order to offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Pimentel received an opening SERP cash balance account balance of $150,000, and an additional $150,000 on each of his first and second anniversaries with the Company.

SERP benefits are cliff-vested after five full years of service and all named executives were fully vested as of December 31, 2015. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by section 409A of the Code), or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEOs’ nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

•	The amount shown under the heading “Executive Contributions in Last FY” (column (b)) represents salary deferred by Mr. Nazar under the Deferred Compensation Plan.

•

The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Deferred Compensation Plan, in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, on the vested portion of deferred retirement awards under the LTIP.

•

The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, the vested balance of deferred retirement awards.

Name(a)	Executive Contributions in Last FY(1)($) (b)	Registrant Contributions in Last FY(2)($) (c)	Aggregate Earnings in Last FY(3)($) (d)	Aggregate Withdrawals/ Distributions($) (e)	Aggregate Balance at Last FYE(4)($) (f)
James L. Robo	$0	$178,844	$42,452	$0	$5,754,331
Moray P. Dewhurst	0	68,984	16,102	0	2,135,350
Manoochehr K. Nazar	420,300	80,809	(6,325)	0	2,560,143
Armando Pimentel, Jr.	0	74,299	4,028	0	671,454
Eric E. Silagy	0	58,821	2,244	0	374,376

(1)	The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (up to 100%). Mr. Nazar elected to defer 50% of his base salary in 2015.

(2)

The SERP includes a defined contribution component which provides a match on NEOs’ base and annual incentive earnings above the IRS limit, which was $265,000 for 2015. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) plan. As with the 401(k) plan, crediting of matching contributions under the defined contribution component of the SERP is in the form of stock (specifically, phantom NextEra Energy common stock). All amounts shown in this column are also included in Table 1a: 2015 Summary Compensation Table in column (i), “All Other Compensation” (amounts for which are detailed in Table 1b: 2015 Supplemental All Other Compensation).

(3)

Earnings include the sum of each participant’s annual earnings (which includes, among other things, stock price appreciation on stock-based deferred compensation) in the Deferred Compensation Plan and in the defined contribution portion of the SERP and, for Messrs. Robo and Dewhurst, on deferred retirement awards. Deferred Compensation Plan earnings or (losses) were as follows: Mr. Nazar ($11,401). Messrs. Robo, Dewhurst, Pimentel and Silagy have not deferred any compensation under this plan. Earnings for the defined contribution component of the SERP were as follows: Mr. Robo $14,028, Mr. Dewhurst $2,881, Mr. Nazar $5,076, Mr. Pimentel $4,028 and Mr. Silagy $2,243. Earnings for the deferred retirement awards for Messrs. Robo and Dewhurst were $28,424 and $13,221, comprised of reinvested dividends and the increase in value of the underlying stock. None of these amounts are included in Table 1a: 2015 Summary Compensation Table, since no above-market interest was credited in 2015.

(4)

Deferred Compensation Plan accounts include fully vested and earned compensation, plus earnings. The Company views deferred compensation as a vehicle for retirement planning, rather than as a means of providing additional compensation. As of December 31, 2015, Deferred Compensation Plan balances were as follows: Mr. Nazar $1,717,529. Messrs. Robo, Dewhurst, Pimentel and Silagy have not deferred any cash compensation or performance shares and therefore have no balances in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Robo $2,287,106 (of which $966,915 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2015), Mr. Dewhurst $489,941 (of which $250,987 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2015), Mr. Nazar $842,614 (of which $259,991 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2015), Mr. Pimentel $671,454 (of which $325,043 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2015) and Mr. Silagy $374,376. The balances of the vested portion of the deferred retirement awards for Messrs. Robo and Dewhurst were $3,467,225 and $1,645,410, respectively.

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which the cash is earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made by December 31 of the year preceding the beginning of the applicable performance period, and participants electing to defer performance shares may defer all or a portion of the payout amount. Deferred Compensation Plan earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each NEO are also considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP. Distributions are in the form of lump sum payments, which may be subject to a six-month delay following termination of employment in compliance with Code section 409A.

Earnings in 2015 from previous deferrals of cash compensation came from phantom investments in the investment vehicles, which mirror the funds available to participants in the Company’s 401(k) plan and include mutual funds, index funds and similar investment alternatives offered to participants under the Company’s 401(k) plan. The Company does not provide a guaranteed rate of return on these funds.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, NextEra Energy has entered into the Retention Agreements, which commit the Company to make payments to NEOs under special circumstances. Generally, these are changes in corporate control of the Company and termination of the NEO’s employment.

In accordance with SEC instructions, these quantitative disclosures assume that a change in control took place on December 31, 2015. In fact, no change in control of the Company occurred on that date, and no NEO’s employment terminated on that date. If such an event were to occur in the future, actual payments would likely be different from those presented here based on various factors, including the NextEra Energy common stock price at such time.

Consistent with SEC instructions, the amounts shown in the tables that follow exclude obligations due from the Company to the NEO following a triggering event for: (1) any earned but unpaid base salary, annual incentive compensation and long-term incentive compensation through the date of termination; (2) vested benefits under the Company’s employee pension and 401(k) plans and all other benefit plans in accordance with their terms and conditions; (3) accrued vacation pay; (4) reimbursement of reasonable business expenses incurred prior to the date of termination; and (5) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP, the Deferred Compensation Plan and the vested portions of Messrs. Robo’s and Dewhurst’s deferred retirement awards. See Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and Deferred Compensation Plan benefits, and Messrs. Robo’s and Dewhurst’s vested deferred retirement awards, at December 31, 2015.

Potential Payments Under Retention Agreements

Each NEO is a party to a Retention Agreement with the Company. These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in control of the Company, in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period of three years following a change in control (two years in the case of Mr. Nazar). The NEOs also undertake confidentiality commitments requiring them to hold in a fiduciary capacity all secret or confidential information relating to the Company and, under most circumstances, not to divulge any such information either during or after the period of employment.

Each Retention Agreement provides for a mutual commitment to the NEO’s continued employment for a period of three years (two years in the case of Mr. Nazar) following a change in control of the Company. In this situation, the NEO generally will receive the accelerated payout or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred, assuming continued employment. This acceleration of equity awards is not limited to the NEOs, but generally will also occur for all officers and employees who hold such equity awards.

Tables 7a and 7b and the accompanying discussion of the Retention Agreements set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2015 and December 31, 2016, respectively) had a change in control actually occurred at the close of business on December 31, 2015, assuming each of the NEOs continued in employment throughout 2016.

Table 7a: Potential Compensation to Named Executives Upon Change in Control

	James L. Robo	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr	Eric E. Silagy
Long-Term Incentive Awards:
1st 50% of Performance Share Awards(1)	$8,657,040	$2,377,920	$1,820,750	$1,710,090	$976,730
Restricted Stock Awards(2)	4,221,990	3,119,300	1,263,820	1,175,310	670,300
Stock Option Awards(3)	1,306,180	751,040	580,670	530,310	249,990
Total:	$14,185,210	$6,248,260	$3,665,240	$3,415,710	$1,897,020

(1)

Upon a change in control, 50% of all outstanding performance share awards vest and are payable at the greater of target or the average of the actual performance factors used to determine payout of performance share awards which vested over the three years prior to the year in which the change in control occurred. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2015 of $103.89 and performance factors are calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2016 and December 31, 2017. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2018.

(2)

Upon a change in control, all outstanding performance-based restricted stock awards vest. Amounts shown are based on a closing NextEra Energy common stock price on December 31, 2015 of $103.89. The award agreements pursuant to which Messrs. Robo and Dewhurst were awarded deferred retirement awards contain change in control provisions which supersede the provisions of the Retention Agreement for those awards only. Upon a change in control, absent termination of employment, the deferred retirement awards do not vest.

(3)

Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2015 of $103.89.

Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control(1)

	James L. Robo	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr.	Eric E. Silagy
2nd 50% of Performance Share Awards(2)	$8,657,040	$2,377,740	$1,820,580	$1,710,090	$976,550

(1)	All amounts in the table assume the same $103.89 stock price on the one-year anniversary of the change in control.

(2)

Each NEO is entitled to receive the remaining 50% of his outstanding performance share awards on the first anniversary of the change in control if he has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause (which generally means repeated willful violations of the NEO’s duties under his Retention Agreement or a felony conviction involving an act at the Company’s expense)) or by the named executive for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles). Amounts shown are based on performance factors calculated based on actual performance for the three completed three-year performance periods preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2016 and December 31, 2017. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2018. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control.

Under the Retention Agreements, the Company commits to continuing to employ the NEO with employment terms and compensation opportunity broadly consistent with his situation prior to the triggering of the terms of the agreement. The Company also provides certain protections in the event of termination of the NEO’s employment during the three-year transition period (two-year period in the case of Mr. Nazar) following the change in control. The amounts shown in Tables 7a and 7b simply represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control, assuming continued employment. The employment protection amounts represent additional payments and are intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for the NEO in the new entity.

Materially, the Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ (two years’ in the case of Mr. Nazar) worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination by the Company for reasons other than death, disability or cause, or by the NEO for good reason, were to occur prior to the first anniversary of the change in control, the acceleration of the then-outstanding performance shares, as shown in Table 7b, would also occur. Because of this intent, the NEOs’ Retention Agreements in effect as of December 31, 2015, except for Messrs. Dewhurst’s, Nazar’s and Silagy’s agreements, provide for the additional payment by the Company of any excise tax imposed by section 4999 of the Code. However, if the total value of all payments due (calculated as required under section 280G of the Code) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times the NEO’s five-year average W-2 earnings, then no gross-up payment will be made to the NEO and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” In accordance with the Company’s Excise Tax Gross-Up Policy, which generally precludes the inclusion of excise tax gross-up provisions in Retention Agreements entered into, or materially modified, after December 2009, Messrs. Dewhurst’s, Nazar’s and Silagy’s Retention Agreements do not include excise tax gross-up provisions. The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

If a change in control had occurred on December 31, 2015 and if any or all of Messrs. Robo’s, Dewhurst’s, Nazar’s, Pimentel’s or Silagy’s employment had been terminated on that date, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control.

Table 8: Potential Post-Employment Compensation to Named Executives Upon Termination Without Cause or for Good Reason Following Change in Control(1)

	James L. Robo	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr.	Eric E. Silagy
Cash Severance(2)	$10,875,000	$5,160,720	$3,849,950	$5,455,830	$5,123,8000
Deferred Retirement Awards(3)	6,155,070	1,645,620	0	0	0
Incremental Increase in Nonqualified SERP(4)	2,554,030	1,098,240	876,290	1,284,500	1,102,770
Continued Participation in Active Employee Welfare Benefits(5)	256,610	121,730	90,640	150,870	117,260
Continued Participation in Certain Perquisites Programs(6)	157,020	157,910	107,290	160,800	171,380
Certain Limited Outplacement and Relocation Allowances(7)	53,500	53,500	53,500	53,500	53,500
Code Section 280G Gross-up (Cutback)(8)	13,590,610	0	0	4,134,520	0
Total:	$33,641,840	$8,237,720	$4,977,670	$11,240,020	$6,568,710

(1)

Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and good reason are defined in footnote 2 to Table 7b.

(2)

The amount shown represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of section 409A of the Code) equal to three times (two in the case of Mr. Nazar) the sum of the NEO’s annual base salary plus his annual incentive. The annual incentive is equal to the higher of target annual incentive in the year of termination or the average percentage of the NEO’s annual incentive divided by his base salary for each of the three years prior to the year in which the change in control occurred. Since all annual incentive compensation for 2015 was earned on December 31, 2015, no prorated amounts of 2015 annual incentive compensation are included.

(3)

Under Messrs. Robo’s and Dewhurst’s deferred retirement awards, if Messrs. Robo and Dewhurst were discharged without cause or resigned for good reason upon or after a change in control, then a portion of their outstanding unvested deferred retirement awards (including reinvested dividends) would vest according to schedules contained in the award agreements. If such termination had occurred on December 31, 2015 under these circumstances, the vesting percentages would have been 100% for the deferred retirement award granted to Mr. Robo in 2006 (including the portion which had already vested, the value of which is excluded from the table) and 60% for the deferred retirement award granted to Mr. Robo in 2012, and 100% for Mr. Dewhurst (including the portion which had already vested, the value of which is excluded from the table). Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2015 of $103.89.

(4)

The amount shown represents the value of a cash lump sum payment due within 45 days of termination (subject to the requirements of Code section 409A) equal to the incremental increase in value of the NEO’s nonqualified SERP benefits under the defined benefit and defined contribution formulas if the NEO had continued employment for three years (or, for Mr. Nazar, two years) from the date of termination, and assuming the NEO received the annual compensation increases required under the Retention Agreement for the three-year or two-year employment period.

(5)

The Retention Agreements provide for continued coverage under all employee benefit plans for three years (two in the case of Mr. Nazar). Welfare plans include the broad-based employee medical plan, the broad-based employee dental plan, short-term and long-term disability insurance, and the broad-based employee life insurance plan. Amounts shown represent three-year employer costs (two-year employer costs in the case of Mr. Nazar), based on December 31, 2015 rates (plus, for employee medical and dental coverage, projected annual cost increases of 2% and 5%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These amounts assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if the NEO dies or becomes disabled during the employment period following a change in control.

(6)

The Retention Agreements provide for continued participation in certain other benefits and perquisites for three years (two in the case of Mr. Nazar). Amounts shown include: social club memberships; participation in the executive vehicle program; personal financial planning, accounting and legal services; personal communication and computer equipment; home security, including monitoring and maintenance; and personal excess liability insurance. The Retention Agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year costs (two-year costs in the case of Mr. Nazar) for providing such perquisites to the NEO, based on 2015 and prior years’ actual costs.

(7)

Includes an aggregate cost per NEO of $28,500 for outplacement services, fees for legal or accounting advice related to tax treatment of certain payments under the Retention Agreements, and reimbursement for miscellaneous relocation expenses incurred by the NEO in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the Retention Agreements.

(8)

The amount shown for each of Messrs. Robo and Pimentel is the aggregate estimated gross-up payment due under their respective Retention Agreements for the excise taxes imposed on amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control, as well as for the excise taxes imposed on amounts shown in this table in the rows above. Messrs. Dewhurst’s, Nazar’s and Silagy’s Retention Agreements do not provide for excise tax gross-ups. With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under section 4999 of the Code. In circumstances where the NEO is entitled to receive from the Company a lump sum cash gross-up payment, the payment would be in an amount such that the net gross-up payment (after federal, state, and local income and excise taxes, and any penalties and interest are paid) is equal to the Code section 4999 excise tax. The 2015 annual incentive award and the performance share award for the performance period ended December 31, 2015 (payout values for which are included in Table 1a: 2015 Summary Compensation Table and in Table 4: 2015 Option Exercises and Stock Vested, respectively) were fully earned as of the assumed change in control date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

Each Retention Agreement provides that a change in control occurs upon any of the following events:

(1)

the acquisition by any individual, entity, or group of 20% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy, other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control; or

(2)

the incumbent directors of NextEra Energy ceasing, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies); or

(3)

there is consummated a merger, sale of assets, reorganization or other business combination of NextEra Energy or any subsidiary with respect to which (a) the voting securities of NextEra Energy outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 55% (60% for Mr. Robo) of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (b) members of the Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of NextEra Energy.

In addition, the Retention Agreements extend the NEOs’ protection to certain potential change in control situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)

the acquisition by any individual, entity or group of 15% or more of either NextEra Energy’s common stock or the combined voting power of NextEra Energy, other than directly from NextEra Energy or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a potential change in control, but the NEO is protected for a three-year (two-year in the case of Mr. Nazar) employment period. In addition, if an agreement is entered into providing for the merger, sale of assets, reorganization or other business combination of NextEra Energy as set forth above, and such merger, sale of assets, reorganization or other business combination is approved by the shareholders of NextEra Energy but thereafter does not become effective, Mr. Robo will be entitled to a cash retention payment in an amount equal to one-half of the sum of his then-current annual base salary plus his annual incentive compensation under the Annual Incentive Plan, payable within 30 days after termination of the transaction.

Potential Payments Under the Severance Plan

The Severance Plan provides for the payment of severance benefits to the NEOs and to certain other senior executives if their employment is involuntarily terminated other than for Cause, defined as discussed below (and other than in a termination governed by the terms of the Retention Agreements). See Compensation Discussion & Analysis for a discussion of the purpose of the Severance Plan.

The Severance Plan provides severance benefits following involuntary termination other than for Cause in exchange for entry into a release of claims against the Company and an agreement (the “Non-Competition Agreement”) to adhere to certain non-competition and related covenants protective of the Company. Following a covered involuntary termination and the execution of the release and the Non-Competition Agreement, the NEO would receive a cash payment equal to two times his annual base salary plus two times his target annual incentive compensation for the year of termination, payable in two equal annual installments. In addition, the NEO’s outstanding equity and equity-based awards would vest pro rata, and become payable at the end of any applicable performance periods, subject to the attainment by the Company of the specified performance objectives. The NEO also would receive certain ancillary benefits, including outplacement assistance or payment in an amount equal to the value of the outplacement assistance. Amounts payable under the Severance Plan are subject to a cap equal to six times the average of the NEO’s last three years’ base salary plus annual incentive.

If the employment of Messrs. Robo, Dewhurst, Nazar, Pimentel or Silagy, or any of them, had been involuntarily terminated on December 31, 2015 in circumstances triggering the Company’s obligations under the Severance Plan, the Company estimates that the amounts shown in Table 9 below would have become payable.

Table 9: Potential Post-Employment Compensation Upon Termination Qualifying for Payments Under the Severance Plan

	James L. Robo	Moray P. Dewhurst	Manoochehr K. Nazar	Armando Pimentel, Jr.	Eric E. Silagy
Cash Severance(1)	$5,875,000	$2,510,220	$2,858,040	$2,688,380	$2,460,580
Long-Term Incentive Awards:
Performance Share Awards(2)	4,955,034	1,410,515	1,094,585	1,018,745	556,331
Restricted Stock Awards(3)	2,873,909	2,307,397	887,948	822,913	451,610
Stock Option Awards(4)	1,168,349	675,864	522,327	476,570	223,096
Deferred Retirement Awards(5)	5,826,567	1,339,350	0	0	0
Certain Limited Outplacement and Other Perquisites(6)	35,000	35,000	35,000	35,000	35,000
Cutback Under Plan Benefit Cap	(1,044,702)	0	0	0	0
Total:	$19,689,156(7)	$8,278,345	$5,397,899	$5,041,608	$3,726,617

(1)	The amount shown represents the value of a cash lump sum payment equal to two times the sum of the NEO’s annual base salary plus his target annual incentive in effect on December 31, 2015.

(2)

Upon a qualifying involuntary termination, a pro rata portion of outstanding performance share awards would continue to vest, and would be paid based on the Company’s actual level of achievement of the performance objectives at the conclusion of the performance period. Amounts shown include the value of the performance shares awarded for the three-year performance periods ending December 31, 2016 and December 31, 2017, respectively, based on the closing NextEra Energy common stock price on December 31, 2015 of $103.89. As the actual level of achievement of the performance objectives at the conclusion of the performance periods ending December 31, 2016 and December 31, 2017, respectively, would not have been known upon a hypothetical qualifying involuntary termination on December 31, 2015, amounts shown assume target, or 100%, performance. Actual payouts would be between 0% and 200% of target.

(3)

Upon a qualifying involuntary termination, a pro rata portion of outstanding performance-based restricted stock awards would continue to vest, subject to the attainment of the applicable performance objective. Amounts shown assume the attainment of the performance objective and are based on the closing NextEra Energy common stock price on December 31, 2015 of $103.89.

(4)

Upon a qualifying involuntary termination, outstanding stock option awards would vest on a pro rata basis. Amounts shown reflect the in-the-money values of the stock options that would vest, based on the difference between the option exercise price and the closing NextEra Energy common stock price on December 31, 2015 of $103.89.

(5)

Upon a qualifying involuntary termination, outstanding unvested deferred retirement awards granted to Messrs. Robo and Dewhurst would vest on a pro rata basis. Amounts shown are based on the closing NextEra Energy common stock price on December 31, 2015 of $103.89.

(6)	Includes a maximum cost per NEO of $25,000 for providing outplacement services, plus the cost of financial planning, legal or accounting services.

(7)

The total value of severance paid to each NEO is subject to a cap equal to six times the average of such NEO’s last three years’ base salary plus annual incentive. Based on a qualifying involuntary termination on December 31, 2015, the estimated total severance that would be payable to Mr. Robo would be reduced to the amount indicated, which is the maximum capped amount.

Under the Severance Plan, an involuntary termination is defined as any of the following:

(1)	the participant’s termination by the Company or an affiliate without Cause (as described further below) and other than as a result of death or disability; or

(2)	the participant’s resignation after the occurrence of one or more of the following without the participant’s consent:

(i)

the Company’s material breach of a material provision of the Severance Plan or the Company’s or an affiliate’s material breach of a material provision of any other agreement between the participant and the Company or such affiliate;

(ii)	a relocation of participant’s principal place of employment by more than 90 miles; or

(iii)

a material, adverse change in the participant’s title, authority, duties or responsibilities with the Company or an affiliate, or any reduction in the participant’s annual base salary or annual target cash incentive opportunity.

Cause is generally defined under the Severance Plan as any of the following:

(1)

repeated violations by the participant of the participant’s obligations to the Company or an affiliate that are willful and deliberate, which are committed in bad faith or without reasonable belief that the violations are in the Company’s or an affiliate’s best interests and that are not remedied within a reasonable period of time after the participant’s receipt of written notice; or

(2)	the participant’s conviction of a felony.

The NEOs are required to comply with certain protective covenants, including two-year non-compete and non-solicitation provisions, in order to receive payments under the Severance Plan. Any severance payments would be subject to repayment and/or forfeiture if any of the protective covenants are violated.

Other Potential Post-Employment Payments to NEOs

Potential Payments Under Equity Award Agreements

The award agreements for each long term equity incentive award (except Messrs. Robo’s and Dewhurst’s deferred retirement awards, the terms of which are described below) outstanding during 2015 contain provisions which govern treatment of the award in the event of the NEO’s termination of employment due to death, disability, retirement at or after age 65 (“normal retirement”), or retirement after age 50 meeting terms and conditions set by, and acceptable to, the Compensation Committee (an “approved early retirement”). Under the terms of the equity award agreements (other than the deferred retirement awards), each outstanding unvested equity award vests on a pro rata basis for service through the date of death or disability or normal retirement (for performance share, stock option and performance-based restricted stock awards based on days of service completed during the vesting period). The pro rata portion of each stock option and performance-based restricted stock award is vested upon death or disability. In the case of normal retirement, stock option awards vest upon retirement and performance-based restricted stock generally vests upon its normal vesting date following satisfaction of applicable performance criteria. The pro rata portion of each performance share award is paid after the end of the performance period, subject to satisfaction of applicable performance criteria. See Table 3: 2015 Outstanding Equity Awards at Fiscal Year End for information for each NEO as of December 31, 2015 about outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or normal retirement.

If a NEO was eligible for, and retired in accordance with, an approved early retirement, all outstanding and unvested equity awards (except the deferred retirement awards, as described below) would vest in full, and would be paid out either on the vesting schedule set forth in each award agreement or upon retirement, generally subject to satisfaction of applicable performance criteria.

The value of the prorated outstanding long-term incentive awards at December 31, 2015 for each of the NEOs would have been approximately: Mr. Robo, $11,377,940; Mr. Dewhurst, $5,181,090; Mr. Pimentel, $3,375,240; Mr. Nazar, $3,612,240; and Mr. Silagy, $1,772,330. As of December 31, 2015, each of Messrs. Robo, Dewhurst, Nazar, Pimentel and Silagy were of an age which would have made them eligible for consideration by the Compensation Committee for an approved early retirement. If the Compensation Committee had approved an approved early retirement for any of Messrs. Robo, Dewhurst, Nazar, Pimentel or Silagy on that date (which the Committee did not do), the value on December 31, 2015 of the outstanding long-term incentive awards that would have continued to vest on their original terms (performance shares and performance-based restricted stock) or vested (options) would have been approximately: Mr. Robo, $15,712,920; Mr. Dewhurst, $6,667,780; Mr. Pimentel, $3,729,400; Mr. Nazar, $4,011,950; and Mr. Silagy, $2,447,390.

The award agreements governing Messrs. Robo’s and Dewhurst’s deferred retirement awards provide for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreements, but the award agreements do not provide for accelerated vesting upon retirement. If Mr. Robo had terminated employment on December 31, 2015 due to death or disability, 100% of his aggregate deferred retirement award granted in 2006 (including the 50% of his award which vested in 2011) would have vested and 40% of his deferred retirement award granted in 2012 would have vested. The value of the shares vesting solely due to death or disability would have been approximately $5,259,020. If Mr. Dewhurst had terminated employment on December 31, 2015 due to death or disability, 80% of his aggregate deferred retirement award granted in 2009 (including the 50% of his award which vested in 2012) would have vested. The value of the shares vesting solely due to death or disability would have been approximately $987,270. These amounts are based on the closing price of the Company’s common stock on December 31, 2015 of $103.89. All equity award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period after termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

DIRECTOR COMPENSATION

Table 10: 2015 Director Compensation

Name (a)	Fees Earned or Paid in Cash(2) ($) (b)	Stock Awards(3) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation(5) ($) (g)	Total ($) (h)
Sherry S. Barrat	$126,000	$135,742	$0	$0	$0	(4)	$261,742
Robert M. Beall, II	123,000	135,742	0	0	688	(4)	259,430
James L. Camaren	109,000	135,742	0	0	0	(4)	244,742
Kenneth B. Dunn	105,000	135,742	0	0	0	(4)	240,742
Naren K. Gursahaney	105,000	135,742	0	0	0	(4)	240,742
Kirk S. Hachigian	105,000	135,742	0	0	0	(4)	240,742
Toni Jennings	107,000	135,742	0	0	0	(4)	242,742
Amy B. Lane(1)	99,000	135,742	0	0	0	(4)	234,742
Rudy E. Schupp	118,000	135,742	0	0	0	(4)	253,742
John L. Skolds	126,000	135,742	0	0	0	(4)	261,742
William H. Swanson	133,000	135,742	0	0	0	(4)	268,742
Hansel E. Tookes, II	120,000	135,742	0	0	0	(4)	255,742

(1)	Ms. Lane was appointed to the Board on February 12, 2015.

(2)	In 2015, Mr. Gursahaney elected to defer 100% of his annual cash retainer and meeting fees and Ms. Jennings elected to defer, on a quarterly basis, $10,000 of her annual retainer.

(3)

Non-employee directors of NextEra Energy received shares of NextEra Energy common stock in an amount determined by dividing $135,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 13, 2015, each non-employee director then in office received a grant of 1,310 shares of stock valued at $103.62 per share, which Messrs. Gursahaney and Tookes elected to defer. Dividends are paid on the shares in cash. Dividends on deferred shares are credited to the participant’s account under the Deferred Compensation Plan. Shares generally may not be transferred until such time as the director ceases to be a member of the Board. Shares granted to a director when the director joins the Board have additional restrictions and, with certain exceptions described below, are forfeitable if the director terminates Board service before completing five years of service. As a new member of the Board, Ms. Lane, on February 13, 2015, was granted 1,310 shares of restricted stock, valued at $103.62 per share. The amounts in this column represent the aggregate grant date fair value of equity-based compensation awards granted during 2015 to each non-employee director valued in accordance with applicable accounting rules. See Note 11—Common Shareholders’ Equity—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for the assumptions used in this valuation. Under applicable accounting rules, the Company determines the grant date fair value of equity-based compensation and recognizes it over the vesting period (using the straight-line basis for awards with graded vesting schedules as well as for awards with cliff vesting schedules). Because the annual grant of common stock to each director, as described above, is not subject to a vesting requirement or a substantial risk of forfeiture, it is fully expensed by the Company at the time of grant (or deferral of such grant). For the February 2015 equity compensation award, the grant date fair value was $135,742 per director, and such amount was fully expensed in 2015. In accordance with SEC rules, the amounts in this column reflect the grant date compensation cost to be recognized over the service period, without reduction for estimated forfeitures.

As of December 31, 2015, Mrs. Barrat had 28,450 shares of restricted stock, of which 26,450 were outstanding restricted shares and 2,000 were deferred restricted shares; Mr. Beall had 28,050 outstanding shares of restricted stock; Mr. Camaren had 23,850 outstanding shares of restricted stock; Mr. Dunn had 9,010 outstanding shares of restricted stock; Mr. Gursahaney had 1,900 shares of restricted stock, of which 590 were outstanding restricted shares and 1,310 were deferred restricted shares; Mr. Hachigian had 3,110 outstanding shares of restricted stock; Ms. Jennings had 16,650 outstanding shares of restricted stock; Ms. Lane had 1,310 outstanding shares of restricted stock; Mr. Schupp had 19,050 outstanding shares of restricted stock; Mr. Skolds had 4,910 outstanding shares of restricted stock; Mr. Swanson had 11,430 outstanding shares of restricted stock; and Mr. Tookes had 19,050 shares of restricted stock, of which 400 were outstanding restricted shares and 18,650 were deferred restricted shares.

(4)	In accordance with applicable SEC rules, perquisites and personal benefits with an aggregate value of less than $10,000 are omitted.

(5)

No matching contributions to educational institutions were made in 2015 on behalf of any of the non-employee directors of NextEra Energy under the NextEra Energy Foundation’s matching gift program, which is available to all employees and directors.

Additional Information About Director Compensation

NextEra Energy directors who are salaried employees of NextEra Energy or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Mr. Robo is the only such director currently serving on the Board. Effective January 1, 2016, non-employee directors of NextEra Energy receive an annual retainer of $80,000 plus a number of shares of NextEra Energy common stock determined by dividing $140,000 by the closing price of NextEra Energy common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2016 was February 12, 2016, at which time the non-employee directors of NextEra Energy were each granted 1,260 shares of NextEra Energy common stock. These shares are generally not transferable until the director ceases to be a member of the Board and are subject to forfeiture if the director ceases to be a director within five years of his or her initial election to the Board for any reason other than death, disability or attainment of the Board’s mandatory retirement age. Non-employee Board committee chairpersons receive an additional annual retainer of $20,000 for chairing the Audit Committee and $15,000 for chairing the other committees. The Lead Director receives an annual retainer of $25,000, except that a Lead Director who also serves as a Chair of any Board committee would only be entitled to receive a single annual retainer in an amount equal to the Lead Director annual retainer. A fee of $2,000 is paid to non-employee directors for each Board and committee meeting attended, whether in person or by telephone. Directors may defer all or a portion of their cash compensation and all or a portion of their equity compensation in the Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor per year. Board members may travel on Company aircraft while on Company business and in limited circumstances for non-business reasons if the Company would incur little, if any, incremental cost, space is available and the aircraft is in use for another authorized purpose. Board members may be accompanied by their immediate family members if space is available. Travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

Director Stock Ownership Policy

Pursuant to the Corporate Governance Principles & Guidelines, to more closely align the interests of directors and shareholders, directors are required to own NextEra Energy common stock in an amount equal to five times the annual cash retainer within three years after their initial election to the Board. All directors other than Mr. Hachigian, who joined the Board in 2013, Mr. Gursahaney, who joined the Board in 2014, and Ms. Lane, who joined the Board in February 2015, currently meet this stock ownership guideline. Mr. Hachigian has until October 2016, Mr. Gursahaney has until July 2017, and Ms. Lane has until February 2018, to meet the requirement. See Common Stock Ownership of Certain Beneficial Owners and Management, above, for information about director ownership of common stock as of February 18, 2016.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Proposals on matters appropriate for shareholder consideration consistent with Rule 14a-8 under the Exchange Act submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2017 annual meeting of shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 1, 2016. The submission of such proposals by shareholders is subject to regulation by the SEC pursuant to Rule 14a-8.

Under the Bylaws, a shareholder proposal submitted for consideration at the 2017 annual meeting of shareholders, but not for inclusion in NextEra Energy’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 19, 2017 and no later than February 18, 2017. Proposals received before January 19, 2017 or after February 18, 2017 will be considered untimely and not properly presented. Notice of such proposals must contain the information specified in the Bylaws, including a brief description of the business desired to be brought before the meeting, the text of a proposal (if any) or business, the reasons for conducting such business at the meeting, any material interest in such business of the shareholder and any beneficial owner of NextEra Energy’s securities on whose behalf the proposal is made, and a description of all agreements, arrangements or understandings between such shareholder and beneficial owner (if any) and any other persons (including the names of such persons) in connection with the proposal or such business. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in NextEra Energy’s proxy statement and form of proxy under SEC regulations. SEC rules will permit management to vote proxies in their discretion, notwithstanding a shareholder’s compliance with the Bylaws, if NextEra Energy receives notice of the shareholder’s proposal before the close of business on February 18, 2017, NextEra Energy advises shareholders in the proxy statement for the 2017 annual meeting of shareholders about the nature of the matter proposed and how management intends to vote on such matter, and the proposing shareholder does not comply with certain provisions of the SEC’s proxy rules.

Shareholder proposals should be sent to the attention of the Corporate Secretary by mail (U.S. certified mail in the case of proposals required to comply with the advance notice provisions of the Bylaws), by personal delivery to NextEra Energy, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or by facsimile to 561-691-7702.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on, or accessible through, these websites is not part of this proxy statement.

SHAREHOLDER ACCOUNT MAINTENANCE

NextEra Energy’s transfer agent is Computershare. All communications concerning accounts of NextEra Energy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling Computershare at 888-218-4392 or by calling NextEra Energy Shareholder Services at 800-222-4511. For other information about NextEra Energy, shareholders can visit NextEra Energy’s website at www.nexteraenergy.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we request that you review the proxy materials and submit your proxy or voting instructions on the Internet or by telephone at your earliest convenience by following the instructions on your Notice of Internet Availability of Proxy Materials. Alternatively, if you received your annual meeting proxy materials by mail, you may submit your proxy or voting instructions on the Internet or by telephone, or you may mark, date, sign and return the accompanying proxy/confidential voting instruction card.

By order of the Board of Directors.

W. Scott Seeley

Vice President, Compliance & Corporate Secretary

March 31, 2016

APPENDIX A

NEXTERA ENERGY, INC.

AMENDED AND RESTATED

2011 LONG TERM INCENTIVE PLAN

(AMENDED AND RESTATED MARCH 16, 2012)

NextEra Energy, Inc., a Florida corporation (the “Company”), sets forth herein the terms of its 2011 Long Term Incentive Plan, as amended and restated March 16, 2012 (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders, including its employees and customers, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan provides for the grant of awards of stock options, stock appreciation rights, restricted stock, deferred stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, and other equity-based awards. Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Stock is listed.

2.3 “Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, or an Other Equity-Based Award.

2.4 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5 “Award Stock” shall have the meaning set forth in Section 17.3(a)(ii).

2.6 “Benefit Arrangement” shall have the meaning set forth in Section 15.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Cause” means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (a) repeated violations by such Grantee of such Grantee’s obligations to the Company or such Affiliate (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on such Grantee’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company or such Affiliate and which are not remedied within a reasonable period of time after such Grantee’s receipt of written notice from the Company specifying such violations, (b) the conviction of such Grantee of a felony involving an act of dishonesty intended to result in substantial personal enrichment of such Grantee at the expense of the Company or an Affiliate, or (c) prior to a Change in Control, such other events as shall be determined by the Committee in its sole discretion. Any determination by the Committee whether an event constituting Cause shall have occurred shall be final, binding and conclusive.

2.9 “Change in Control” means:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions (collectively, the “Excluded Acquisitions”) shall not constitute a Change in Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change in Control): (i) any acquisition directly from the Company or any Subsidiary; (ii) any acquisition by the Company or any Subsidiary; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (3) below, does not constitute a Change in Control; or

(2) Individuals who as of December 10, 2010 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or

(3) Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any Subsidiary with any other corporation, in any case with respect to which:

(a) the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than fifty-five percent (55%) of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or

(b) less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consists of individuals (“Continuing Directors”) who were members of the Incumbent Board (as defined in subparagraph (2) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any Subsidiary providing for such Business Combination); or

(4)(a) Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than fifty-five percent (55%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be; or

(b) shareholder approval of a complete liquidation or dissolution of the Company.

The term “the sale or disposition by the Company of all or substantially all of the assets of the Company” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Subsidiary (including the stock of any Subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The “fair market value of the Company” shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

2.10 “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.11 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board). The Delegated Officer shall be deemed to constitute a Committee, and references in the Plan to “Committee” shall mean the Delegated Officer to the extent consistent with the powers and authorities given to the Delegated Officer in Section 3.1.3.

2.12 “Company” means NextEra Energy, Inc., a Florida corporation.

2.13 “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Code Section 162(m)(3).

2.14 “Deferred Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10 that (a) is not subject to vesting, or (b) is subject to time-based vesting, but not to performance-based vesting. A Deferred Stock Unit may also be referred to as a restricted stock unit.

2.15 “Delegated Officer” shall have the meaning set forth in Section 3.1.3.

2.16 “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a share of Stock is required to be established for purposes of the Plan.

2.17 “Disability” means any condition as a result of which a Grantee is determined to be totally disabled for purposes of (a) the Company’s executive long-term disability plan, for Grantees who participate in such plan, or (b) the Company’s long-term disability plan, for Grantees who do not participate in the Company’s executive long-term disability plan.

2.18 “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.

2.19 “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.20 “Effective Date” means May 20, 2011, the date on which the original Plan was approved by the Company’s shareholders. The effective date of the amendment and restatement of the Plan means March 16, 2012, the date the amendment and restatement was approved by the Board.

2.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.22 “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Determination Date as follows:

(a) If on such Determination Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock on such Determination Date as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock on such Determination Date as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.22 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

2.23 “Grant Date” means, as determined by the Committee, (a) the date as of which the Committee completes the corporate action constituting the Award or (b) such date subsequent to the date specified in clause (a) above as may be specified by the Committee.

2.24 “Grantee” means a person who receives or holds an Award under the Plan.

2.25 “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.26 “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.28 “Option Price” means the exercise price for each share of Stock subject to an Option.

2.29 “Other Agreement” shall have the meaning set forth in Section 15.

2.30 “Outside Director” means a member of the Board who is not an Employee.

2.31 “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right or a Performance Share.

2.32 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” within the meaning of and pursuant to Code Section 162(m) does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.

2.33 “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock Units, Performance Shares or Other Equity-Based Awards made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.

2.34 “Performance Measures” means measures as specified in Section 14 on which the performance goals under Performance-Based Awards are based and which are approved by the Company’s shareholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.

2.35 “Performance Period” means the period of time during which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

2.36 “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period of up to ten (10) years.

2.37 “Plan” means this NextEra Energy, Inc. 2011 Long Term Incentive Plan, as amended from time to time.

2.38 “Prior Plan” means the NextEra Energy, Inc. Amended and Restated Long Term Incentive Plan.

2.39 “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.

2.40 “Restricted Period” shall have the meaning set forth in Section 10.2.

2.41 “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.

2.42 “SAR Price” shall have the meaning set forth in Section 9.1.

2.43 “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.

2.44 “Service” means service of a Grantee as an Employee or, following termination of such Grantee’s service as an Employee, service of such Grantee as a member of the Board or of the board of directors or similar governing body of any Affiliate. Unless otherwise provided in the applicable Award Agreement, in another agreement with the Grantee or otherwise in writing, such Grantee’s change in position or duties with the Company or any Affiliate shall not result in interrupted or terminated Service, so long as the Grantee continues to be an Employee or, if such Grantee ceases to be an Employee, continues to serve as a member of the Board or of the board of directors or similar governing body of any Affiliate. Any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive.

2.45 “Stock” means the common stock, par value $0.01 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided in Section 17.1.

2.46 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.47 “Stock Exchange” means the New York Stock Exchange or another established national or regional stock exchange.

2.48 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America, and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.

2.49 “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.50 “Ten Percent Shareholder” means a natural person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.51 “Unrestricted Stock” shall have the meaning set forth in Section 11.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

3.	ADMINISTRATION OF THE PLAN

3.1.	Committee.

3.1.1.	Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s restated articles of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s restated articles of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.

In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee (including the Delegated Officer) constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee (including the Delegated Officer).

3.1.2.	Composition of Committee.

The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Code Section 162(m)(4)(C)(i) and, for so long as the Stock is listed on the New York Stock Exchange, an “independent director” within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual (or, in each case, any successor term or provision); provided, that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3.	Other Committees.

The Board also may appoint one or more committees of the Board, each composed of two or more directors of the Company who need not be Outside Directors, which may administer the Plan with respect to Employees who are not “executive officers” as defined in Rule 3b-7 under the Exchange Act or directors of the Company, may grant Awards under the Plan to such Employees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act, Code Section 162(m) and, for so long as the Stock is listed on the New York Stock Exchange, the rules of the New York Stock Exchange. The Board also may appoint (a) a committee, composed of two or more directors of the Company or (b) a senior executive officer of the Company (the “Delegated Officer”) (as contemplated by Florida Statutes section 607.0825(1)(e) or any successor statute thereto), which may administer the Plan with respect to Employees who are not subject to either the reporting requirements of Section 16(a) of the Exchange Act or the short-swing trading provisions of Section 16(b) of the Exchange Act and are not Covered Employees, including making grants of Awards under the Plan to such Employees and determining all terms of such Awards.

3.2.	Board.

The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s restated articles of incorporation and bylaws and Applicable Laws.

3.3.	Terms of Awards.

3.3.1.	Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a) designate Grantees;

(b) determine the type or types of Awards to be made to a Grantee;

(c) determine the number of shares of Stock to be subject to an Award;

(d) establish the terms and conditions of each Award (including the Option Price of any Option), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options;

(e) prescribe the form of each Award Agreement evidencing an Award; and

(f) subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair the Grantee’s rights under such Award.

The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any award granted under another compensatory plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

3.3.2.	Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company policy or procedure (including the Code of Business Conduct & Ethics and the Code of Ethics for Senior Executive & Financial Officers), (f) other agreement or (g) any other obligation of such Grantee to the Company or any Affiliate, as and to the extent specified in such Award Agreement. The Committee may annul an outstanding Award if the Grantee thereof is an Employee and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and such Grantee, as applicable.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

3.4.	No Repricing.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

3.5.	Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.6.	No Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7.	Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1.	Number of Shares of Stock Available for Awards.

(a) Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 17, the maximum number of shares of Stock available for issuance under the Plan shall be equal to 14 million shares, plus the number of shares of Stock subject to awards outstanding under the Prior Plan as of the Effective Date which thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares.

(b) The maximum number of shares of Stock available for issuance pursuant to Incentive Stock Options shall be the same as the maximum number of shares available for issuance under the Plan pursuant to Section 4.1(a).

(c) Shares of Stock to be issued under the Plan shall be authorized but unissued shares, or, to the extent permitted by Applicable Laws, shares of treasury stock or issued shares that have been reacquired by the Company.

4.2.	Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Stock available for issuance under the Plan pursuant to Section 4.1(a) shall be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3.	Share Usage.

(a) Shares of Stock subject to an Award shall be counted as used as of the Grant Date.

(b) Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Section 10.4, shall be counted against the share issuance limit set forth in Section 4.1(a) as one (1) share of Stock for every one (1) share of Stock subject to an Award. With respect to SARs, the number of shares subject to an Award of SARs will be counted against the aggregate number of shares of Stock available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise. The target number of shares issuable under a Performance Share grant shall be counted against the share issuance limit set forth in Section 4.1(a) as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such target number of shares.

(c) Notwithstanding anything to the contrary in Section 4.3(a) or Section 4.3(b), any shares of Stock subject to Awards under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, shall be available again for issuance under the Plan.

(d) Notwithstanding anything to the contrary in this Section 4, the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 12.2, (ii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 18.3 or (iii) purchased by the Company with proceeds from Option exercises will not increase the number of shares available for issuance under the Plan.

5.	EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1.	Effective Date.

The Plan shall be effective as of the Effective Date, except that the Plan as amended and restated shall be effective as of March 16, 2012. Following the Effective Date, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Stock reserved under the Prior Plan to settle awards, including performance-based awards, which are made under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards.

5.2.	Term.

The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3.	Amendment and Termination.

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Stock is then listed), provided that no amendment shall be made to the no-repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s shareholders. No amendment, suspension or termination of the Plan shall impair rights or obligations under any Award theretofore made under the Plan without the consent of the Grantee thereof.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Eligible Employees.

Subject to this Section 6, Awards may be made under the Plan to any Employee, as the Committee shall determine and designate from time to time.

6.2.	Limitation on Shares of Stock Subject to Awards.

During any time when the Company has a class of equity securities registered under Section 12 of the Exchange Act:

(a) the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is 4.66 million shares; and

(b) the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any person eligible for an Award under Section 6 is 2.33 million shares.

The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 17.

6.3.	Stand-Alone, Additional, Tandem and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, or (c) any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, any Affiliate, or any business entity that has been a party to a transaction with the Company or any Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or any Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that the Option Price or grant price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions, but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2.	Vesting.

Subject to Sections 8.3 and 17.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing. Notwithstanding the foregoing, Awards of Options that vest solely by the passage of time shall not vest in full in less than three (3) years from the Grant Date (but may vest pro-rata during such period on a daily, monthly, annual or other basis); provided, that up to five percent (5%) of the maximum number of shares of Stock available for issuance under the Plan may be granted pursuant to the Plan without being subject to the foregoing restrictions and the restrictions set forth in Sections 9.2 and 10.2. The foregoing five percent (5%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 17 and the share usage rules of Section 4.3.

8.3.	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided, that in the event that the Grantee is a Ten Percent Shareholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4.	Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. If the Committee accelerates vesting of an Option, except (a) in the case of a Grantee’s death or disability, (b) acceleration required by binding commitments or agreements entered into by the Company prior to March 16, 2012, the effective date of the amendment and restatement of the Plan or (c) as specified in Section 17.3, the shares of Stock subject to such Option shall be deducted from the five percent (5%) share issuance limit set forth in Sections 8.2, 9.2, and 10.2.

8.5.	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 which results in the termination of such Option.

8.6.	Method of Exercise.

Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7.	Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option shall have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other person. Except as provided in Section 17, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8.	Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.7.

8.9.	Transferability of Options.

During the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. No Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.11.	Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment and Grant Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one (1) share of Stock on the date of exercise over (y) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2.	Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR. Notwithstanding the foregoing, Awards of SARs that vest solely by the passage of time shall not vest in full in less than three (3) years from the Grant Date (but may vest pro-rata during such period on a daily, monthly, annual or other basis); provided, that up to five percent (5%) of the maximum number of shares of Stock available for issuance under the Plan may be granted pursuant to the Plan without being subject to the foregoing restrictions and the restrictions set forth in Sections 8.2 and 10.2. The foregoing five percent (5%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 17 and the share usage rules of Section 4.3. If the Committee accelerates vesting of a SAR, except (a) in the case of a Grantee’s death or disability, (b) acceleration required by binding commitments or agreements entered into by the Company prior to March 16, 2012, the effective date of the amendment and restatement of the Plan or (c) as specified in Section 17.3, the shares of Stock subject to such SAR shall be deducted from the five percent (5%) share issuance limit set forth in Sections 8.2, 9.2, and 10.2.

9.3.	Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4.	Transferability of SARS.

During the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. No SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND DEFERRED STOCK UNITS

10.1.	Grant of Restricted Stock or Deferred Stock Units.

Awards of Restricted Stock and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2.	Restrictions.

At the time a grant of Restricted Stock or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Restricted Stock or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or Deferred Stock Units as provided in Section 14. Notwithstanding the foregoing, Awards of Restricted Stock and Deferred Stock Units that vest solely by the passage of time shall not vest in full in less than three (3) years from the Grant Date (but may vest pro-rata during such period on a daily, monthly, annual or other basis), and Restricted Stock and Deferred Stock Units that vest upon achievement of performance goals shall not vest in full in less than one (1) year from the Grant Date; provided, that (i) up to five percent (5%) of the maximum number of shares of Stock available for issuance under the Plan may be granted pursuant to the Plan without being subject to the foregoing restrictions and the restrictions set forth in Sections 8.2 and 9.2, and (ii) any dividends or Dividend Equivalent Rights, or other distributions, issued in connection with any Award granted at any time under the Plan shall not be subject to or counted for either such restrictions or such five percent (5%) share issuance limit. The foregoing five percent (5%) share issuance limit shall be subject to adjustment consistent with the adjustment provisions of Section 17.2 and the share usage rules of Section 4.3. Awards of Restricted Stock and Deferred Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3.	Registration; Restricted Share Certificates.

Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4.	Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock. Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

10.5.	Rights of Holders of Deferred Stock Units.

10.5.1.	Voting and Dividend Rights.

Holders of Deferred Stock Units shall have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Deferred Stock Units, to direct the voting of the shares of Stock subject to such Deferred Stock Units, or to receive notice of any meeting of the Company’s shareholders). The Committee may provide in an Award Agreement evidencing a grant of Deferred Stock Units that the holder of such Deferred Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each such Deferred Stock Unit which is equal to the per-share dividend paid on such shares of Stock. Such Award Agreement also may provide that such cash payment shall be deemed reinvested in additional Deferred Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such cash dividend is paid. Such cash payments paid in connection with Deferred Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Deferred Stock Units are achieved, and if such performance goals are not achieved, the Grantee of such Deferred Stock Units shall promptly forfeit and repay to the Company such cash payments. Notwithstanding the foregoing, if a grantor trust is established in connection with the Awards of Deferred Stock Units and shares of Stock are held in the grantor trust for purposes of satisfying the Company’s obligation to deliver shares of Stock in connection with such Deferred Stock Units, the Award Agreement for such Deferred Stock Units may provide that such cash payment shall be deemed reinvested in additional Deferred Stock Units at a price per unit equal to the actual price paid for each share of Stock by the trustee of the grantor trust upon such trustee’s reinvestment of the cash dividend received.

10.5.2.	Creditor’s Rights.

A holder of Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Deferred Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6.	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Deferred Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends with respect to such Restricted Stock or Deferred Stock Units. If the Committee accelerates vesting of Restricted Stock or Deferred Stock Units, except (a) in the case of a Grantee’s death or disability, (b) acceleration required by binding commitments or agreements entered into by the Company prior to the Effective Date or (c) as specified in Section 17.3, the shares of Stock subject to such Restricted Stock or Deferred Stock Units shall be deducted from the five percent (5%) share issuance limit set forth in Section 10.2.

10.7.	Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Deferred Stock Unit once the shares of Stock represented by such Deferred Stock Unit have been delivered in accordance with this Section 10.7.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1.	Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan, subject to the five percent (5%) share issuance limit set forth in Sections 8.2, 9.2 and 10.2. Unrestricted Stock Awards may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

11.2.	Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12.	FORM OF PAYMENT FOR OPTIONS

12.1.	General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents acceptable to the Company.

12.2.	Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price has been paid thereby, at their Fair Market Value on the date of exercise.

12.3.	Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of shares of Stock equal in value to the difference between such Option Price and the Fair Market Value of the shares of Stock subject to the portion of such Option being exercised.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1.	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee; provided that no Dividend Equivalent Right may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and repay to the Company payments made in connection with such Dividend Equivalent Rights.

13.2.	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1.	Grant of Performance-Based Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee shall determine.

14.2.	Value of Performance-Based Awards.

Each grant of a Performance-Based Award shall have an initial value or target number of shares of Stock that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares subject to a Performance-Based Award that will be paid out to the Grantee thereof.

14.3.	Earning of Performance-Based Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the value or number of the Performance-Based Awards earned by such Grantee over such Performance Period.

14.4.	Form and Timing of Payment of Performance-Based Awards.

Payment of earned Performance-Based Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in shares of Stock and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the Awards.

14.5.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.

14.6.	Performance-Based Awards Granted to Designated Covered Employees.

If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute “qualified performance-based compensation” for purposes of Code

Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1.	Performance Goals Generally.

The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any single performance goal or that two (2) or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2.	Timing For Establishing Performance Goals.

Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) 90 days after the beginning of any Performance Period applicable to such Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.

14.6.3.	Settlement of Awards; Other Terms.

Settlement of Performance-Based Awards shall be in shares of Stock, other Awards or other property, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a settlement otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards.

14.6.4.	Performance Measures.

The performance goals upon which the payment or vesting of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned shall be limited to the following Performance Measures, with or without adjustment:

(a)	adjusted earnings;

(b)	return on equity (which includes adjusted return on equity);

(c)	earnings per share growth (which includes adjusted earnings per share growth);

(d)	basic earnings per common share;

(e)	diluted earnings per common share;

(f)	adjusted earnings per common share;

(g)	net income;

(h)	adjusted earnings before interest and taxes;

(i)	earnings before interest, taxes, depreciation and amortization;

(j)	operating cash flow;

(k)	operations and maintenance expense;

(l)	total shareholder return;

(m)	operating income;

(n)

strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to the acquisitions or divestitures, or goals relating to capital-raising and capital management;

(o)	customer satisfaction, as measured by, among other things, one or more of service cost, service levels, responsiveness, business value, and residential value;

(p)	environmental, including, among other things, one or more of improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations;

(q)	common share price;

(r)

production measures, consisting of, among other things, one or more of capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operations (INPO) Index performance, and World Association of Nuclear Power Operators (WANO) Index performance;

(s)	bad debt expense;

(t)	service reliability;

(u)	service quality;

(v)	improvement in, or attainment of, expense levels, including, among other things, one or more of operations and maintenance expense, capital expenditures and total expenditures;

(w)	budget achievement;

(x)	health and safety, as measured by, among other things, one or more of recordable case rate and severity rate;

(y)

reliability, as measured by, among other things, one or more of outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer;

(z)	ethics and compliance with applicable laws, regulations and professional standards;

(aa)	risk management;

(bb)	workforce quality, as measured by, among other things, one or more of diversity measures, talent and leadership development, workforce hiring, and employee satisfaction;

(cc)	cost recovery; and

(dd)	any combination of the foregoing.

Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under Performance Measure clause (q) above (common share price) for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5.	Evaluation of Performance.

The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) a Change in Control; (b) a declaration and distribution of stock dividends or stock splits; (c) mergers, consolidations or reorganizations; (d) acquisitions or dispositions of material business units; (e) extraordinary, non-core, non-operating or non-recurring items; and (f) infrequently occurring or extraordinary gains or losses. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6.	Adjustment of Performance-Based Compensation.

The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

14.6.7.	Committee Discretion.

In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7.	Status of Awards Under Code Section 162(m).

It is the intent of the Company that Awards under Section 14.6 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and the regulations promulgated thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to any such Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15.	PARACHUTE LIMITATIONS

If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment or benefit under the Plan shall be reduced or eliminated:

(a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Deferred Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

16.	REQUIREMENTS OF LAW

16.1.	General.

The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1.	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution.

17.2.	Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 17.3, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement or in another agreement with the

Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger or consolidation. In the event of any reorganization, merger or consolidation of the Company referred to in this Section 17.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

17.3.	Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:

(a) in each case with the exception of Performance-Based Awards,

(i) all outstanding Restricted Stock shall be deemed to have vested, all Deferred Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, and all Dividend Equivalent Rights shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days; or

(ii) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Deferred Stock Units and Dividend Equivalent Rights (for shares of Stock subject thereto) equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs (the “Award Stock”) multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

(b) For Performance-Based Awards denominated in Stock, if less than half of the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved (or into Unrestricted Stock if no further restrictions apply). If at least half the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares based on actual performance to date (or into Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).

(c) Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the fifteen (15)-day period referred to above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such a termination to all natural persons and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

17.4.	Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights or Other Equity-Based Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards, or for the substitution for such Options, SARs, Restricted Stock, Deferred Stock Units, Dividend Equivalent Rights and Other Equity-Based Awards of new common stock options, stock appreciation rights, restricted stock, common stock units, dividend equivalent rights and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices.

17.5.	Adjustments.

Adjustments under this Section 17 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event that is not a Change in Control.

17.6.	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

18.	GENERAL PROVISIONS

18.1.	Disclaimer of Rights.

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2.	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

18.3.	Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares of Stock. Notwithstanding Section 2.22 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

18.4.	Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5.	Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6.	Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

18.7.	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8.	Governing Law.

The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9.	Section 409A of the Code.

The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

* * *

APPENDIX B

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES

The tables below present reconciliations of each non-GAAP financial measure to the most comparable GAAP financial measure for the years ended December 31, 2015 and December 31, 2014. See page 45 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for the reasons the Company uses adjusted earnings.

Reconciliation of Adjusted Earnings to Net Income Attributable to NextEra Energy, Inc.

	2015	2014
	(millions)
Net Income Attributable to NextEra Energy, Inc.	$2,752	$2,465
Adjustments, net of income taxes:
Net unrealized mark-to-market gains associated with non-qualifying hedges	(183)	(153)
Other than temporary impairment losses—net	15	2
Gain associated with Maine Fossil	—	(12)
Operating loss (income) of Spain solar projects	(5)	32
Merger-related expenses	20	—
Adjusted Earnings	$2,599	$2,334

Reconciliation of Adjusted Earnings Per Share to Earnings Per Share Attributable to NextEra Energy, Inc. (assuming dilution)

	2015	2014
Earnings Per Share Attributable to NextEra Energy, Inc. (assuming dilution)	$6.06	$5.60
Adjustments:
Net unrealized mark-to-market gains associated with non-qualifying hedges	(0.41)	(0.35)
Other than temporary impairment losses —net	0.03	0.01
Gain associated with Maine Fossil	—	(0.03)
Operating loss (income) of Spain solar projects	(0.01)	0.07
Merger-related expenses	0.04	—
Adjusted Earnings Per Share (assuming dilution)	$5.71	$5.30

B-1

•	From North:

Start out going south on I-235/US-77. Continue to follow US-77 South, take Exit 1F for North 6th Street. Turn left onto Harrison Ave, Harrison Ave becomes Northeast 8th Street. Follow Northeast 8th Street and take a right on North Phillips Ave. The entrance to the Embassy Suites Oklahoma City Downtown/Medical Center will be on the right.

•	From South:

Start out going north on I-235/US-77. Take Exit 1D and merge onto North Lincoln Blvd, then take a right onto Northeast 8th Street. Follow Northeast 8th Street and take a right on North Phillips Ave. The entrance to the Embassy Suites Oklahoma City Downtown/Medical Center will be on the right.

•	From East:

Start out going west on I-40 and merge onto I-235/US-77 via Exit 126. Follow I-235 and take Exit 1D to merge onto North Lincoln Blvd, take a right onto Northeast 8th Street. Follow Northeast 8th Street and take a right on North Phillips Ave. The entrance to the Embassy Suites Oklahoma City Downtown/Medical Center will be on the right.

•	From West:

Start out going east on US-270 and merge onto I-235/US-77 via Exit 126. Follow I-235 and take Exit 1D to merge onto North Lincoln Blvd, take a right onto Northeast 8th Street. Follow Northeast 8th Street and take a right on North Phillips Ave. The entrance to the Embassy Suites Oklahoma City Downtown/Medical Center will be on the right.

700 UNIVERSE BOULEVARD JUNO BEACH, FL 33408

VOTE BY INTERNET - www.proxyvote.com/NEE or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/confidential voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E04623-P75754-Z67393 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEXTERA ENERGY, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED:
1.	Election as directors of the nominees specified in the proxy statement
	Nominees:		For	Against	Abstain

1a.    Sherry S. Barrat

1b.    James L. Camaren

1c.    Kenneth B. Dunn

1d.    Naren K. Gursahaney

1e.    Kirk S. Hachigian

1f.    Toni Jennings

1g.   Amy B. Lane

1h.    James L. Robo

1i.   Rudy E. Schupp

1j.    John L. Skolds

1k.   William H. Swanson

1l.    Hansel E. Tookes, II

			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 2 THROUGH 4:		For	Against	Abstain
						2.	Ratification of appointment of Deloitte & Touche LLP as NextEra Energy’s independent registered public accounting firm for 2016	☐	☐	☐
						3.	Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the proxy statement	☐	☐	☐
						4.	Approval of the material terms for payment of performance-based compensation under the NextEra Energy, Inc. Amended and Restated 2011 Long Term Incentive Plan	☐	☐	☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSALS 5 THROUGH 7:
5.

A proposal by the Comptroller of the State of New York, Thomas P. DiNapoli, entitled “Political Contribution Disclosure” to request semiannual reports disclosing political contribution policies and expenditures

								☐	☐	☐

						6.	A proposal by Myra Young entitled “Shareholder Proxy Access” to request the NextEra Energy Board of Directors to adopt, and present for shareholder approval, a “proxy access” bylaw	☐	☐	☐

						7.	A proposal by Alan Farago and Lisa Versaci entitled “Report on Range of Projected Sea Level Rise/Climate Change Impacts” to request an annual report of material risks and costs of sea level rise to company operations, facilities and markets	☐	☐	☐

The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction will be voted FOR all nominees listed in proposal 1, FOR proposals 2 through 4 and AGAINST proposals 5 through 7. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in this proxy/the trustee will vote in their/its discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

Admission: This ticket, along with a form of picture

identification, admits the named shareholder(s).

Security: For the safety of attendees, all boxes,

handbags and briefcases are subject to inspection.

NextEra Energy, Inc.’s 2016 Annual Meeting of Shareholders will be held at 8:00 a.m. Central time on May 19, 2016, in the Young Ballroom at the Embassy Suites Hotel

at 741 North Phillips Ave., Oklahoma City, Oklahoma.

If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call

NextEra Energy Shareholder Services at 800-222-4511.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2016:

The proxy statement and annual report to security holders are available at www.proxyvote.com/NEE

E04624-P75754-Z67393

NEXTERA ENERGY, INC.

PROXY AND CONFIDENTIAL VOTING INSTRUCTION

Annual Meeting of Shareholders-May 19, 2016

This proxy is solicited on behalf of the Board of Directors. The shareholder(s) signing on the reverse side hereby appoint(s) John W. Ketchum and Charles E. Sieving, and each of them, proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock, par value $.01 per share, of NextEra Energy, Inc. (“Common Stock”) that such shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held May 19, 2016, and any adjournment(s) or postponement(s) thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

This confidential voting instruction is solicited on behalf of the Trustee (as hereinafter defined) of the Plan (as hereinafter defined). The participant or beneficiary in the NextEra Energy, Inc. Employee Retirement Savings Plan (“Plan”) signing on the reverse side, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plan (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plan, as of March 23, 2016, at the Annual Meeting of Shareholders of NextEra Energy, Inc. to be held on May 19, 2016, and at any adjournment(s) or postponement(s) thereof. As a named fiduciary, the participant has the right to direct the Trustee how to vote the shares allocated to the participant in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund. The Trustee must follow the participant’s directions, except in limited circumstances. As a named fiduciary, the participant, and not the Trustee, will be responsible for the consequences of the voting directions given. As to the proposals listed on the reverse side, which are more articularly described in the Proxy Statement, the voting instructions on this Confidential Voting Instruction Card will instruct the Trustee how to vote the number of shares of Common Stock reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and the NextEra Energy Leveraged ESOP Fund. The instructions will also determine the vote on a proportionate number of shares of Common Stock in the NextEra Energy Leveraged ESOP Fund which are not yet allocated to participants. If the participant does not give the Trustee voting instructions, the number of shares reflecting the participant’s proportionate interest in the NextEra Energy Stock Fund and NextEra Energy Leveraged ESOP Fund will be voted by the Trustee in the same manner as it votes proportionate interests for which it receives voting instructions and a proportionate share of the unallocated NextEra Energy Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.